UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a 12
SIMULATIONS PLUS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

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EXPLANATORY NOTE

This Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A, filed by Simulations Plus, Inc. on July 9, 2026, is being filed solely for the purpose of filing the fee table as Exhibit 107. No additional changes have been made.

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED AS OF JULY 20, 2026

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Simulations Plus, Inc.
600 Park Offices Drive, Suite 300 #4134
Durham, NC 27713
Dear Simulations Plus, Inc. Shareholder:
You are cordially invited to attend a special meeting of shareholders of Simulations Plus, Inc. (the “Company”) to be held virtually on [●], 2026, beginning at [●], Eastern Time (such meeting, including any adjournments or postponements thereof, the “Special Meeting”).

At the Special Meeting, you will be asked to consider and vote on proposals to (i) adopt the Agreement and Plan of Merger, dated as of June 15, 2026 (such agreement, as it may be amended from time to time, the “Merger Agreement”), among the Company, SP Evolution HoldCo II, LLC, (“Parent”), and SP Evolution BidCo II, LLC, (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation,” such proposal, the “Merger Agreement Proposal”); (ii) approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Compensation Proposal”); and (iii) approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”). Parent and Merger Sub are affiliates of Altaris, LLC (“Altaris”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent and thereby effectuating the acquisition of the Company by Parent.

If the Merger is completed, upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, you will be entitled to receive, for each share of common stock of the Company, par value $0.001 per share (the “Company Common Shares”) that you own immediately prior to the effective time of the Merger, $18.50 in cash without interest (the “Merger Consideration”), unless you have properly exercised your dissenters’ rights in accordance with Chapter 13 (Sections 1300 through 1313) of the General Corporation Law of the State of California (the “CGCL”), as more fully described in the accompanying proxy statement on Schedule 14A (the “Proxy Statement”). The Merger Consideration represents an approximately 26% premium to the volume-weighted average trading price for the 60-day trading period ended June 15, 2026.

On June 15, 2026, the Company’s Board of Directors (“Board of Directors”) unanimously approved the Merger Agreement, the Merger and other transactions related thereto. The Board of Directors (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and its shareholders, (ii) declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions contained in the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the Company shareholders, and (v) resolved to recommend the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to Company shareholders.
At the Special Meeting of Company shareholders described in the accompanying Proxy Statement, you will be asked to approve the Merger Agreement Proposal and to vote on other Merger-related matters. The Company Board of Directors unanimously recommends that Company shareholders vote (1) “FOR” the Merger Agreement Proposal and (2) “FOR” each of the other proposals described in the accompanying Proxy Statement.
Your vote is very important regardless of the number of Company Common Shares that you own. Parent, Merger Sub, and the Company cannot complete the Merger without the approval of the Merger Agreement Proposal by Company shareholders holding at least a majority of the Company Common Shares outstanding and entitled to vote at the close of business on [●], 2026, the record date for the Special Meeting. The failure of any Company shareholder to vote will have the same effect as a vote “AGAINST” the approval of the Merger Agreement Proposal. Whether or not you plan to participate in the Special Meeting, the Company urges you to submit a proxy in advance of the Special Meeting to have your shares voted by using one of the methods described in the accompanying Proxy Statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. If you do not provide your bank, broker or other nominee with any voting instructions, your Company Common Shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. As a result, you must provide voting instructions by filling out the voting instruction card in order for your shares to be voted. More information about Parent, Merger Sub, the Company, the Special Meeting, the Merger and the other proposals for consideration at the Special Meeting is contained in the accompanying Proxy Statement. Please carefully read the entire Proxy Statement and the annexes and documents included in, or incorporated by reference into, the Proxy Statement.
On behalf of the Company Board of Directors, thank you for your continued support.

By Order of the Board of Directors

/s/ Will Frederick
Will Frederick
Corporate Secretary
[●]
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying Proxy Statement is dated [●], and is first being mailed to Company shareholders on or about [●].

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED AS OF JULY 20, 2026
Simulations Plus, Inc.
600 Park Offices Drive, Suite 300 #4134
Durham, NC 27713
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [●]
Dear Simulations Plus, Inc. Shareholder:
This is a notice that the special meeting of shareholders of Simulations Plus, Inc. (the “Company”) will be held on [●], beginning at [●], Eastern Time (such meeting, including any adjournments or postponements thereof, the “Special Meeting”). The Special Meeting will be a virtual, live audio webcast meeting of shareholders and will be held for the following purposes:
1.to adopt the Agreement and Plan of Merger, dated as of June 15, 2026 (such agreement, as it may be amended from time to time, the “Merger Agreement”), among the Company, SP Evolution HoldCo II, LLC, (“Parent”), and SP Evolution BidCo II, LLC, (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent (the “Merger Agreement Proposal”);

2.to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Compensation Proposal”); and

3.to approve one or more adjournments of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Adjournment Proposal”).
The Proxy Statement of which this notice is a part (a) incorporates important business and financial information about the Company from other documents that the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this Proxy Statement and (b) provides a detailed description of the Merger and the Merger Agreement and the other matters to be considered at the Special Meeting, including the proposals listed above. Please refer to the accompanying Proxy Statement, including the Merger Agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying Proxy Statement for further information with respect to the business to be transacted at the Special Meeting. You are encouraged to read the entire Proxy Statement carefully before voting. The Company Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and its shareholders, (ii) declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions contained in the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Company shareholders and (v) resolved to recommend adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to Company shareholders.
The Company Board of Directors unanimously recommends that Company shareholders vote (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Merger-Related Compensation Proposal and (3) “FOR” the Adjournment Proposal.
The Company Board of Directors has fixed the close of business on [●] as the record date (the “Record Date”) for determination of Company shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Only holders of record of shares of common stock of the Company, par value $0.001 per share (the “Company Common Shares”) as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.

Under California law, holders of Company Common Shares who do not vote in favor of the Merger Agreement Proposal will have the right to seek appraisal and obtain payment in cash for the fair market value of their Company Common Shares, as determined in accordance with Chapter 13 (Sections 1300 through 1313) of the General Corporation Law of the State of California (“CGCL”) if the Merger is completed, but only if they strictly comply with the procedures prescribed by California law. These procedures are summarized in “Dissenters’ Rights of Company Shareholders” beginning on page 11 of the accompanying proxy statement. In addition, the text of the applicable provisions of Chapter 13 of the CGCL (Sections 1300–1313) is attached as Annex C to the accompanying proxy statement.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
The Merger cannot be completed unless the Merger Agreement Proposal is approved by the affirmative vote, virtually or by proxy, of holders of at least a majority of Company Common Shares issued and outstanding and entitled to vote thereon, as of the Record Date.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) attend the Special Meeting in person (virtually), your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is present and you fail to take one of the three foregoing steps, your shares will have the same effect as if they were voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the other proposals.
Whether or not you expect to participate in the Special Meeting, the Company urges you to submit a proxy to have your shares voted “FOR” the proposal to adopt the Merger Agreement as promptly as possible either: (1) via the internet at www.proxyvote.com (see the enclosed proxy card for instructions); (2) by telephone (see the enclosed proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any shareholder of record participating in the Special Meeting may vote even if such shareholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the Special Meeting.

Company shareholders of record as of the Record Date will be able to participate in the Special Meeting by visiting www.virtualshareholdermeeting.com/SLP2026SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

If you have any questions about the Special Meeting, the Merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information
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related to this proxy solicitation or need help submitting a proxy or voting your Company Common Shares, you should contact:
Simulations Plus, Inc.
Attention: Secretary
600 Park Offices Drive, Suite 300 #4134
Durham, NC 27713
661-723-7723

or

Alliance Advisors, LLC
1-833-207-7605

Order of the Board of Directors

/s/ Will Frederick
Will Frederick
Corporate Secretary

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Annex B—Opinion of Morgan Stanley	B-1
Annex C—Chapter 13 (Sections 1300- 1313) of the California Corporations Code	C-1
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SUMMARY
The following summary highlights selected information described in more detail elsewhere in this Proxy Statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the Merger and the matters being voted on by Company shareholders at the Special Meeting more fully, and to obtain a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer you. The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You are encouraged to read the Merger Agreement, which is the principal legal document that governs the Merger. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”
All references to “Simulations Plus,” “SLP,” “we,” “us” or “our” in this proxy statement refer to Simulations Plus, Inc., a California corporation, including, in some cases, its subsidiaries; all references to “Parent” refer to SP Evolution HoldCo II, LLC., a Delaware limited liability company, and all references to “Merger Sub” refer to SP Evolution BidCo II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent; all references to “Company Common Shares” refer to the shares of common stock of the Company, par value $0.001 per share; all references to the “Company Board of Directors” refer to the Board of Directors of the Company; all references to the “Special Meeting” refer to the Special Meeting of the Company shareholders described in this proxy statement; all references to the “Merger” refer to the merger of Merger Sub with and into Company with the Company surviving as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 15, 2026 as may be amended from time to time, among the Company, Parent and Merger Sub. The Company, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Corporation.” Unless indicated otherwise, any other capitalized term used in this proxy statement but not otherwise defined in this proxy statement has the meaning assigned to such term in the Merger Agreement.

THE COMPANIES
Simulations Plus, Inc.
Simulations Plus, Inc. (the "Company", "we", "our") was incorporated in California on July 17, 1996. The Company is a global leader and premier provider in the biopharma sector, offering advanced software and consulting services that enhance drug discovery and development, clinical trial operations, and commercialization. The Company supports its clients across the drug development lifecycle from the early discovery through all phases of clinical research and development (“R&D”), including clinical operations, to product commercialization. The Company serves clients as a strategic partner throughout the entire drug development lifecycle, offering solutions that integrate scientific software platforms, artificial intelligence-augmented insights, and expert consulting. We believe this helps to optimize efficiency, costs, and time-to-market for our clients and enhances our competitive position. Additional information about the Company, can be accessed online at https://www.simulations-plus.com/.
The Company Common Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SLP.” The Company’s corporate headquarters are located at 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713 and its telephone number is (661) 723-7723. For more information on the Company, see the section titled “The Companies” beginning on page 27 of this Proxy Statement.

SP Evolution HoldCo II, LLC (Parent)

SP Evolution HoldCo II, LLC is a Delaware limited liability company. Parent was formed on June 15, 2026, solely in contemplation of the transactions contemplated by the Merger Agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. The principal executive offices of Parent are located at c/o Altaris, LLC, 31 West 52nd Street, 17th Floor, New York, New York 10019, and its telephone number is (212) 931-0250. Parent is an affiliate of Altaris. For more information on Parent, see the section titled “The Companies” beginning on page 27 of this Proxy Statement.
SP Evolution BidCo II, LLC (Merger Sub)

SP Evolution BidCo II, LLC is a Delaware limited liability company and is a wholly owned direct subsidiary of Parent. Merger Sub was formed by Parent on June 15, 2026, solely in contemplation of the transactions contemplated by the Merger Agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation and wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are located at c/o Altaris, LLC, 31 West 52nd Street, 17th Floor, New York, New York 10019, and its telephone number is (212) 931-0250. For more information on Merger Sub, see the section titled “The Companies ” beginning on page 27 of this Proxy Statement.

THE MERGER AND MERGER AGREEMENT
A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. The Company encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section titled “The Merger Agreement” beginning on page 66 of this Proxy Statement.

Effects of the Merger (see page 67)
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of California (the “CGCL”), at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.
The Merger will become effective upon the later to occur of (i) the California Certificate of Merger being duly filed with the Secretary of State of the State of California, (ii) the Delaware Certificate of Merger being duly filed with the Secretary of State of the State of Delaware, or (iii) such later time as is permissible under the CGCL and the Delaware Limited Liability Company Act (“DLLCA”) as the parties may mutually agree as specified in the certificates of merger (the “Effective Time”).

If the Merger is completed, the Company will cease to be a publicly traded company and will be deregistered under the Exchange Act (defined below). You will not own any shares of capital stock of the Surviving Corporation.
Merger Consideration (see page 68)
At the Effective Time, each outstanding Company Common Share, including each Company Option (as defined below), as described in more detail below, but excluding (i) Company Common Shares owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time and (ii) Company Common Shares with respect to which dissenters’ rights are properly demanded and not withdrawn or lost under Chapter 13 (Sections 1300 through 1313 of the CGCL) outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $18.50 per share in cash, without interest (the “Merger Consideration”) with the total transaction valued at approximately $375,000,000.
For additional information on the Merger Consideration Company shareholders will receive in connection with the Merger, see the section titled “The Merger Agreement—Effect of the Merger on Company Common Shares.”
Treatment of Company Options (see page 70)
The Merger Agreement provides that, effective as of immediately prior to the Effective Time, the outstanding options of Company will be treated as follows:
Effective as of immediately prior to the Effective Time, each option to purchase Company Common Shares granted (each a “Company Option”) under the Company’s 2021 Equity Incentive Plan (the “Company Equity Plan”), as amended from time to time that is outstanding immediately prior to the Effective Time will, automatically and without any action on behalf of the holder thereof, immediately vest and be canceled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per Company Common Share subject to such Company Option.
Each Company Option that has an exercise price per Company Common Share as of immediately prior to the Effective Time that is greater than or equal to the Merger Consideration will be automatically canceled for no consideration.

All payments due in respect of Company Options will be made at or as soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or the Surviving Corporation that is at least five (5) Business Days following the Closing Date), pursuant to the Company's or the Surviving Corporation's ordinary payroll practices, and will be subject to any applicable withholding.
At or prior to the Effective Time, the Compensation Committee of the Board of Directors, or the Board of Directors as applicable, will adopt resolutions and take any actions that are necessary to effectuate the treatment of the Company Options described above. The Company will cause the Company Equity Plan to terminate at or prior to the Effective Time.
For additional information on the treatment of Company Options in connection with the Merger, see the section titled “The Merger Agreement—Treatment of Company Options.”
Company’s Reasons for the Merger; Recommendation of Company’s Board of Directors (see page 41)
At its June 15, 2026 meeting held to evaluate the Merger, the Company Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and its shareholders, (ii) declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions contained in the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Company shareholders and (v) resolved to recommend adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to Company shareholders.

The Company Board of Directors unanimously recommends that Company shareholders vote (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Merger-Related Compensation Proposal and (3) “FOR” the Adjournment Proposal.
In evaluating the Merger and the Merger Agreement and arriving at its determination, the Company Board of Directors consulted with the Company’s senior management, the Company’s financial advisor, Morgan Stanley & Co. LLC. (“Morgan Stanley”), and the Company’s outside legal counsel, Procopio Cory Hargreaves & Savitch, LLP (“Procopio”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger to the Company and the Company’s shareholders, including those described in more detail in the section titled “The Merger (Proposal 1)—the Company’s Reasons for the Merger; Recommendation of the Company’s Board of Directors.”
Opinion of Morgan Stanley (see page 47)

The Company retained Morgan Stanley to provide it with financial advisory services and an opinion in connection with a possible sale of the Company. The Board of Directors selected Morgan Stanley to act as its financial advisor based on, among other things, Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in the Company’s industry, and its knowledge of the market and regulatory environment and business and affairs of the Company. At the meeting of the Board of Directors on June 15, 2026, Morgan Stanley rendered to the Board of Directors its oral opinion, subsequently confirmed in writing (the "Opinion"), that, as of June 15, 2026, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share price of $18.50 in cash to be received by the holders of the Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written Opinion of Morgan Stanley, dated as of June 15, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated by reference in this Proxy Statement in its entirety. The summary of Morgan Stanley’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s Opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness from a financial point of view of the per share price of $18.50 in cash to be received by the holders of Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the Merger Agreement as of the date of the Opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any transaction contemplated by the Merger Agreement. Morgan Stanley expressed no opinion or recommendation as to how the Company’s shareholders should vote at any meeting of the Company shareholders to be held in connection with the Merger.

For further information, see the section titled “The Merger (Proposal 1)—Opinion of Morgan Stanley” and Annex B.

Material U.S. Federal Income Tax Consequences of the Merger (see page 100)
The receipt of cash in exchange for Company Common Shares pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Company Common Shares surrendered in exchange for the Merger Consideration.
Except in certain specific circumstances described below and under the section titled “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” Non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally should not be subject to U.S. federal income tax unless certain conditions are met.
The U.S. federal income tax consequences described above may not apply to all holders of Company Common Shares. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.
Regulatory Clearances and Approvals Required for the Merger (see page 79)
The completion of the Merger is conditioned on, among other things, the expiration or termination of any applicable waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent has agreed to use reasonable best efforts to take, or cause their affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement as soon as practicable (the notices, authorizations, registrations, approvals, orders, permits, confirmations, clearances, consents and waiting period expirations or terminations from such governmental authorities with respect to the Merger, collectively, the “required regulatory approvals”).
The Merger cannot be completed until any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Merger, and any commitment to, or agreement (including any timing agreement) that was mutually agreed by Parent and the Company with, any governmental authority to delay the consummation of, or not to consummate before a certain date, any of the transactions contemplated by the Merger Agreement, have expired or been terminated. There can be no assurance that a challenge to the Merger on regulatory grounds by a governmental authority or private party will not be made or, if such a challenge is made, that it would not be successful.
If any objections are asserted with respect to the transactions contemplated by the Merger Agreement under the HSR Act and all other applicable laws that are designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, lessening of competition or restraint of trade (collectively, “competition laws”) or in connection with any required regulatory approval, or if any proceeding is instituted or threatened by any governmental authority or, with respect to any competition law, a third party challenging any of the transactions contemplated by the Merger Agreement, Parent and the Company have agreed to take, or cause to be taken (including by causing their Affiliates to take), reasonable best efforts necessary to resolve such objections as promptly as practicable. Without limiting the generality of the foregoing, in connection with any such objection or proceeding, but subject to the following sentence, the Company and Parent will, and will cause their subsidiaries and affiliates to, take certain actions as may be necessary to obtain any authorization, consent or approval of a governmental authority or to avoid or eliminate any impediments under the HSR Act or any such other competition law or in connection with any required regulatory approval so as to enable the consummation of the transactions hereby to occur as promptly as practicable and in any event no later than the end date (as defined below); provided, however, that none of Parent, Merger Sub or any of their Subsidiaries or Affiliates shall be required to (i) hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Company or any of its subsidiaries, (ii) terminate, amend or assign any investments or other existing relationships, or any contractual rights or obligations, (iii) terminate any venture or other arrangement, (iv) grant any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any third party, (v) impose limitations on Company or any of its subsidiaries with respect to how they own, retain, conduct or operate their respective businesses or assets, or (vi) effectuate any other change or restructuring of Company or any of its subsidiaries (clauses (i) through (vi), a “divestiture action”).

Each of the Company and Parent has agreed to, and to cause its respective subsidiaries and Affiliates to, use reasonable best efforts to oppose (i) any administrative or judicial proceeding that is initiated or threatened to be initiated challenging the Merger Agreement or the consummation of the transactions contemplated thereby (including by using its reasonable best efforts to seek to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (ii) any request for the entry of, and to seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated by the Merger Agreement, including by defending through litigation any proceeding brought by any person in any court or before any governmental authority. None of Parent, Merger Sub or any of their Subsidiaries or Affiliates shall be required to agree to any Divestiture Action. At the request of Parent, the Company will agree to any Divestiture Action relating to the Company and its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

Notwithstanding the foregoing, the parties have agreed that Parent may take the lead in regulatory Proceedings, including engaging outside consultants and experts as needed, so long as Parent's actions are otherwise in accordance with its obligations under the Merger Agreement. Parent is responsible for all applicable filing fees under the HSR Act and any other Competition Laws in connection with the Merger Agreement, and each of the parties will be responsible for the payment of such party’s own legal and consulting fees in connection therewith.

On June 30, 2026, each of the Company and Parent filed a notification of the proposed merger with the FTC and the Antitrust Division under the HSR Act. The waiting period will expire on July 30, 2026 at 11:59 p.m. Eastern Time, unless it is extended by a request from the United States Federal Trade Commission (“FTC”) or the United States Department of Justice (the “Antitrust Division”) for additional information and documentary material (a “second request”) or terminated earlier or if Parent pulls and refiles its notification or commits not to close for some additional period of time.

For more information about regulatory clearance relating to the Merger, see the sections titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”

In addition to the required filings under the HSR Act, the consummation of the Merger is conditioned upon the receipt of certain regulatory approvals in France, to the extent required by French Law. The parties have agreed to cooperate in making all required filings and obtaining all required approvals from the applicable French governmental authorities as promptly as practicable in accordance with the terms of the Merger Agreement. The Merger may not be completed until any applicable waiting periods have expired or been terminated and any required approvals have been obtained.

Although the parties expect that the required regulatory approvals will be obtained, the parties cannot assure you that such approvals will be timely obtained or obtained at all or that the granting of regulatory approvals will not involve the imposition of additional conditions on the completion of the Merger, or a commitment or agreement to take remedial actions, including divesting assets or businesses, creating, modifying or transferring contractual rights or obligations or entering into supply or services agreements. Any such requirements could result in the conditions to the Merger not being satisfied.
Expected Timing of the Merger (see page 66)
The Company and Parent are working to complete the Merger as soon as practicable and currently expect the Merger to be completed in second half of calendar year 2026, subject to the satisfaction or waiver of customary closing conditions, including the adoption of the Merger Agreement by the affirmative vote of holders of at least a majority of the issued and outstanding Company Common Shares and the required regulatory approvals having been obtained. Neither the Company nor Parent can predict the actual date on which the Merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the Merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.” Also, see the section titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger.”
Conditions to the Merger (see page 85)
Each party's obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain customary mutual conditions, including the following: (i) the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the issued and outstanding Company Common Shares entitled to vote in accordance with the CGCL; (ii) the absence of any order issued by any court of competent jurisdiction in any jurisdiction where the Company and its Subsidiaries conduct material operations prohibiting, rendering illegal or permanently enjoining the consummation of the Merger that shall have taken effect and continue to be in effect, and no applicable law (whether temporary, preliminary or permanent) that has been adopted or is effective that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger and continues to be in effect (any such order or applicable law, a "Legal Restraint"); and (iii) the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Merger, and the receipt of any other required regulatory approval.
The obligation of each party to consummate the Merger is also conditioned upon: (i) the accuracy of the other party’s representations and warranties as of the date of the Merger Agreement and as of the Effective Time

(subject to the materiality standards set forth in the Merger Agreement); (ii) the other party’s performance and compliance in all material respects with its covenants and obligations under the Merger Agreement prior to the Closing; and (iii) delivery of an officer’s certificate by the other party certifying satisfaction of the foregoing conditions. The obligation of Parent and Merger Sub to consummate the Merger is additionally conditioned upon no Company Material Adverse Effect (as defined in the section titled “The Merger Agreement — Material Adverse Effect”) having occurred since the date of the Merger Agreement and being continuing. Consummation of the Merger is not subject to any financing condition. In the event that Parent fails to consummate the Closing when required to do so, (including as a result of a failure to obtain the requisite financing) the Company may terminate the Merger Agreement, in which case Parent would be required to pay the Company the Parent Termination Fee (as defined below).

For more information about conditions to the Merger, see the section titled “The Merger Agreement—Conditions to the Merger.”
No Shop; Restrictions on Solicitation of Acquisition Proposals (see page 1)
As more fully described in this Proxy Statement and in the Merger Agreement, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, the Company has agreed not to, and will cause its Subsidiaries and its and their respective representatives not to, directly or indirectly: solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal (as defined in the Merger Agreement); participate in discussions or negotiations with, or furnish nonpublic information to, any third party regarding any Acquisition Proposal; make an Adverse Recommendation Change; or enter into any merger agreement, acquisition agreement, option agreement, share exchange agreement, or other agreement providing for an Acquisition Proposal, or resolve to do any of the foregoing.

Notwithstanding the foregoing, at any time prior to the receipt of the Company Shareholder Approval (as defined in the Merger Agreement), if the Company receives a bona fide Acquisition Proposal from a third party that did not result from a breach of the Company's no-shop obligations, and the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may engage in negotiations or discussions with, and furnish nonpublic information to, such third party, subject to compliance with the notice requirements and other specified conditions set forth in the Merger Agreement.
At any time prior to the receipt of the Company Shareholder Approval, the Company Board of Directors may also:
•in response to a bona fide Acquisition Proposal from a third party that did not result from a breach of the Company's no-shop obligations and that the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate the Merger Agreement in order to substantially concurrently enter into a written definitive agreement with respect to such Superior Proposal; or
•in response to an Intervening Event, make an Adverse Recommendation Change if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law.
In each case described above, the making of any Adverse Recommendation Change is subject to the Company providing Parent with at least four (4) Business Days' prior written notice and otherwise complying with the notice requirements and other specified conditions set forth in the Merger Agreement, including giving Parent
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the opportunity to propose revisions to the terms of the Merger Agreement during such notice period in response to such Superior Proposal or Intervening Event, as applicable.
See the sections titled "The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals" and "The Merger Agreement — Change of Recommendation; Match Rights" for a more complete description of these provisions, including the definitions of "Acquisition Proposal," "Superior Proposal" and "Intervening Event."
Change of Recommendation; Match Rights (see page 78)
Under the Merger Agreement, under certain circumstances and subject to certain requirements, the Company Board of Directors is entitled to make an Adverse Recommendation Change (as defined in the Merger Agreement) prior to receipt of the Company Shareholder Approval if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that an Acquisition Proposal constitutes a Superior Proposal, or in response to an Intervening Event, if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law; provided that:
•the Company notifies Parent in writing at least four (4) Business Days before taking such action that the Company intends to take such action, which notice specifies the reasons for the Adverse Recommendation Change and (i) in the case of a Superior Proposal, attaches a copy of all proposed agreements and other documents and information described under the section titled "The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals," or (ii) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event;
•the Company has, and has caused its representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) during such notice period to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose, and after such notice period, the Company Board of Directors has considered in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal (or, in the case of an Intervening Event, that such event would not obviate the need to effect the Adverse Recommendation Change); and
•with respect to any Adverse Recommendation Change in response to a Superior Proposal, if there is any change to the financial terms (including the form, amount or timing of payment of consideration proposed to be received by Company shareholders) or any other material terms of the then-existing Superior Proposal, the Company must again comply with the obligations described in the preceding two bullets, except that the new notice period will be the longer of the remainder of the original four (4) Business Day period or three (3) Business Days.
In the event that the Company Board of Directors makes an Adverse Recommendation Change following receipt of an Acquisition Proposal that it determines to be a Superior Proposal, the Company may also terminate the Merger Agreement in order to substantially concurrently enter into a written definitive agreement with respect to such Superior Proposal, subject to the concurrent payment to Parent of the Company Termination Fee of $13,000,000 described in the section titled "The Merger Agreement — Termination Fees and Expenses."
See the section titled "The Merger Agreement — Change of Recommendation; Match Rights" for a more complete description of these provisions, including the definitions of "Adverse Recommendation Change" and "Intervening Event."
Termination of the Merger Agreement (see page 87)

Among other customary circumstances, the Company or Parent may terminate the Merger Agreement if:
•the Merger has not been consummated on or before February 10, 2027 (the "End Date"); provided that the right to terminate the Merger Agreement in such circumstances will not be available to any party whose action or failure to comply with its obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to the End Date;
•any Legal Restraint rendering illegal or permanently enjoining the consummation of the Merger has become final and non-appealable; provided that the right to terminate the Merger Agreement on this basis will not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement caused or resulted in such Legal Restraint; or
•at the Company Shareholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of the Merger Agreement has been taken, the Company Shareholder Approval has not been obtained.
The Company may also terminate the Merger Agreement in certain other circumstances, including (i) to substantially concurrently enter into a written definitive agreement with respect to a Superior Proposal, subject to the concurrent payment to Parent of the Company Termination Fee of $13,000,000, (ii) in response to certain breaches of the Merger Agreement by Parent or Merger Sub that would cause the closing conditions to the Company's obligations not to be satisfied, subject to a cure period of thirty (30) days (or, if earlier, three (3) Business Days prior to the End Date), or (iii) if all closing conditions have been satisfied and Parent fails to consummate the Merger within three (3) Business Days after the Company delivers written notice to Parent that it is ready, willing and able to consummate the Merger.
Parent may also terminate the Merger Agreement in certain other circumstances, including (i) in response to an Adverse Recommendation Change by the Company Board of Directors prior to receipt of the Company Shareholder Approval, provided that Parent's right to terminate on this basis expires at 5:00 p.m. (New York time) on the 15th calendar day following the date on which Parent receives written notice that such Adverse Recommendation Change has occurred, or (ii) in response to certain breaches of the Merger Agreement by the Company that would cause the closing conditions to Parent's obligations not to be satisfied, subject to a cure period of thirty (30) days (or, if earlier, three (3) Business Days prior to the End Date).
See the section titled "The Merger Agreement — Termination of the Merger Agreement" for a more complete description of the circumstances under which the Merger Agreement may be terminated.
Termination Fees and Expenses (see page 88)
The Merger Agreement provides that the Company will pay Parent a termination fee of $13,000,000 (the "Company Termination Fee") if:
•the Company terminates the Merger Agreement to substantially concurrently enter into a written definitive agreement with respect to a Superior Proposal;
•Parent terminates the Merger Agreement after the Company Board of Directors has made an Adverse Recommendation Change; or
•All three of the following conditions occur: (A) the Merger Agreement is terminated by (i) either party because the Company Shareholder Approval was not obtained at the Company Shareholders Meeting, (ii) either party because the Merger has not been consummated by the End Date, or (iii) Parent because of the Company's breach of or failure to perform or comply with one or more of its representations, warranties, covenants or agreements under the Merger Agreement, (B) after the date of the Merger Agreement and prior to the applicable termination (or, in the case of a termination because the Company Shareholder Approval was not obtained, prior to the later of the Company Shareholders Meeting and any postponement or adjournment thereof), an Acquisition Proposal has been publicly disclosed and not withdrawn, and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal. For purposes of this bullet, the term "Acquisition Proposal" has the meaning assigned to such term as described under "The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals," except that all references to "15%" are replaced with references to "50%."
The Merger Agreement provides that Parent will pay the Company a termination fee of $26,000,000 (the "Parent Termination Fee") if:
•the Company terminates the Merger Agreement as a result of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement that (i) would cause any of the conditions to the Company's obligations to consummate the Merger not to be satisfied and (ii) is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after Parent's receipt of written notice thereof from the Company (or, if earlier, three (3) Business Days prior to the End Date); provided that the right to terminate on this basis will not be available if the Company is in breach of any provision of the Merger Agreement, where such breach caused or resulted in the failure of any of the conditions to Parent's obligations to close the Merger to be satisfied; or
•the Company terminates the Merger Agreement because all closing conditions have been satisfied and Parent fails to consummate the Merger within three (3) Business Days after the Company delivers written notice to Parent that it is ready, willing and able to consummate the Merger.
All other expenses relating to the Merger will generally be paid by the party incurring such expense, except that Parent will pay and be responsible for all filing fees under the HSR Act and any other applicable Competition Laws in connection with the Merger Agreement. In no event will either the Company or Parent be obligated to pay the applicable termination fee on more than one occasion.
See the section titled "The Merger Agreement — Termination Fees and Expenses" for a more complete description of the circumstances in which the termination fees are payable.
Financing of the Merger (see page 90)
Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Certain funds affiliated with Altaris (collectively, the “Altaris Funds”) have committed to capitalize Parent at the closing date of the Merger with equity financing sufficient, along with the debt financing, to consummate the transactions, subject to the terms and conditions set forth in the equity commitment letter. In addition, the Altaris Funds have guaranteed payment of the termination fee payable by Parent under certain circumstances, as well as certain other expenses that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantee provided by the Altaris Funds to the Company. The financing commitments are sufficient in the aggregate to fund the purchase price and pay certain related fees and expenses at closing of the Merger.
Remedies; Specific Performance (see page 90)
The Merger Agreement provides that, upon any termination of the Merger Agreement under circumstances in which the Company Termination Fee or the Parent Termination Fee becomes payable, the receipt of the applicable termination fee will be the sole and exclusive remedy of the recipient party for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in the Merger Agreement or the failure of the Merger to be consummated, except in the case of fraud or a Willful and Material Breach (as defined in the Merger Agreement) with respect to the Company Termination Fee. Notwithstanding the foregoing, the total monetary liability of each of the Parent Related Parties and the Company Related Parties will in no event exceed
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$26,000,000 plus any applicable enforcement expenses up to a cap of $3,000,000, including in the case of fraud or a Willful and Material Breach.
The Merger Agreement also provides that the parties will be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the Merger Agreement, or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy, and each party has waived any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding the foregoing, the right of the Company to an injunction, specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to effect the Closing shall only be available if: (a) all conditions to the Closing have been and continue to be satisfied or irrevocably waived, (b) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, and (c) the Company has irrevocably confirmed in a written notice that the Company is ready, willing and able to consummate the Closing and that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur. Under no circumstances will the Company or any of its affiliates be entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of the Parent Termination Fee or any other monetary damages.

See the section titled "The Merger Agreement — Remedies; Specific Performance" for a more complete description of these provisions.
Dissenters’ Rights of Company Shareholders (see page 93)

Company shareholders who do not vote in favor of the Merger Agreement Proposal, who continuously hold their Company Common Shares through the Effective Time and who otherwise comply precisely with the applicable provisions of Chapter 13 of the General Corporation Law of the State of California (“CGCL”) (Sections 1300 et seq.) will be entitled to seek dissenters' rights with respect to their Company Common Shares and to require the Surviving Corporation to purchase such shares for cash at their fair market value as determined in accordance with the CGCL, in lieu of receiving the Merger Consideration in respect of such shares. The "fair market value" of your Company Common Shares as determined in accordance with the CGCL could be greater than, the same as, or less than the value of the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.
Company shareholders who wish to exercise dissenters' rights must vote against the Merger Agreement Proposal (or abstain from voting) and must otherwise follow the procedures prescribed by Chapter 13 of the CGCL, including by making a written demand on the Company in compliance with Section 1301 of the CGCL within the time period specified therein. A person having a beneficial interest in Company Common Shares held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this Proxy Statement and in a timely manner to perfect dissenters' rights. Pursuant to the Voting and Support Agreement, each of Dr. Walter Woltosz and Virginia E. Woltosz has irrevocably waived their dissenters' rights under Chapter 13 of the CGCL with respect to all Company Common Shares held by them. The text of Chapter 13 of the CGCL (Sections 1300–1312) is attached as Annex C to this Proxy Statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising dissenters' rights, Company shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of dissenters' rights.
See the sections titled "The Merger — Dissenters' Rights of Company Shareholders" and "The Merger Agreement — Effect of the Merger on Company Common Shares — Shares of Dissenting Shareholders" for a more complete description of the procedures for exercising dissenters' rights.
Company Special Meeting (see page 28)
Purposes of the Special Meeting

At the Special Meeting, Company shareholders will be asked to vote upon the following proposals:
•the Merger Agreement Proposal;
•the Merger-Related Compensation Proposal; and
•the Adjournment Proposal.
Record Date
The Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting is [●]. Only Company shareholders of record who held Company Common Shares as of the close of business on the Record Date are entitled to receive notice of and vote at the Special Meeting and any adjournment or postponement of the Special Meeting, and only as long as such shares remain outstanding on the date of the Special Meeting. Company’s official share ownership records will conclusively determine whether a shareholder is a “holder of record” as of the Record Date.
Required Vote
•Proposal 1—The Merger Agreement Proposal. The affirmative vote of holders of at least a majority of the issued and outstanding Company Common Shares entitled to vote thereon is required to approve the Merger Agreement Proposal.
•Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by proxy at the Special Meeting and entitled to vote on the Merger-Related Compensation Proposal is required to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal. In addition, the shares voting affirmatively must equal at least a majority of the quorum required to conduct business at the Special Meeting. Abstentions and broker non-votes will have no effect on this proposal.
•Proposal 3 —The Adjournment Proposal. The affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required to approve the Adjournment Proposal, provided that such affirmative votes also constitute at least a majority of the required quorum. Abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.
See the section titled “The Special Meeting—Required Vote; Treatment of Abstentions and Failure to Vote.”
Interests of the Company’s Directors and Executive Officers in the Merger (see page 12)
The Company's directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Company shareholders generally. These interests include, among others, the accelerated vesting and cash settlement of all outstanding Company Options, transaction bonuses payable to certain executive officers in connection with the consummation of the transactions contemplated by the Merger Agreement, double-trigger severance benefits payable to executive officers whose employment is terminated without cause or who resign for good reason during the period commencing ninety (90) days before and ending eighteen (18) months after the Effective Time, the obligation of Parent to provide Continuing Employees with compensation and benefits that are no less favorable than those in effect immediately prior to the Effective Time for a period of twelve (12) months following the Effective Time, and ongoing rights to indemnification and directors’ and officers’ liability insurance coverage for a period of six (6) years following the Effective Time. The Company Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of the Merger Agreement Proposal by Company shareholders. See the section titled "The Merger — Interests of the Company's Directors and Executive Officers in the Merger."

Directors’ and Officers’ Indemnification and Insurance (see page 1)
Under the Merger Agreement, for a period of six (6) years following the Effective Time, Parent is required to indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries and to maintain in effect provisions in the organizational documents of the Surviving Corporation and its Subsidiaries regarding elimination of liability, indemnification and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date of the Merger Agreement. Prior to the Effective Time, the Company will (or, if the Company is unable to, Parent will cause the Surviving Corporation to) obtain and fully pay the premium for a directors' and officers' liability, employment practices liability and fiduciary liability insurance tail policy for a period of six (6) years after the Effective Time with respect to matters arising at or prior to the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date of the Merger Agreement, with an annual premium amount not in excess of 300% of the annual premium paid by the Company for its existing policies. If the cost of such tail policy would otherwise exceed such amount, the Surviving Corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.
See the sections titled "The Merger — Interests of the Company's Directors and Executive Officers in the Merger — Indemnification and Insurance" and "The Merger Agreement — Directors' and Officers' Indemnification and Insurance."
Market Prices of Company Common Shares (see page 1)
The Merger Consideration of $18.50 per Company Common Share represents an approximately 26% premium to the 60-day volume weighted average price of Company Common Shares on Nasdaq on June 15, 2026, the last trading day prior to the public announcement of the Merger. The closing price of Company Common Shares on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this Proxy Statement, was $[●] per share. You are encouraged to obtain current market quotations for Company Common Shares in connection with voting your Company Common Shares.
Litigation Related to the Merger (see page 1)
As of the date of this Proxy Statement, we are not aware of any pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger, and the outcome of any such litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any Legal Restraint that prohibits, renders illegal or permanently enjoins the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.
The Company has agreed to control the defense or settlement of any litigation or proceedings against the Company or any of its directors or officers relating to the Merger Agreement, the Merger or the other transactions contemplated thereby, to keep Parent reasonably apprised with respect thereto and to give Parent the opportunity to participate in (at Parent's expense) any such litigation or proceedings. The Company has further agreed not to settle or offer to settle any such shareholder litigation without Parent's prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.
See the section titled "The Merger — Litigation Related to the Merger" for additional information.

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QUESTIONS AND ANSWERS
The following are some questions that you, as a Company shareholder, may have regarding the Merger and the Special Meeting and the answers to those questions. The Company urges you to carefully read the remainder of this Proxy Statement because the information in this section does not provide all the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this Proxy Statement.
Q:    What is the purpose of the Special Meeting?

A:    At the Special Meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, namely:

1.A proposal to adopt the Merger Agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages 34 and 62, respectively, of this Proxy Statement;

2.A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger, discussed under the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on pages 56 and 95, respectively, of this proxy statement; and

3.A proposal to approve one or more adjournments of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement Proposal, which is further described in the section titled “Vote on Adjournment (Proposal 3)” beginning on page 97 of this Proxy Statement.

Q:    Where and when is the Special Meeting?
A:    The Special Meeting will be held on [●] beginning at 5:00 p.m. Eastern Time (with log-in beginning at 4:45 p.m. Eastern Time), unless postponed to a later date. The Special Meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/SLP2026SM You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting. Because the Special Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the meeting in person.

Q:    How does the Company Board of Directors recommend that I vote on the proposals?
A:    The Company Board of Directors unanimously recommends that Company shareholders vote (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Merger-Related Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:    How does the per share Merger Consideration compare to the market price of Company Common Shares prior to announcement of the Merger?
A:    The Merger Consideration of $18.50 per Company Common Share represents an approximately 26% premium to the volume-weighted average trading price for the 60-day trading period ended June 15, 2026. The closing price of Company Common Shares on Nasdaq on [●], the most recent practicable date prior to the date of this Proxy Statement, was $[●] per share. You are encouraged to obtain current market prices of Company Common Shares in connection with voting your Company Common Shares.
Q:    What will happen in the Merger?

A:    Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. After the Merger, the Company Common Shares will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as a result, the Company will no longer be a publicly held company and will no longer be required to file periodic reports, current reports and proxy information statements with the SEC.
Q:    Who will own the Company after the Merger?
A:    Immediately following the Merger, the Company will be a wholly-owned subsidiary of Parent.
Q:    What will I receive in the Merger?
A:    At the Effective Time, you will be entitled to receive, for each Company Common Shares that you hold immediately prior to the Effective Time (other than any Dissenting Shares), $18.50 in cash, without interest and subject to any applicable withholding taxes (the "Merger Consideration"). For example, if you own 100 Company Common Shares at Effective Time, you will receive $1,850.00 in cash in exchange for your Company Common Shares, without interest and subject to any applicable withholding taxes. You will not receive any shares of the Surviving Corporation or any other equity interest in Parent or any of its affiliates.

Company shareholders who perfect their dissenters' rights in accordance with Chapter 13 of the CGCL will not receive the Merger Consideration in respect of their Dissenting Shares but will instead be entitled to receive cash in an amount equal to the fair market value of such Dissenting Shares as determined in accordance with the CGCL. See the section titled "The Merger — Dissenters' Rights of Company Shareholders" for a more complete description of the procedures for exercising dissenters' rights.

Company Options outstanding immediately prior to the Effective Time will be treated in the manner described under the section titled "The Merger — Interests of the Company's Directors and Executive Officers in the Merger."
Q:    What will happen in the Merger to Company Options?
A:    Pursuant to the Merger Agreement, effective as of immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time will automatically vest in full and be canceled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Option, less any applicable withholding taxes. Any Company Option that has an exercise price per share that is greater than or equal to the Merger Consideration will automatically be canceled for no consideration. All payments in respect of Company Options will be made as soon as practicable following the Effective Time and no later than the next regularly scheduled payroll date that is at least five (5) business days following the Closing Date, subject to applicable withholding taxes.

For additional information on the treatment of Company Options in connection with the Merger, see the section titled “The Merger Agreement—Treatment of Company Options”

Q:    Am I entitled to exercise dissenters’ rights instead of receiving the Merger Consideration for my Company Common Shares?
A:    Yes. Company shareholders may be entitled to exercise dissenters’ rights under Chapter 13 of the CGCL (Sections 1300–1313) in connection with the Merger, provided they strictly follow the required procedures and satisfy all applicable conditions. For more information regarding dissenters’ rights, see the sections titled “The Merger (Proposal 1)—Dissenters’ Rights of Company Shareholders” and “Dissenters’ Rights of Company Shareholders.” In addition, a copy of Chapter 13 of the CGCL (Sections 1300–1313) is attached as Annex C to this

Proxy Statement. Failure to strictly comply with these requirements may result in the loss of, or inability to exercise, dissenters’ rights.

Q:    How many votes do I have?

A:    In connection with each matter to be voted upon at the Special Meeting, each share of Company Common Shares owned as of the Record Date is entitled to one vote.
Q:    What vote is required to adopt the Merger Agreement?
A:    The votes required for each proposal are as follows:
    1.    Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of all the issued and outstanding Company Common Shares entitled to vote thereon is required to approve the Merger Agreement Proposal.
    2.    Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by Proxy and voting at the Special Meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal. In addition, the shares voting affirmatively must equal at least a majority of the quorum required to conduct business at the Special Meeting. Abstentions and broker non-votes will have no effect on this proposal.

3.    Proposal 3—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by proxy and voting at the Special Meeting and entitled to vote thereon is required to approve the Adjournment Proposal, provided that such affirmative votes also constitute at least a majority of the required quorum. Abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

As of the Record Date, Company directors and executive officers, as a group, owned and were entitled to vote [●] Company Common Shares or approximately [●]% of the outstanding Company Common Shares. The Company currently expects that these directors and executive officers will vote their shares in favor of the Merger Agreement Proposal and each of the other proposals described in this Proxy Statement, although, other than described below, none of them are obligated to do so. Concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into the Voting Agreement (as defined below), with Dr. Walter S. Woltosz and Virginia E. Woltosz. The Voting Agreement covers 3,211,308 Company Common Shares, or approximately [●]% of the outstanding Company Common Shares, held by the Supporting Shareholders as of the Record Date. For additional information, see “The Special Meeting—Shares and Voting of Company Directors and Executive Officers.”
Q:    Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?
A:    In considering the recommendation of the Company Board of Directors with respect to the Merger Agreement Proposal, you should be aware that the Company’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of the Company shareholders generally. The Company Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the Company shareholders. See the sections titled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)”.

Q:    When do you expect the Merger to be completed?
A:    In order to complete the Merger, the Company must obtain the Shareholder Approval (defined below) of the Merger Agreement Proposal described in this Proxy Statement and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by applicable law). The parties to the Merger Agreement currently expect to complete the Merger in the second half of calendar year 2026, although neither party can assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, the exact timing of the consummation of the Merger cannot be determined at this time.
Q:    What conditions must be satisfied to complete the Merger?
A:    Each party's obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain customary mutual conditions, including: (i) the adoption of the Merger Agreement by the holders of a majority of the issued and outstanding Company Common Shares entitled to vote thereon in accordance with the CGCL; (ii) the absence of any Legal Restraint issued by any court of competent jurisdiction prohibiting, rendering illegal or permanently enjoining the consummation of the Merger; and (iii) the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act and the receipt of any other Required Regulatory Approvals.
The obligation of each party to consummate the Merger is also conditioned upon: (i) performance and compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with prior to the Closing; (ii) the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the Closing, subject to the materiality standards set forth in the Merger Agreement; and (iii) delivery of an officer's certificate by the other party certifying satisfaction of certain of the conditions described above. The obligation of Parent to consummate the Merger is also subject to the condition that no Company Material Adverse Effect has occurred since the date of the Merger Agreement that is continuing. Consummation of the Merger is not subject to any financing condition. In the event the Parent fails to consummate the Closing when required to do so (including as a result of a failure to obtain the requisite financing), the Company may terminate the Merger Agreement, in which case Parent would be required to pay the Company the Parent Termination Fee.

For additional details regarding the conditions to the completion of the Merger, see the section titled "The Merger Agreement — Conditions to the Merger."
Q:    Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger?
A:    Section 14A of the Exchange Act requires the Company to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger. Approval of this proposal by Company shareholders is not required to complete the Merger.
Q:    Do you expect the Merger to be taxable to Company shareholders?
A:    The receipt of cash in exchange for Company Common Shares pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Company Common Shares surrendered in exchange for the Merger Consideration. Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” Non-U.S. Holders generally should not be subject to U.S. federal income tax unless certain conditions are met.

The U.S. federal income tax consequences described above may not apply to all holders of Company Common Shares. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.
Q:    Who is entitled to vote at the Special Meeting?
A:    Only Company shareholders who held shares of record as of the close of business on the Record Date for the Special Meeting are entitled to receive notice of and to vote at the Special Meeting. The Company’s official share ownership records will conclusively determine whether a shareholder is a “holder of record” as of the Record Date. Participating shareholders who log-on to the Special Meeting using their unique 16-digit control number will also be able to examine the shareholder list during the Special Meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/SLP2026SM. Each Company Common Share is entitled to one vote on each proposal. As of the Record Date, there were [●] Company Common Shares outstanding.
Q:    Who may attend the Special Meeting?
A:    Only Company shareholders as of the close of business on the Record Date, or their duly appointed proxies, and invited guests of the Company may attend the Special Meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the Special Meeting must obtain a proxy, executed in their favor, from their broker, bank or other nominee giving them the right to vote their shares at the Special Meeting. The Company has retained Broadridge Financial Solutions, Inc.to host our Special Meeting and to distribute, receive, count and tabulate proxies.
Q:    Who is soliciting my vote?
A:    The Company Board of Directors is soliciting your proxy, and the Company will bear the cost of soliciting proxies. The Company has retained Alliance Advisors, LLC (“Alliance Advisors”), a professional proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support during the solicitation process for a flat fee of $12,500. Some of our officers also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means. The Company will also, upon request, reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their reasonable out-of-pocket expenses related to forwarding proxy materials to the beneficial owners of the Company Common Shares and obtaining proxies.
Q:    What do I need to do now?
A:    After carefully reading and considering the information contained in this Proxy Statement, please submit your proxy as soon as possible so that your Company Common Shares will be represented and voted at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.
Q:    How do I vote if my shares are registered directly in my name?
A:    If you are a shareholder of record, you may vote virtually at the Special Meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the Special Meeting and vote virtually even if you have already voted by proxy.
•To vote via the internet, submit your proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2026, the day before the Special Meeting.

•To vote by telephone, submit your proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2026, the day before the Special Meeting.

•To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this Proxy Statement. Company shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the Special Meeting. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•To vote virtually at the Special Meeting, visit www.virtualshareholdermeeting.com/SLP2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting virtually and vote your shares, even if you have already voted by proxy. If you later decide to vote at the Special Meeting, your proxy submitted prior to the Special Meeting will be revoked; however, attending the Special Meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the Special Meeting. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.
Q:    How do I vote if my shares are held in the name of my broker (street name)?
A:    If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your Company Common Share. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the New York Stock Exchange, as followed by Nasdaq, your bank, brokerage firm or other nominee can vote your Company Common Shares on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy to be voted on at the Special Meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your Company Common Shares at the Special Meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the Special Meeting. Such non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting and will be the same as a vote “AGAINST” the Merger Agreement Proposal, but will not have an effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present). If you are a beneficial holder, the Company strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Q:    Can I change my vote after I submit my Proxy?
A:    Yes. You can change or revoke your proxy at any time before the final vote at the Special Meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•You may deliver a written notice prior to the Special Meeting (or any adjournment or postponement thereof) that you are revoking your proxy to Simulations Plus, Inc., Attention: Corporate Secretary, 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713; or
•You may attend and vote at the virtual Special Meeting (or any adjournment or postponement thereof).

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

Q:    What is a proxy?
A:    A proxy is your legal designation of another person to vote your Company Common Shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “Proxy Statement.” The document used to designate a proxy to vote your Company Common Shares is called a “proxy card.” The Company's Board of Directors has designated Shawn O'Connor and Will Frederick, and each of them, as proxy for the Special Meeting.

Q:    What happens if I sell my Company Common Shares before the Special Meeting?
A:    If you transfer your shares after the Record Date but before the Special Meeting, you will retain the right to vote such shares at the Special Meeting, but you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your Company Common Shares through completion of the Merger.
Q:    What happens if I sell my Company Common Shares after the Special Meeting but before the Effective Time?
A:    If you transfer your shares after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your Company Common Shares through completion of the Merger.
Q:    How many shares must be present to constitute a quorum for the Special Meeting?
A:    Holders of a majority of the issued and outstanding Company Common Shares as of the Record Date and entitled to vote at the Special Meeting must be present (virtually) or represented by Proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting. If you fail to submit a Proxy or to vote at the Special Meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your Company Common Shares will not be counted towards a quorum. “Broker non-votes” (as described in further detail below), if any, will not be treated as present for purposes of determining whether a quorum is present. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.
Q:    What if I abstain from voting?
A:    If you attend the Special Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and the Adjournment Proposal. An abstention will have no effect on the Merger-Related Compensation Proposal.
Q:    Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance in person (virtually) at the Special Meeting?
A:    If you are a registered shareholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the Special Meeting, your shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization or the Company. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the Special Meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the Merger Agreement Proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to Merger-Related Compensation Proposal or the Adjournment Proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present).
Q:    What is a broker non-vote?
A:    A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this Proxy Statement to be voted on at the Special Meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the Merger Agreement Proposal, but will not have an effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present).
Q:    Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:    No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.
Q:    What does it mean if I receive more than one set of proxy materials?
A:    You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your Company Common Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.
Q:    Who will count the votes?
A:    A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Q:    Can I participate if I am unable to attend the Special Meeting?

A:    If you are unable to attend the virtual Special Meeting, you may participate by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.

Q:    Where can I find the voting results of the Special Meeting?
A:    The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, see the section titled “Where You Can Find More Information.”
Q:    What happens if the Merger is not completed?
A:    If the Merger Agreement is not adopted by Company shareholders or if the Merger is not completed for any other reason, Company shareholders will not receive any consideration for their Company Common Shares in connection with the Merger. Instead, the Company will remain an independent public company, Company Common Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC. Under certain specific circumstances, the Company may be required to pay Parent a termination fee of $13,000,000 and, under certain other specific circumstances, Parent may be required to pay Company a termination fee of $26,000,000. See section titled “The Merger Agreement—Termination Fees and Expenses.”

    For additional information on what happens if the Merger is not consummated, see the section titled “The Merger (Proposal 1)—Effect on Company if the Merger is Not Completed.”
Q:    How can I obtain additional information about the Company?
A:    The Company will provide copies of this Proxy Statement and its most recent Annual Report to Shareholders, including its Annual Report on Form 10-K, without charge to any shareholder who makes a written request. The Company’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the SEC Filings subsection of the Company’s Investors page at simulations-plus.com. The Company’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement by this or any other reference to our website provided in this Proxy Statement.
Q:    How many copies of this Proxy Statement and related voting materials should I receive if I share an address with another shareholder?
A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or Proxy Statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you are a shareholder of record. You can notify us by sending a written request to Simulations Plus, Inc., 600 Park Offices Drive, Suite 300 #4134, Durham, NC, Attention: Secretary, or calling 661-723-7723, or to the Company’s proxy solicitor, Alliance Advisors, LLC by calling toll-free at 1-833-207-7605. Shareholders who share a single address, but receive multiple copies of this Proxy Statement, may request that in the future they receive a single copy by notifying the Company at the telephone number or address set forth in the prior sentence. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.
Q:    Who should I contact if I have any questions?
A:    If you have any questions about the Special Meeting, the Merger, the proposals or this Proxy Statement, would like additional copies of this Proxy Statement, need to obtain proxy cards or other information related to this Proxy Solicitation or need help submitting a proxy or voting your Company Common Shares, you should contact:
Simulations Plus, Inc.
Attention: Secretary
600 Park Offices Drive, Suite 300 #4134
Durham, NC 27713
661-723-7723

or

Alliance Advisors, LLC
1-833-207-7605

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and the documents incorporated by reference into this Proxy Statement contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this Proxy Statement that are not statements of historical fact, including statements regarding the Merger, including the expected timing and closing of the Merger; the Company’s ability to consummate the Merger; the expected benefits of the Merger and other considerations taken into account by the Board of Directors of the Company in approving the Merger; and the amounts to be received by shareholders and expectations for the Company prior to and following the closing of the Merger, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events.
Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others:

•the timing to consummate the proposed Merger,

•the risk that a condition of closing of the proposed Merger may not be satisfied or that the closing of the proposed Merger might otherwise not occur,

•the risk that a regulatory approval that may be required for the proposed Merger is not obtained or is obtained subject to conditions that are not anticipated,

•the diversion of management time on transaction-related issues,

•risks related to disruption of management time from ongoing business operations due to the proposed Merger,

•the risk that any announcements relating to the proposed Merger could have adverse effects on the market price of the Company Common Shares,

•the risk that the proposed Merger and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers,

•the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee,

•the risk that competing offers will be made,

•unexpected costs, charges or expenses resulting from the Merger,

•potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto,

•worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s services and impact the Company’s profitability,

•effects from global pandemics, epidemics or other public health crises,

•changes in the pharmaceutical, biotechnology and regulatory environment that affect demand for the Company's software and services, including changes in drug development activity or regulatory requirements applicable to simulation and modeling software;

•disruptions in the global credit and financial markets, including diminished liquidity and credit availability,

•changes in international trade agreements, including tariffs and trade restrictions,

•cyber-security vulnerabilities,

• foreign currency volatility,

•retention of key employees; and

•outcomes of legal proceedings, claims and investigations.

The Company cautions that the foregoing list of factors is not exhaustive.
Additional information concerning these and other risk factors is contained in the Company’s most recently filed Annual Report on Form 10-K for the year ended August 31, 2025 and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by the Company contained or incorporated by reference in this Proxy Statement and all subsequent written and oral forward-looking statements concerning the Company, the Merger or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above.
If any of these risks materialize or any of the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this Proxy Statement. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company assessments as of any date subsequent to the date of this Proxy Statement. Accordingly, reliance should not be placed upon the forward-looking statements.

THE COMPANIES
Simulations Plus, Inc.
Simulations Plus, Inc. (the "Company", "we", "our") was incorporated in California on July 17, 1996. The Company is a global leader and premier provider in the biopharma sector, offering advanced software and consulting services that enhance drug discovery and development, clinical trial operations, and commercialization. The Company supports its clients across the drug development lifecycle from the early discovery through all phases of clinical research and development (“R&D”), including clinical operations, to product commercialization. The Company serves clients as a strategic partner throughout the entire drug development lifecycle, offering solutions that integrate scientific software platforms, artificial intelligence-augmented insights, and expert consulting. We believe this helps to optimize efficiency, costs, and time-to-market for our clients and enhances our competitive position. Additional information about the Company, can be accessed online at https://www.simulations-plus.com/.

The Company Common Shares are listed on The Nasdaq Stock Market LLC under the symbol “SLP.” The Company’s corporate headquarters are located at 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713 and its telephone number is (661) 723-7723.
SP Evolution HoldCo II, LLC (Parent)
SP Evolution HoldCo II, LLC is a Delaware limited liability company. Parent was formed on June 15, 2026, solely in contemplation of the transactions contemplated by the Merger Agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Parent is an affiliate of Altaris. The principal executive offices of Parent are located at c/o Altaris, LLC, 31 West 52nd Street, 17th Floor, New York, New York 10019, and its telephone number is (212) 931-0250.
SP Evolution BidCo II, LLC (Merger Sub)
SP Evolution BidCo II, LLC is a Delaware limited liability company and is a wholly owned direct subsidiary of Parent. Merger Sub was formed by Parent on June 15, 2026, solely in contemplation of the transactions contemplated by the Merger Agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation and wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are located at c/o Altaris, LLC, 31 West 52nd Street, 17th Floor, New York, New York 10019, and its telephone number is (212) 931-0250.

THE SPECIAL MEETING
General
This Proxy Statement is first being mailed on or about [●], and constitutes notice of the Special Meeting in conformity with the requirements of the CGCL and the Company’s Bylaws. This Proxy Statement is being provided to Company shareholders as part of a solicitation of proxies by the Company Board of Directors for use at the Special Meeting of Company shareholders and at any adjournments or postponements of such Special Meeting. This Proxy Statement provides Company shareholders with information about the Special Meeting and should be read carefully in its entirety.
Date, Time and Place of the Special Meeting
The Special Meeting will be held on [●], beginning at [●], Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/SLP2026SM. To virtually participate in the Special Meeting, visit such website and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the Special Meeting.
Purposes of the Special Meeting
At the Special Meeting, Company shareholders will be asked to vote upon the following proposals:
•Proposal 1—The Merger Agreement Proposal: the proposal to adopt the Merger Agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this Proxy Statement and a copy of which is attached to this Proxy Statement as Annex A;

•Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by the Company to its named executive officers that is based on or otherwise relates to the Merger, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger”; and

•Proposal 3—The Adjournment Proposal: the proposal to approve one or more adjournments of the Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement which is further described in the section titled “Vote on Adjournment (Proposal 3).”
Only the approval of the Merger Agreement Proposal is required for completion of the Merger. The Company will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.
Recommendation of the Company Board of Directors
At a Special Meeting of the Company Board of Directors held on June 15, 2026, the Company Board of Directors unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (ii) declared the Merger Agreement and the transactions contemplated by the Merger Agreement, advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the Company's shareholders, and (v) resolved to recommend adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger to the shareholders of the Company.

Accordingly, the Company Board of Directors unanimously recommends that Company shareholders vote (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Merger-Related Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Company shareholders should carefully read this Proxy Statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Merger and the transactions contemplated by the Merger Agreement.
Virtual Participation at Special Meeting
The Special Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast through the website described above under the heading “Date, Time and Place of the Special Meeting.” Broadridge Financial Solutions, Inc. will have technicians ready to assist Company shareholders with any technical difficulties they may have accessing the virtual meeting. If Company shareholders encounter any difficulties accessing the virtual meeting or during the meeting time, Company shareholders should navigate to www.virtualshareholdermeeting.com/SLP2026SM, where a phone number for IT support will be posted.
Outstanding Shares as of the Record Date
As of the Record Date, there were [●] Company Common Shares issued and outstanding. Each Company Common Share is entitled to one vote on each matter considered at the Special Meeting. The record of shareholders is open to inspection and copying by any shareholder at any time during usual business hours upon written demand on the Company, for a purpose reasonably related to such holder's interests as a shareholder. In addition, shareholders holding at least 5% in the aggregate of the outstanding voting shares (or at least 1% of such shares who have filed a Schedule 14A with the SEC) have an absolute right to inspect and copy the record of shareholders' names, addresses and shareholdings during usual business hours upon five (5) business days' prior written demand upon the Company. Any such demand should be directed to the Company at the Company’s principal executive offices located at 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713, Attention: Secretary.
Record Date; Shareholders Entitled to Vote
Only holders of record of Company Common Shares at the close of business on the Record Date, are entitled to receive notice of the Special Meeting and to vote the Company Common Shares that they held on the Record Date at the Special Meeting, or any postponement or adjournment of the Special Meeting. Each Company Common Share is entitled to one vote on each proposal. The Company’s official share ownership records will conclusively determine whether a shareholder is a “holder of record” as of the Record Date.
Quorum and Broker Non-Votes
Holders of a majority of all issued and outstanding Company Common Share as of the Record Date and entitled to vote at the Special Meeting must be present (virtually) or represented by proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting. If you fail to submit a proxy or to vote at the Special Meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your Company Common Shares will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed. If the Special Meeting is postponed or adjourned, it will not affect the ability of holders of record of Company Common Shares as of the Record Date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes,” if any, will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this Proxy Statement to be voted on at the
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Special Meeting are considered “non-routine” matters. The effect of not instructing your broker how you wish your shares to be voted (i.e., a broker non-vote) will be the same as a vote “AGAINST” the Merger Agreement Proposal, but will not have an effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, a quorum is present).
Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the Special Meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.
Required Vote; Treatment of Abstentions and Failure to Vote
The votes required for each proposal are as follows:
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of all the issued and outstanding Company Common Shares entitled to vote thereon is required to approve the Merger Agreement Proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee to vote with respect to the Merger Agreement Proposal, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by Proxy and voting at the Special Meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the Merger-Related Compensation Proposal. In addition, the shares voting affirmatively must equal at least a majority of the quorum required to conduct business at the Special Meeting. If you mark “ABSTAIN” on your Proxy, it will have no effect on the Merger-Related Compensation Proposal. If you fail to submit a Proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the Merger-Related Compensation Proposal, it will have no effect on the Merger-Related Compensation Proposal (assuming a quorum is present).
Proposal 3—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by proxy and voting at the Special Meeting and entitled to vote thereon, at which a quorum is present is required to approve the Adjournment Proposal. If you mark “ABSTAIN” on your Proxy, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and Adjournment Proposal. Abstentions will have no effect on the Merger-Related Compensation Proposal. If you fail to submit a proxy or to vote at the Special Meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the Adjournment Proposal, it will have no effect on the Adjournment Proposal.

An abstention occurs when a shareholder attends a meeting, either by attendance in person (virtually) or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted in determining whether a quorum is present and will have the effect of a vote “AGAINST” the Merger Agreement Proposal. Abstentions will have no effect on, the Merger-Related Compensation Proposal or the Adjournment Proposal.
If you are a registered shareholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the Special Meeting, your shares will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.
Shares and Voting of Company Directors and Executive Officers
As of [●], the Record Date, the Company directors and executive officers, as a group, owned and were entitled to vote [●] Company Common Shares or approximately [●]% of the outstanding Company Common Shares.

Concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into a Voting and Support Agreement, dated as of June 15, 2026 (the "Voting Agreement"), with Dr. Walter S. Woltosz and Virginia E. Woltosz (collectively, the "Supporting Shareholders"). The Voting Agreement covers the Company Common Shares equal to approximately [ ]% of the outstanding Company Common Shares, held by the Supporting Shareholders as of the Record Date. Dr. Woltosz also holds 5,000 shares subject to Company Options with exercise prices above the Merger Consideration; as such, Dr. Woltosz’s Company Options are expected to be cancelled for no consideration at the Effective Time. Pursuant to the Voting Agreement, the Supporting Shareholders have agreed to vote all of their Company Common Shares (i) in favor of the adoption of the Merger Agreement, (ii) in favor of any adjournment of the Special Meeting in accordance with the terms of the Merger Agreement, and (iii) against any Acquisition Proposal or any other action that would reasonably be expected to impede, interfere with or delay the consummation of the Merger. The Supporting Shareholders are also restricted from transferring their shares, subject to limited exceptions, and have irrevocably waived their dissenters' rights under California law. The Company currently expects that the Company’s directors and executive officers, including the Supporting Shareholders will vote their shares in favor of the Merger Agreement Proposal and each of the other proposals described in this Proxy Statement, although none of them are obligated to do so (except with respect to the Supporting Shareholders pursuant to the Voting Agreement.
How to Vote or Have Your Shares Voted
Company shareholders of record may vote their Company Common Shares or submit a proxy to have their Company Common Shares voted at the Special Meeting in one of the following ways:
•Internet: Company shareholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2026, the day before the Special Meeting.
•Telephone: Company shareholders may submit their proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2026, the day before the Special Meeting.
•Mail: Company shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this Proxy Statement. Company shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the Special Meeting.
•To Vote Virtually at the Special Meeting: To vote virtually at the Special Meeting, visit www.virtualshareholdermeeting.com/SLP2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.
Whether or not you plan to participate in the Special Meeting, the Company urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the Special Meeting to ensure that your Company Common Shares will be represented and voted at the Special Meeting if you are unable to participate.
The Company’s Board of Directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Company shareholders. If you are a shareholder of record and you authorize these proxy holders to vote your Company Common Shares with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a shareholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the Company Board of Directors recommends. If any other matter properly comes before the Special Meeting, these proxy holders will vote on that matter in their discretion.

If, as of the Record Date, your Company Common Shares are registered directly in your name with the transfer agent of the Company, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote or to grant a proxy for your vote directly to the Company or to a third party to vote at the Special Meeting.
If, as of the Record Date, your shares are held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this Proxy Statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
In accordance with the rules of the New York Stock Exchange, as followed by Nasdaq, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this Proxy Statement to be voted on at the Special Meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your Company Common Shares, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the Merger Agreement Proposal but will not have an effect on the Adjournment Proposal or the Merger-Related Compensation Proposal (assuming, in the case of the Merger-Related Compensation Proposal, that a quorum is present). If you are a beneficial holder, the Company strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
If you are a beneficial owner, you are invited to participate in the Special Meeting; however, you may not vote your shares at the Special Meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.
Revocation of Proxies
Company shareholders of record may revoke their proxies at any time prior to the voting at the Special Meeting in any of the following ways:
•signing and delivering a new Proxy relating to the same shares and bearing a later date than the original Proxy;
•delivering a signed, written notice of revocation that is received prior to the polls closing at the Special Meeting (or any adjournment or postponement thereof), which is dated later than the date of the proxy and states that the proxy is revoked, to Simulations Plus, Inc., Attention: Corporate Secretary, 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713; or
•participating in and voting during the Special Meeting. Participation in the virtual Special Meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.
Company beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Delivery of Proxy Materials
As permitted by applicable law, only one copy of this Proxy Statement is being delivered to holders of Company Common Shares residing at the same address, unless such holders of Company Common Shares have notified Company of their desire to receive multiple copies of this Proxy Statement.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any holder of Company Common Shares residing at an address to which only one copy of this Proxy Statement was mailed. Requests for additional copies should be directed to Company by mail at Simulations Plus, Inc., Attention: Secretary, 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713, or to the Company’s proxy solicitor, Alliance Advisors, LLC, by calling toll-free at 1-833-207-7605.
Shares Held in Name of Broker
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
Tabulation of Votes
Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Solicitation of Proxies
The Company will pay for the entire cost of soliciting proxies. The Company has retained Alliance Advisors, LLC, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a flat fee of $12,500. The Company will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of Company Common Shares for their expenses in forwarding soliciting materials to such beneficial owners. The Company’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. The Company’s directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Adjournments
The Special Meeting may be adjourned by the holders of Company Common Shares representing at least a majority of the Company Common Shares present in person (including virtually) or represented by proxy at the Special Meeting and entitled to vote thereon, whether or not there is a quorum.
Notice need not be given of any adjourned meeting if the time and place, if any, are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the shareholders entitled to vote is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present and vote at such adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. Under the Merger Agreement, any reconvened Special Meeting must be held no more than ten (10) Business Days each and in no event later than the earlier of (x) two (2) months from the originally scheduled date and (y) four (4) Business Days prior to the End Date of February 10, 2027. The approval of the Adjournment Proposal by holders of Company Common Shares is not a condition to the completion of the Merger.
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THE MERGER (PROPOSAL 1)
This section of this Proxy Statement describes the material aspects of the Merger. This section may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement and the documents incorporated by reference into this Proxy Statement, including the full text of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A, for a more complete understanding of the Merger. In addition, important information about the Company is included in or incorporated by reference into this Proxy Statement. See the section titled “Where You Can Find More Information.”
Effects of the Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the CGCL and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company will survive the Merger as a wholly owned subsidiary of Parent. The Merger will become effective upon the later to occur of (i) the California Certificate of Merger being duly filed with the Secretary of State of the State of California, (ii) the Delaware Certificate of Merger being duly filed with the Secretary of State of the State of Delaware, or (iii) such later time as the parties may mutually agree as specified in the certificates of merger.
At the Effective Time, each issued and outstanding share of Company Common Shares (including certain Company Options, as described in more detail below, but excluding shares held by Parent, Merger Sub or certain subsidiaries immediately prior to the Effective Time and excluding shares with respect to which dissenters’ rights are properly demanded and perfected under the CGCL and not withdrawn or lost prior to the Effective Time) outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $18.50 per share in cash, without interest and subject to applicable withholding taxes (the “Merger Consideration”).
Pursuant to the Merger Agreement, effective as of immediately prior to the Effective Time:
•Each issued and outstanding Company Common Shares (other than shares held by Parent, Merger Sub or any other Subsidiary of Parent, and any Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration.
•Each Company Option that is outstanding immediately prior to the Effective Time will automatically vest in full and be canceled and converted to the right to receive an amount in cash (without interest) equal to (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option, less any applicable withholding taxes. Each Company Option that has an exercise price that is greater than or equal to the Merger Consideration will be automatically cancelled for no consideration.
•Each Company Common Shares held by Parent, Merger Sub or other subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist without payment therefor.
•Each membership interest, limited liability interest or other equity interest of the Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
If the Merger is completed, the Company’s securities will be delisted from Nasdaq and deregistered under the Exchange Act as promptly as practicable after the Effective Time, and the Company will cease to be a publicly traded company. The Company will no longer be required to file periodic reports, current reports and proxy information statements with the SEC on account of its common shares. You will not own any shares of the Surviving Corporation.

Effect on the Company if the Merger is Not Completed
If the Merger Agreement is not adopted by the Company’s shareholders or if the Merger is not completed for any other reason, the Company shareholders will not receive any payment for their Company Common Shares or other Company Options in connection with the Merger. Instead, the Company will remain an independent public company, the Company Common Shares will continue to be listed and traded on the Nasdaq and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, Company shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which the Company operates and risks related to adverse economic conditions.
Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger to not be completed, it is likely that the price of Company Common Shares will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Company Common Shares would return to the price at which it trades as of the date of this Proxy Statement or the price at which it traded immediately prior to the public announcement of the Merger Agreement. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Company Common Shares. If the Merger Agreement is not adopted by Company shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Company will be offered or that Company’s business, prospects or results of operation will not be adversely impacted.
Moreover, if the Merger is not completed for any reason, Company shareholders will be subject to a number of risks, including the Company’s incurrence of substantial costs in connection with the Merger and the other transactions contemplated by the Merger Agreement that may not be recovered, the substantial restrictions imposed by the Merger Agreement on the operation of the Company’s business during the period before the consummation of the Merger, which may make it difficult for the Company to achieve its business goals if the Merger is not completed, and the potential negative impact on the Company’s ability to attract, hire and retain key employees.
In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, the Company will be required to pay to Parent a Company Termination Fee of $13,000,000, or under certain other circumstances, Parent will be required to pay the Company a Parent Termination Fee of $26,000,000. See the section titled "The Merger Agreement — Termination Fees and Expenses" for a discussion of the circumstances under which such termination fees would be required to be paid.

Background of the Merger
The following is a description of the material contacts between the Company and Altaris and other parties relating to the Merger, as well as the material deliberations of the Company Board of Directors in connection therewith. The following description does not purport to describe all conversations and negotiations relating to the Merger that took place among the parties and their respective representatives. For ease of reference, and to maintain confidentiality, certain third parties that participated in the strategic review process are referred to in this section as 'Party A,' 'Party B,' etc. For a review of the factors that the Company Board of Directors considered in evaluating and approving the Merger Agreement and the Merger, see the section titled "The Merger — Recommendation of the Company Board of Directors; Reasons for the Merger."

Overview
During 2025, the Company received a significant volume of inbound interest for regular-way business development discussions including from multiple financial sponsors and strategic acquirers. These discussions included multiple parties inquiring as to the Company's general interest in and openness to being acquired. The Company's Board of Directors and management also reviewed the Company's current performance and outlook and various strategic alternatives, including an assessment of what had been, for several years, a challenging pharmaceutical and biotechnology market characterized by constrained spending that continued to put pressure on the Company's revenue growth. Additionally, the Board of Directors assessed the Company's product roadmap and, specifically, its development of artificial intelligence functionality intended to benefit its clients, and how such roadmap aligned with an increasingly competitive artificial intelligence marketplace. While the roadmap appeared strong, the Company's ability to fund such development at a pace commensurate with the competitive dynamics of the market carried risk, and the prospective buyers of such artificial intelligence technology were in an industry sector in which the Company had limited access or prior experience.
2025 JPM Healthcare Conference and Early Inbound Interest
In January 2025, the Company's Chief Executive Officer attended the J.P. Morgan Healthcare Conference in San Francisco, California, where he conducted a series of meetings with representatives of financial sponsors and strategic acquirers. Among those meetings, on January 15, 2025, the Chief Executive Officer met with representatives of Party A, in San Francisco for an introductory discussion. On January 14, 2025, the Chief Executive Officer met with representatives of Party B in San Francisco for an introductory discussion. On the same day, the Chief Executive Officer also met with representatives of Party C, in San Francisco for an introductory discussion. Lastly, the Chief Executive Officer also met with representatives of Party D on January 13, 2025. The meetings were previewed and discussed with the Board of Directors prior to the conference.

Inbound Interest and Meetings — First Half of 2025
On March 17, 2025, the Chief Executive Officer met with representatives of Party E at their offices in Palo Alto, California for an introductory discussion.
On April 17, 2025, the Chief Executive Officer met with representatives of Party F, at their offices in San Jose, California for a follow-up discussion from the JPM Healthcare Conference, at which Party F expressed interest and discussed the approvals it would require ahead of commencing due diligence.
On May 8, 2025, the Chief Executive Officer had an introductory call with a representative of Party G. On the same date, the Chief Executive Officer met with a representative of Party D for an update meeting.
On May 9, 2025, the Chief Executive Officer spoke with a representative of Party G for an update call.
On May 18, 2025, the Chief Executive Officer participated in two introductory calls with representatives of Party H.
Party A — Expression of Interest
On March 26, 2025, the Chief Executive Officer had a follow-up call with a representative of Party A following their meeting at the JPM Healthcare Conference, at which Party A expressed interest in engaging in a take-private transaction involving the Company.
On July 1, 2025, the Chief Executive Officer had a further call with the same representatives of Party A, during which Party A informed the Chief Executive Officer of its intent to deliver an indication of interest to confirm its interest to the Board of Directors and to seek access to due diligence.
On August 4, 2025, the Company received an expression of interest letter from Party A (the "Party A EOI") expressing Party A’s interest in acquiring the Company and indicating its willingness to provide a non-binding indication of value following a period of limited due diligence. The Party A EOI was shared with the Board of Directors. A price was not provided in the Party A EOI.
On August 20, 2025, the Board of Directors held a meeting with representatives of Morgan Stanley in attendance, at which it discussed the Party A EOI, including its merits and alternatives, and determined to respond to Party A by requesting an indication of potential valuation range as a condition to proceeding with any due diligence.

On August 25, 2025, the Chief Executive Officer spoke with a representative of Party A and communicated the Board of Directors' position that a valuation indication would be required before any due diligence could be initiated. The Chief Executive Officer noted that, because the Company had been an established publicly traded company for several years, there was adequate publicly available information to provide a non-binding indication of value. Party A did not provide a valuation indication following this communication and there was no further contact between the Company and Party A until Party A was invited to participate in the formal auction process described below.
Party J — Indication of Interest
On July 21, 2025, the Chief Executive Officer had an introductory call with the Chief Executive Officer of Party J to discuss each company's status, future plans and the potential benefits of a combination of the two companies. On July 31, 2025, the Company and Party J entered into a mutual nondisclosure agreement. The agreement also included a one-year standstill restricting Party J from, among other things, acquiring Company securities, pursuing a business combination, or soliciting proxies, which fell away automatically upon the public announcement of the Merger Agreement.

On August 13, 2025 and again on August 26, 2025, the Chief Executive Officers and Chief Financial Officers of both the Company and Party J participated in calls to continue exploring the nature of each company's business and the potential benefits of a combination. The Board of Directors was given an update about the Party J inbound interest on August 21, 2025.

On September 9, 2025, the same participants met in person at Party J’s offices in New York, New York, followed by a dinner, for further strategic and financial discussions in connection with a potential combination.
On October 9, 2025, the Company received an indication of interest letter from Party J (the "Party J IOI") proposing to acquire the Company at a price of $17.50 to $19.00 per share.
On October 16, 2025, the Board of Directors held a meeting with representatives of Morgan Stanley in attendance to discuss the Party J IOI. After consideration, the Chief Executive Officer was authorized by the Board of Directors to communicate that the proposed valuation was insufficient and would need to be increased. Additionally, following discussion with representatives of Morgan Stanley, the Board of Directors expressed concerns regarding Party J’s ability to raise the funds necessary to consummate an acquisition of the Company given Party J’s then-current balance sheet.
On October 17, 2025, the Chief Executive Officer communicated the Board of Directors' position to the representative of Party J. The representative of Party J indicated that Party J was unprepared to increase its proposed valuation range.
Other Discussions
On July 21, 2025, the Chief Executive Officer also had an update call with a representative of Party B.
On September 12, 2025, the Chief Executive Officer had an update call with a representative of Party E, who expressed continued interest, with no specific follow-up steps identified at that time.
On November 25, 2025, a representative of Party B contacted the Chief Executive Officer and expressed strategic interest in the Company, indicating that a short-list due diligence exercise would follow.
On December 3, 2025, a representative of Party E met with the Chief Executive Officer for an update discussion, again expressing continued interest.

On December 16, 2025, the Chief Executive Officer had dinner in San Francisco with representatives of Party L, during which Party L expressed interest in the Company, and indicated that a short due diligence list would follow.
On December 18, 2025, the Chief Executive Officer had an introductory call with representatives of Party M, with no specific follow-up steps identified.
On December 10, 2025, the Chief Executive Officer also met again with the representative of Party J at Party J’s offices in New York, New York to discuss the potential to continue discussions at a higher valuation. No path forward could be agreed upon at that meeting and the parties did not resume discussions thereafter. They were invited to participate in a formal auction process similar to Party A.
Board of Directors' Decision to Initiate a Strategic Process
At a regularly scheduled Board of Directors meeting held on January 6 and 7, 2026, the Board of Directors, together with the Chief Executive Officer and Chief Financial Officer, discussed the Company's strategic alternatives in light of the significant volume of inbound interest the Company had been experiencing, and made the decision to engage Morgan Stanley to initiate a formal auction process. The Board of Directors' review of strategic alternatives included an assessment of what had been, for several years, a challenging pharmaceutical and biotechnology market with constrained spending that continued to put pressure on the Company's revenue growth, an assessment of the Company's product roadmap and the development of artificial intelligence functionality, and the risk that the Company's ability to fund such development at a pace commensurate with the competitive dynamics of the market carried. In light of these factors and the significant interest articulated by various parties in a strategic transaction involving the Company over the preceding year, the Board of Directors instructed the Chief Executive Officer and Chief Financial Officer to engage with Morgan Stanley and initiate an auction process. On January 20, 2026, the Board of Directors held a call with the Chief Executive Officer, Chief Financial Officer and representatives of Morgan Stanley to discuss the framework of the auction process and to authorize the commencement of the process. Following the January 2026 Board of Directors Meeting, the Chief Executive Officer and Chief Financial Officer, with the assistance of representatives of Morgan Stanley, prepared materials for a formal auction process.

2026 JPM Healthcare Conference
During the week of January 13, 2026, the Chief Executive Officer attended the J.P. Morgan Healthcare Conference in San Francisco, California and met with more than a dozen companies, confirming significant interest in the Company. Among others:
•On January 13, 2026, the Chief Executive Officer met with representatives of Party D, to provide an update on the Company and the market generally, and Party D expressed interest in a product demonstration and scientific deep dive.
•On January 13, 2026, the Chief Executive Officer met with representatives of Party F to provide updates on the Company and market, and Party F expressed interest in a follow-up discussion.
•On January 14, 2026, the Chief Executive Officer met with a representative of Altaris for a discussion of the Company and potential strategic fit. Altaris expressed interest, in a strategic transaction, but with no definitive follow-up steps identified at that time.
•On January 14, 2026, the Chief Executive Officer met with representatives of Party N for an introductory meeting.
•On January 14, 2026, the Chief Executive Officer also met with representatives of Party L, as a follow-up to their December dinner, at which Party L indicated it would follow up with a due diligence list.

•On January 15, 2026, the Chief Executive Officer met with a representative of Party B for an update discussion, at which Party B expressed interest in a possible acquisition of the Company and indicated it would follow up with a list of due diligence needs.
Pre-Process Interactions — January and February 2026
During January and February 2026, the Chief Executive Officer engaged in a series of discussions with financial sponsors and strategic acquirers, including Party O, Party P, Party G, Party Q, Party E, Party R, Party S and Party T, among others. Specifically, on January 26, 2026, the Chief Executive Officer met in person with representatives of Party O at Party O’s offices in San Francisco, California; Party O expressed interest in evaluating the Company and indicated it would follow up in late February. On February 4, 2026, the Chief Executive Officer had a call with representatives of Party E.
From January 23 through February 23, 2026, the Chief Executive Officer and Chief Financial Officer, together with the assistance of representatives of Morgan Stanley, prepared the management presentation and other materials for the formal auction process.
Round One of the Formal Auction Process
On or around February 17, 2026, representatives of Morgan Stanley commenced outbound contact with 23 targeted financial sponsors and strategic acquirers that were approved for contact by the Board of Directors (the "Round One Participants"), which included certain parties noted above with whom the Company had previously engaged. Of the 23 Round One Participants contacted, 20 were either under prior nondisclosure agreements or agreed to go under a nondisclosure agreement as part of their participation in the process. From February 24 through March 27, 2026, the Company conducted, with the assistance of representatives of Morgan Stanley, management presentations and due diligence calls with 16 of the prospective acquirers. The Board of Directors received periodic updates on the process and each party’s progress through the process. The nondisclosure agreements executed by the Round One Participants contained customary confidentiality and use restrictions, and customary standstill (which fell away automatically upon the public announcement of the Merger Agreement). Certain of the nondisclosure agreements also included employee non-solicitation provisions and restrictions on requesting an amendment, waiver or termination of the applicable standstill restrictions.

Round One Bids and Board Review
On April 2, 2026, the date set as the bid deadline, the Company received first-round bids from three combination strategic partner and financial sponsor parties. These included Altaris, at a proposed per share price of $16.00 to $18.00; Party B, at a proposed per share price of $16.80; and Party L, at a proposed per share price of $14.50 to $16.50. Party F communicated that it was unable to submit a proposal as of April 2, 2026, but would respond in the next week, following a meeting of its board of directors. On April 7, 2026, the Board of Directors held a meeting to review the status of the process and the first-round bids received and agreed to proceed with all three parties that had submitted proposals into a second round of the process subject to providing them feedback on their proposals. The Board further agreed that should Party F submit a similar or better proposal relative to those from the other three bidding parties, that they could proceed into a second round, too. On April 9, 2026, the Company received an additional first-round bid from Party F at a proposed price per share of $19.00. Over the course of April 10 through April 11, Altaris, Party F, Party L, and Party B were provided feedback regarding the next steps of the auction process and preliminary feedback on their initial proposals. Following feedback that its proposal was insufficient, on April 13, 2026, Party L raised its proposed per share price range to $19.00 to $21.00.

Round Two of the Formal Auction Process
In connection with the second round, following discussions with representatives of Morgan Stanley and Procopio, the Company determined to provide the remaining bidders with a process letter outlining the next phase of the process and bid draft merger agreement. Representatives of Procopio worked to prepare the draft agreement as well as the related disclosure schedules for Company review and for use in the process. Following review by, and at the direction of, Company management, representatives of Morgan Stanley provided a process letter to the remaining bidders and loaded the bid draft merger agreement and related draft disclosure schedules into the virtual data room. The revised process letter instructed bidders to submit revised proposals by 12:00pm Pacific Time on May 15, 2026 and to include, among other things, a specific per share cash purchase price, clean and marked copies of the bid draft transaction agreement, financing sources and any financing commitment letters, strategic rationale and plans for management and employees, confirmation that execution of a definitive agreement would not be subject to further diligence, the bidder’s proposed timeline and required approvals, and key contacts. The revised process letter also reminded bidders not to contact Company personnel regarding the proposed transaction without the Company’s prior written consent.

From April 13 through May 14, 2026, the Company conducted a second round of due diligence with the four remaining bidders: Altaris, Party F, Party L and Party B. Among the key sessions:

•On April 24, 2026, the Company hosted a full-day due diligence meeting and dinner in Palo Alto, California with Party F’s executive team.
•On May 5, 2026, Party L hosted a full-day due diligence meeting and dinner in New York, New York with the Company and the Party L team.
•On May 7, 2026, Altaris hosted a half-day due diligence meeting and dinner in New York, New York with the Company and the Altaris team.
•On May 8, 2026, the Company hosted a half-day due diligence meeting in New York, New York with the Party B team.
On April 29, 2026, the Board of Directors held a call with representatives of Procopio Cory Hargreaves & Savitch, LLP ("Procopio") to receive a pre-transaction legal and fiduciary review.
On May 13, 2026 at the request of counsel for Altaris, Bass, Berry & Sims PLC (“Bass Berry”), representatives of Procopio participated in a call to discuss preliminary comments on the bid draft merger agreement in advance of the deadline.

In connection with Party F's second-round diligence, representatives of Procopio exchanged correspondence with counsel to Party F, regarding Party F's legal diligence requests.

Altaris Bid, Negotiation and Exclusivity
On May 15, 2026, Altaris submitted a second-round bid proposing to acquire all outstanding Company Common Shares at a price of $18.00 per share. Party F, Party L and Party B communicated to representatives of Morgan Stanley that they were not planning on submitting a proposal at this time. On May 17, 2026, the Board of Directors held a meeting to review Altaris's bid. The Board of Directors reviewed the terms of the bid with representatives of Morgan Stanley and authorized management through representatives of Morgan Stanley to respond to Altaris with a counter-proposal reflecting a purchase price of $19.00 per share, together with responses on several legal terms. On May 18, 2026, at the direction of the Board of Directors, representatives of Morgan Stanley delivered the Company's counter-proposal to Altaris on behalf of the Company. On May 19, 2026, Altaris submitted a revised proposal, raising its proposed per share price to $18.50. On the same date, the Board of Directors held a meeting to review Altaris's revised proposal and authorized management to continue negotiations. Additionally, on May 19, 2026, Procopio held a call with Bass Berry to discuss the bid draft, including open issues relating to representations and warranties, closing conditions, obligations of the parties relating to regulatory matters, and termination and remedies provisions. On May 20, 2026, the Board of Directors held a further meeting and accepted Altaris's revised proposal of $18.50 per share, subject to a two-week exclusivity period. Also, on May 20, 2026, Procopio and Bass Berry exchanged and negotiated terms and provisions of the Merger Agreement relating to the HSR filings, process and related timing. On May 22, 2026, the Company and Altaris executed an exclusivity agreement providing for a two-week period of exclusive negotiations. The other parties remaining in the process did not submit bids in the second round of the process, as had been previously conveyed by such parties to Morgan Stanley as described above.

Confirmatory Due Diligence, Negotiation of Definitive Agreements and Signing
From May 23 through June 5, 2026, the parties and their respective advisors engaged in extensive confirmatory due diligence, including multiple due diligence calls, and commenced further negotiation of the Merger Agreement and related transaction documents.
On June 3, 2026, Procopio delivered a revised version of the Merger Agreement to Altaris and its counsel, Bass Berry, for review.

On June 5, 2026, the Board of Directors held a meeting at which it considered Altaris's request for an additional one-week extension of the exclusivity period to allow the parties to complete negotiation of the definitive agreements. They also discussed no-shop, HSR covenants, the treatment of certain employee bonuses, disclosure schedules and other related matters. The Board of Directors agreed to the extension.
On June 6, 2026, Bass Berry delivered to Procopio a draft Merger Agreement, markup on the draft voting and support agreement and Procopio circulated the voting and support agreements to the Supporting Shareholders. From June 6 through June 12, 2026, the parties and their respective advisors continued to conduct due diligence and finalize the terms of the Merger Agreement and related transaction documents. The exclusivity period ended on June 12, 2026 and was not renewed. The parties continued to work toward a transaction and there were no inbound inquiries from other parties.
On June 15, 2026, the Board of Directors held a meeting with representatives of Morgan Stanley in attendance at which it reviewed and considered the final terms of the Merger Agreement and the transactions contemplated thereby, including the Merger. After representatives of Morgan Stanley reviewed Morgan Stanley’s financial analyses of the $18.50 per share consideration proposed to be paid by Altaris and rendering its oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the Merger Consideration of $18.50 per Company Common Share to be received by the holders of Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of Company Common Shares, and after considering the legal advice of its outside legal counsel, the Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to recommend that Company shareholders vote to adopt the Merger Agreement.

On June 15, 2026, the Company and Altaris executed and delivered the Merger Agreement, and the parties issued press releases on June 16, 2026 announcing the execution of the Merger Agreement and the proposed Merger.

The Company’s Reasons for the Merger; Recommendation of Company Board of Directors
At its meeting held on June 15, 2026 to evaluate the Merger, the Company Board of Directors (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and its shareholders, (ii) declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions contained in the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Company shareholders and (v) resolved to recommend adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to Company shareholders.
The Company Board of Directors recommends that Company shareholders vote:
1."FOR" the Merger Agreement Proposal;
2."FOR" the Merger-Related Compensation Proposal; and
3."FOR" the Adjournment Proposal.
In evaluating the Merger Agreement and the Merger and arriving at its determination, the Company Board of Directors consulted with the Company's senior management, representatives of the Company's financial advisor, representatives of Morgan Stanley, and the Company's outside legal counsel, Procopio, Cory & Hargreaves LLP, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger to the Company and Company shareholders. The Company Board of Directors believed that, taken as a whole, the following factors (not in any relative order of importance) supported its decision to approve the Merger:
Merger Consideration. The Company Board of Directors belief that the Merger Consideration of $18.50 per Company Common Share in cash provides Company shareholders with attractive and compelling value for their Company Common Shares. The Company Board of Directors considered the current and historical market prices of Company Common Shares in light of current industry conditions, the competitive landscape, publicly available analyst expectations and other factors.
Business, Financial Condition, Prospects and Execution Risks. The Company Board of Directors' belief that the Merger was more favorable to Company shareholders than the alternative of remaining a standalone, independent company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:
•general industry, economic and market conditions, both on a historical and on a prospective basis;
•current information regarding (i) the Company's business, prospects, financial condition, operations, services, competitive position and strategic business goals and objectives, (ii) the competitive nature of the industry in which the Company operates, including the increasingly competitive landscape for pharmaceutical and biotechnology software and services, (iii) what had been, for several years, a challenging pharmaceutical and biotechnology market characterized by constrained spending that continued to put pressure on the Company's revenue growth, and (iv) the Company's product roadmap, including the development of artificial intelligence functionality intended to benefit its clients, and how such roadmap aligned with an increasingly competitive artificial intelligence marketplace;
•the Company's ability to fund its artificial intelligence development roadmap at a pace commensurate with the competitive dynamics of the market, and the risk associated therewith, including that the prospective buyer of such artificial intelligence technology was in an organizational area in which the Company had limited access or prior experience; and
•the uncertain returns to Company shareholders if the Company were to remain independent, taking into account, in particular, management's financial projections of the future financial performance and earnings of the Company, including those set forth below under the section titled "The Merger — Projected Financial Information," and the risks involved in achieving those returns.
Premium to Trading Price of Company Common Share. The fact that the Merger Consideration represents a significant premium over the unaffected market price at which the Company Common Shares traded, including that the Merger Consideration represents a premium of approximately 26% over the volume-weighted average trading price per Company Common Share for the 60-trading-day period ended June 15, 2026.
Results of the Strategic Process. The benefits that the Company and its advisors were able to obtain during the formal competitive auction process conducted under the oversight of the Board of Directors, including with the assistance of representatives of Morgan Stanley, including outreach to 23 targeted financial sponsors and strategic acquirers, the receipt of first-round bids from four prospective acquirers, the advancement of four prospective acquirers to a second round of due diligence, and the negotiated increase in Altaris's proposed per share price from $18.00 per share in its initial bid to $18.50 per share in the final Merger Consideration. Of the 23 potential bidders, only four submitted bids, and the Board of Directors believed that the Merger Consideration reflected in the Merger Agreement was the best proposal and economic value available to Company shareholders and the best transaction that could be obtained by Company shareholders at the time, and that there was no assurance that a more favorable opportunity to sell the Company would arise later or through any alternative transaction.
Merger Consideration in Cash. The fact that the Merger Consideration is all cash, giving Company shareholders the opportunity to realize near-term value certainty and liquidity at the consummation of the Merger.
Financial Analysis and Opinion of Morgan Stanley. The oral Opinion of Morgan Stanley rendered to the Board of Directors (subsequently confirmed in writing) on June 15, 2026 that, as of such date and based upon and subject to the various assumptions, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken as set forth therein, the Merger Consideration of $18.50 per Company Common Share to be received by the holders of Company Common Shares (other than the holders of Excluded Shares and holders of Dissenting Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of Company Common Shares (as more fully described in the section titled "The Merger — Opinion of Morgan Stanley").
Likelihood of Consummation. The likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger (including the likelihood that regulatory approvals and clearances necessary to the Merger would be obtained), the absence of a financing condition, the Parent Termination Fee of $26,000,000 that may become payable by Parent under certain circumstances, and the existence of a limited guarantee from Altaris pursuant to which certain funds affiliated with Altaris have guaranteed certain payment obligations of Parent under the Merger Agreement.
Business Reputation of Altaris. The Board of Directors also considered the business reputation and financial resources of Altaris, Altaris's history of successful execution of similar transactions, and the representations by Parent in the Merger Agreement that it will have adequate resources to pay the Merger Consideration and other amounts necessary to consummate the Merger.
Terms of the Merger Agreement. The terms and conditions of the Merger Agreement, including:
•the representations, warranties and covenants of the parties, the conditions to the parties' obligations to complete the Merger and their ability to terminate the Merger Agreement in certain circumstances;
•the provisions of the Merger Agreement that allow the Company to engage in negotiations or discussions with, and furnish non-public information to, a third party that makes a bona fide Acquisition Proposal that was not solicited in violation of and otherwise did not result from a breach of the Company's non-solicitation obligations, if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal;

•the provisions of the Merger Agreement that allow the Company Board of Directors to make an Adverse Recommendation Change in response to a Superior Proposal and to terminate the Merger Agreement in order to enter into a written definitive agreement for such Superior Proposal, subject to the concurrent payment to Parent of the Company Termination Fee of $13,000,000, which the Company Board of Directors believes to be reasonable under the circumstances, taking into account the range of such termination fees in similar transactions;
•the provisions of the Merger Agreement that allow the Company Board of Directors to make an Adverse Recommendation Change in response to an Intervening Event, if the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law;
•the limited number of closing conditions included in the Merger Agreement, including the absence of a financing condition or similar contingency that is based on Parent's ability to obtain financing, and the likelihood of satisfaction of all conditions to completion of the Merger;
•the belief of the Company Board of Directors that the Company's obligation to pay the Company Termination Fee of $13,000,000 in certain circumstances, which the Board of Directors, after consultation with our financial advisor and outside counsel, believed was reasonable under the circumstances and not reasonably likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals.
•the fact that, upon termination of the Merger Agreement in certain circumstances related to Parent's breach of the Merger Agreement or Parent's failure to consummate the Closing after all conditions have been satisfied, Parent would be required to pay the Company a Parent Termination Fee of $26,000,000, plus up to $3,000,000 in enforcement expenses if applicable, which payment is guaranteed under certain circumstances by investment funds affiliated with Altaris;
•the fact that, in the event of Parent's fraud or Willful and Material Breach of the Merger Agreement, the Company may be able to seek damages up to the amount of the Parent Termination Fee; and
•the ability of the Company to specifically enforce the terms of the Merger Agreement under certain circumstances, including the right to seek specific performance to cause Parent to consummate the Closing if all conditions to Parent’s obligations have been satisfied, the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, and the Company has confirmed in writing that it is ready, willing and able to close.
Timing Considerations. Altaris's willingness to enter into negotiations and execute a definitive agreement in a relatively short timeframe, which would reduce the amount of time during which the Company's business would be subject to potential disruption. The Company Board of Directors also observed that the Company retained the ability to consider unsolicited Acquisition Proposals until the Company Shareholders Meeting and to enter into an agreement with respect to an Acquisition Proposal under certain circumstances concurrently with terminating the Merger Agreement and paying the Company Termination Fee of $13,000,000 to Parent.
Availability of Dissenters' Rights. The fact that dissenters' rights would be available to holders of Company Common Shares under Chapter 13 of the CGCL and that there was no condition in the Merger Agreement relating to the maximum number of Company Common Shares that could exercise dissenters' rights.

The Company Board of Directors also considered certain potentially negative factors in its deliberations concerning the Merger, including the following (not in any relative order of importance):
Tax Treatment. The fact that the receipt of the Merger Consideration will generally be taxable to Company shareholders for U.S. federal income tax purposes.
No Shareholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction, meaning Company shareholders will not have an opportunity to participate in the Surviving Corporation's future earnings or growth and will not benefit from any appreciation in the value of the Surviving Corporation.
Risk of Non-Completion. The possibility that the Merger might not be completed, including as a result of the failure to obtain regulatory approvals or fulfill other conditions to closing of the Merger, and the effect that a public announcement of a termination of the Merger Agreement may have on:
•the trading price of the Company Common Shares; and
•the Company's business and operating results, particularly in light of the costs incurred in connection with the Merger.
Possible Deterrence of Competing Offers. The risk that certain provisions of the Merger Agreement, including the restrictions on the Company's ability to solicit other Acquisition Proposals and the Company's obligation to pay to Parent the Company Termination Fee of $13,000,000 if the Merger Agreement is terminated under certain circumstances (including if the Company Board of Directors makes an Adverse Recommendation Change or exercises its right to enter into a transaction constituting a Superior Proposal), may discourage other parties potentially interested in an acquisition of, or combination with, the Company from pursuing that opportunity, although the Company Board of Directors believed such fee was consistent with fees payable in comparable transactions and reasonable in context.
Possible Disruption of the Business and Costs and Expenses. The possible disruption to the Company's business that may result from the Merger, including the resulting distraction of the Company's management and potential attrition of the Company's employees, as well as the costs and expenses associated with completing the Merger.
Restrictions on Operation of the Company's Business. The requirement that the Company use reasonable best efforts to conduct its business in the ordinary course of business and comply with other restrictions on the Company's activities and operations prior to completion of the Merger. The Company Board of Directors considered that such restrictions may delay or prevent the Company from pursuing business strategies or opportunities that may arise pending completion of the Merger.

Impact of Announcement. The uncertainty about the effect of the Merger, regardless of whether it is completed, on the Company's employees, customers and other parties, which may impair the Company's ability to attract, retain and motivate key personnel, could cause customers, suppliers and others to seek to change existing business relationships with the Company, and could lead to litigation in connection with the Merger.

Litigation Risk. The potential for litigation by shareholders of the Company in connection with the transactions contemplated by the Merger Agreement, which, even where lacking in merit, could nonetheless result in distraction and expense for the Company.

Need to Obtain Required Regulatory Clearances. The fact that completion of the Merger would require, among other things, the expiration or termination of the applicable waiting period under the HSR Act and the receipt of any other Required Regulatory Approvals as provided in the Merger Agreement.

Remedies Available to Parent. The fact that the Company is subject to various remedies available to Parent should the Company breach the Merger Agreement or fail to consummate the Merger, including the payment by the Company of damages in certain circumstances up to $26,000,000 plus enforcement expenses up to $3,000,000.

Enforcement of Remedies. The fact that if Parent fails to complete the Merger as a result of a breach of the Merger Agreement, (including under a scenario in which Parent does not have sufficient financing to complete the Merger), the Company's rights and remedies may be limited to the Parent Termination Fee amount of $26,000,000, plus recovery of enforcement expenses up to $3,000,000, which amounts may be inadequate to compensate the Company fully for any damage caused, as well as that such remedies may be expensive and difficult to enforce through litigation, and the outcome of any such action would be uncertain.

Interests of the Board of Directors and Management. The fact that the members of the Board of Directors and executive officers of the Company may have interests in the Merger that are different from, or in addition to, our shareholders generally. For additional information, see “The Merger — Interests of the Company's Directors and Executive Officers in the Merger.”
The Company Board of Directors concluded that the potentially negative factors associated with the Merger were significantly outweighed by the potential benefits that it expected Company shareholders would achieve as a result of the Merger. The Company Board of Directors believed that the Merger would maximize the immediate value of the Company Common Shares held by Company shareholders and minimize the risks and uncertainty affecting the future prospects of the Company, including the potential execution risks associated with its standalone financial plan. Accordingly, the Company Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and its shareholders, (ii) declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, advisable, (iii) approved the Merger Agreement, the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions contained in the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of Company shareholders and (v) resolved to recommend adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to Company shareholders.
In addition, the Company Board of Directors was aware of and considered the interests that the Company's directors and executive officers may have with respect to the Merger that differ from, or are in addition to, the interests of Company shareholders generally, as described below under "The Merger — Interests of the Company's Directors and Executive Officers in the Merger."
The foregoing discussion of the information and factors considered by the Company Board of Directors is not exhaustive, but the Company believes it includes all material factors considered by the Company Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Company Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Company Board of Directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The Company Board of Directors based its unanimous recommendation on the totality of the information presented.

This explanation of the Company's reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under "Cautionary Statement Regarding Forward-Looking Statements."
Opinion of Morgan Stanley

The Company retained Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) to provide it with financial advisory services and an opinion in connection with a possible sale of the Company. The Board of Directors selected Morgan Stanley to act as its financial advisor based on, among other things, Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in the Company’s industry, and its knowledge of the market and regulatory environment and business and affairs of the Company. At the meeting of the Board of Directors on June 15, 2026, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of June 15, 2026, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share price of $18.50 in cash to be received by the holders of the Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the merger agreement was fair from a financial point of view to such holders of Company Common Shares.
The full text of the written Opinion of Morgan Stanley, dated as of June 15, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this Proxy Statement and incorporated by reference in this Proxy Statement in its entirety. The summary of Morgan Stanley’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the per share price of $18.50 in cash to be received by the holders of Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the merger agreement as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any transaction contemplated by the Merger Agreement. Morgan Stanley expressed no opinion or recommendation as to how the Company’s shareholders should vote at any meeting of the Company shareholders to be held in connection with the Merger.
In connection with rendering its opinion, Morgan Stanley, among other things:
1)Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)Reviewed certain financial projections prepared by the management of the Company, including the Financial Projections (which we refer to as the “management projections”);
4)Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)Reviewed the reported prices and trading activity for the Company Common Shares;

6)Compared the financial performance of the Company and the prices and trading activity of the Company Common Shares with that of certain other publicly-traded companies comparable with the Company and its securities;
7)Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)Participated in discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;
9)Reviewed a substantially final draft of the merger agreement, dated as of June 15, 2026 (which we refer to as the “draft merger agreement”), the draft equity commitment letter from certain funds affiliated with Altaris to Parent, substantially in the form of the draft dated June 14, 2026 (the “draft equity commitment letter”) and the draft commitment letter from certain lenders substantially in the form of the draft dated June 11, 2026 (the “draft debt commitment letter” and, together with the Equity Commitment Letter, the “draft commitment letters”) and certain related documents; and

10)Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for its opinion. With respect to the management projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company of the future financial performance of the Company. Morgan Stanley expressed no view as to the management projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the draft merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the draft commitment letters and that the definitive merger agreement would not differ in any material respect from the drafts thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley’s opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any transaction contemplated by the Merger Agreement. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the per share price of $18.50 in cash to be received by the holders of the Company Common Shares (other than the Owned Company Shares and the Dissenting Shares) in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 15, 2026. Events occurring after such date may affect this opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm this opinion.
Summary of Financial Analyses
The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion as of June 15, 2026, subsequently confirmed in writing as of such date, to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion, or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley was directed by the Board of Directors and the Company’s management to utilize and rely upon, among other matters, the Financial Projections. The Financial Projections are more fully described below in the section of this Proxy Statement captioned “The Merger—Certain Unaudited Financial Information.”
Selected Public Company Comparables Analysis
Morgan Stanley performed a selected public company comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates of the Company with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics, including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics to the Company (which we refer to as the “comparable companies”). The following is a list of the comparable companies:
Certara, Inc.
Definitive Healthcare Corp.
Doximity, Inc.
GoodRx Holdings, Inc.
OptimizeRx Corporation
Veeva Systems Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (which we refer to as the “AV”) for each of the comparable companies, utilizing publicly available financial information as of June 15, 2026, to estimate adjusted earnings before interest, taxes, depreciation and amortization (which we refer to as “Adj. EBITDA”) for the twelve-month period starting April 30, 2026 (which we refer to as “2026 NTM Adj. EBITDA”). This ratio is referred to as “AV/2026 NTM Adj. EBITDA” in this summary of Morgan Stanley’s opinion. For purposes of its analyses, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, less cash and cash equivalents (based on publicly available estimates).
Based on its analysis of the relevant metrics for each of the comparable companies and upon application of its professional judgment and experience, Morgan Stanley selected a representative AV/2026 NTM Adj. EBITDA range of 2.3x to 11.8x and applied that range to the Company’s 2026 NTM Adj. EBITDA based on the Financial Projections.
Based on the number of outstanding Company Common Shares on a fully diluted basis, as provided by the Company’s management as of June 12, 2026, and the Company’s net cash as of April 30, 2026, as provided by the Company’s management, Morgan Stanley calculated the estimated implied value per Company Common Share as follows:

Public Trading Multiples	Implied Value Range per Company Common Share
Financial Projections	$5.40 – $17.90

No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the businesses of the Company, and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for the Company’s Common Shares based on a discounted cash flow analysis to value the Company as a stand-alone public company. Morgan Stanley utilized estimates from the Financial Projections for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated estimated unlevered free cash flow, which is defined as (1) adjusted earnings before interest and taxes, burdened by stock-based compensation expense, less (2) taxes on adjusted earnings before interest and taxes, burdened by stock-based compensation expense, plus (3) depreciation and amortization, plus or minus (4) changes in net working capital, less (5) capitalized research and development expense, less (6) capital expenditures, for fiscal years 2026 (starting from April 30, 2026) through 2034 based on the Financial Projections, which estimated unlevered free cash flows were reviewed and approved by the Company’s management for Morgan Stanley’s use. Morgan Stanley then estimated the terminal value of the Company at the end of the forecast period by applying a range of terminal EBITDA exit multiples of 4.0x to 10.0x (applied to Adj. EBITDA unburdened by stock-based compensation for the last 12-month period of the forecast period), which range was selected based on Morgan Stanley’s professional judgment and experience. The free cash flows and terminal value were then discounted, using a mid-year convention, to present values as of April 30, 2026, at a discount rate ranging from 9.4% to 11.4%, which discount rates were selected based upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of the Company’s weighted average cost of capital. The resulting implied aggregate value was then adjusted to determine implied equity value by adding the Company’s net cash as of April 30, 2026 as provided by the Company’s management.

Based on the outstanding shares of Company Common Shares on a fully diluted basis, as provided by the Company’s management as of June 12, 2026, Morgan Stanley calculated the estimated implied value per Company Common Share as follows:

Discounted Cash Flow Analysis	Implied Value Per Company Common Share Discounted Cash Flow Analysis
Financial Projections	$15.10 – $26.70

Selected Precedent Transactions Multiples Analysis

Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms, by reviewing publicly available statistics for selected comparable transactions. Such comparable transactions were selected based on Morgan Stanley’s professional judgment and experience, including that they shared certain characteristics with the merger, most notably because they were similar healthcare technology and vertical software transactions. For each such transaction, Morgan Stanley noted the ratio of aggregate value of the transaction to each target company’s estimated Adj. EBITDA for the next 12-month period (which we refer to as the “NTM Adj. EBITDA”) following the announcement date of the applicable transaction.

The following is the list of such reviewed transactions:

Selected Precedent Transactions (Target / Acquiror)	AV / NTM EBITDA
Medidata Solutions, Inc. / Dassault Systemes SA	31.0x
RealPage, Inc. / Thoma Bravo, L.P.	29.3x
Stamps.com Inc. / Thoma Bravo, L.P.	26.6x
Talkspace, Inc. / Universal Health Services, Inc.	26.0x
Inovalon Holdings, Inc. / Nordic Capital; Insight Partners	25.0x
Model N, Inc. / Vista Equity Partners	24.5x
IHS Markit Ltd. / S&P Global Inc.	22.5x
EMIS Group plc / Optum; UnitedHealth Group Incorporated	21.5x
NIC Inc. / Tyler Technologies, Inc.	18.3x
Instructure Holdings, Inc. / KKR & Co. Inc.; Dragoneer Investment Group, LLC	16.9x
Cerner Corporation / Oracle Corporation	14.4x
Nextgen Healthcare, Inc. / Thoma Bravo, L.P.	13.4x
CDK Global, Inc. / Brookfield Business Partners L.P.	12.0x
Integral Ad Science Holding Corp. / Novacap Management, Inc.	8.2x

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges for the ratio of aggregate value to the estimated NTM Adj. EBITDA of 8.2x to 31.0x and applied these ranges to the Company’s NTM Adj. EBITDA as of April 30, 2026 based on the Financial Projections to calculate a range of implied equity value per Company Common Share. The results of the analysis were as follows:

Precedent Transaction Analysis	Implied Value per Company Common Share
Financial Projections	$13.20 – $42.00

No company or transaction utilized in the precedent transaction analyses is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which the merger is being compared. The fact that points in the range of implied value per share of the Company derived from the valuation of precedent transactions were less than or greater than the per share price in connection with the merger is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the merger but is one of many factors that Morgan Stanley considered.

Other Information

Morgan Stanley observed additional factors that were not considered as part of Morgan Stanley’s financial analyses with respect to its opinion, but which were noted as reference data for the Board of Directors.
Historical Trading Range

Morgan Stanley noted the trading ranges with respect to the historical share prices of Company Common Shares for the 52-week period ending on June 15, 2026. Morgan Stanley observed the following:

Period Ended June 15, 2026	Range of Trading Prices per Company Common Share
Company	$11.09 – $21.01

Analysts Share Price Targets

Morgan Stanley reviewed publicly available equity research analysts’ share price targets for the Company Common Shares as of June 15, 2026. Morgan Stanley used the lowest and highest undiscounted price targets issued by those research analysts with publicly available price targets for the Company Common Shares, and noted the range, rounded to the nearest $0.05, was $16.00 to $31.00 per Company Common Share.

Morgan Stanley then calculated the range of discounted price targets for the Company by discounting such targets for one year. Based on an estimated cost of equity of 10.4% for the Company, Morgan Stanley calculated a range of discounted price targets of $14.50 to $28.10 per Company Common Share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company Common Shares, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Selected Precedent Transaction Premiums

Morgan Stanley reviewed the premiums paid by acquirers in selected public company healthcare technology and vertical software transactions. Morgan Stanley selected such healthcare technology and vertical software transactions because of certain shared characteristics with the Merger based on Morgan Stanley’s professional judgment and experience. For each transaction in the analysis, Morgan Stanley noted, where available, the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or, as applicable, on the last trading day prior to the share price being affected by acquisition rumors or similar merger‑related news).

Based on its analysis of the premia for such transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of premia based on the selected transactions and applied such range to the closing share price of a Company Common Share on June 15, 2026 of $16.37.

Precedent Transaction Premium Scenario	Representative Premium Ranges	Implied Value per Company Common Share
Premia to 1-Day Spot Price	10% – 67%	$18.05 – $27.30

General

In connection with the review of the merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the per share price of $18.50 in cash to be received by the holders of Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of June 15, 2026 to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which the Common Shares of the Company might actually trade.

The per share price to be received by the holders of Company Common Shares (other than the holders of Cancelled Shares and the holders of Dissenting Shares) pursuant to the Merger Agreement was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board of Directors. Morgan Stanley provided financial advice to the Board of Directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Company or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any transaction contemplated by the Merger Agreement. Morgan Stanley expressed no opinion or recommendation as to how our shareholders should vote at any meeting of the Company shareholders to be held in connection with the Merger.
Morgan Stanley’s opinion and its presentation to the Board of Directors were among the many factors taken into consideration by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the merger consideration pursuant to the Merger Agreement or of whether the Board of Directors would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board of Directors retained Morgan Stanley based upon, among other matters, Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading, hedging and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the merger, may have committed and may commit in the future to invest in private equity funds managed by Altaris, LLC (“Altaris”) or its affiliates or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in investment vehicles, including private equity funds and/or pension funds, managed by Altaris or its affiliates.

Under the terms of its engagement letter, Morgan Stanley provided the Board of Directors financial advisory services and an opinion, described in this section and attached to this Proxy Statement as Annex B in connection with the Merger, and the Company has agreed to pay Morgan Stanley a fee of approximately $11 million for its services, approximately $2 million of which was earned following delivery of the opinion described in this section and attached to this Proxy Statement as Annex B, and the remainder of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel, incurred in connection with its engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not provided financial advisory services or financing services for the Company, Parent, Altaris or certain majority controlled affiliates of Altaris (collectively, with Altaris, the “Altaris Related Entities”), and have not received any fees in connection with such services. Morgan Stanley may seek to provide such services to the Company, Parent, the Altaris Related Entities and/or their respective affiliates in the future and would expect to receive fees for the rendering of these services. As of June 15, 2026, so far as Morgan Stanley was aware, Morgan Stanley and/or its affiliates held an aggregate interest of between 3% and 4% of the Company Common Shares, which interests were held in connection with Morgan Stanley’s and/or Morgan Stanley’s affiliates’ investment management business, wealth management business, including client discretionary accounts, or ordinary course trading activities, including hedging activities.
Certain Unaudited Projected Financial Information

Other than in connection with the company’s regular earnings press releases and related investor materials, the Company does not, as a matter of course, otherwise regularly prepare or publicly disclose forecasts or internal projections as to future performance or results of operations, due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the Company Board of Directors’ review of potential strategic alternatives, including the Merger, Company management, prepared and provided certain unaudited non-public financial projections on a risk adjusted basis regarding the Company, on a standalone basis without giving effect to the Merger, for fiscal years 2026 through 2034 (each ending August 31) (collectively, the "Financial Projections") to the Company Board of Directors to assist them in their strategic review and evaluation of the Company’s intrinsic value as a standalone company. The Financial Projections were prepared as of March 25, 2026 based on the best currently available estimates and good faith judgments of Company management at such time and were subsequently approved by the Company Board of Directors for use by Morgan Stanley for purposes of performing its financial analysis in connection with rendering its Opinion to the Company Board of Directors (as more fully described above under the section titled "Opinion of Morgan Stanley") at the Board meeting held on June 15, 2026.

A summary of the Financial Projections is included below to give Company shareholders access to certain information that was considered by the Company Board of Directors for purposes of evaluating the Merger. The Financial Projections are not, and should not be viewed as public guidance or even targets.

The Financial Projections, while presented with numerical specificity, were based on numerous variables, estimates and assumptions, including about future performance, that are inherently uncertain and many of which are beyond the Company's control. The Financial Projections reflect numerous estimates, assumptions and judgments made by Company management that Company management considered to be reasonable based on information available at the time the Financial Projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. There can be no assurances that the Financial Projections accurately reflect future trends or accurately estimate the Company's future financial and operating performance. The Financial Projections also reflect assumptions as to certain business decisions that are subject to change, disregard future potential acquisitions, and reflect management's expectations regarding the continued rollout of the Company's cloud platform, continued price increases and expanded cross-sell opportunities, as well as assumptions regarding the Company's research and development expenditures, gross margin expansion, and selling, general and administrative expense leverage over the projection period. Important factors that may affect actual results and cause the Financial Projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Company's business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business, economic and regulatory conditions, changes in actual or projected cash flows, competitive pressures and changes in tax laws or accounting treatment, and other factors described in or referenced under the section titled "Cautionary Statement Regarding Forward-Looking Statements" and those risks and uncertainties detailed in the Company's public filings with the SEC. Further, the Financial Projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the Financial Projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of a pharmaceutical simulation and modeling software company is a highly speculative endeavor. Since the Financial Projections cover a long period of time, the Financial Projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of the Company's software and services.

The Financial Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States ("GAAP").

The Financial Projections are the responsibility of the Company management. Rose, Snyder & Jacobs LLP, the Company's independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Financial Projections and, accordingly, has not expressed an opinion or any other form of assurance with respect thereto. The auditor's report on the Company's consolidated financial statements incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2025 relates to the Company's previously issued financial statements. It does not extend to the Financial Projections and should not be read to do so.

The Financial Projections are not being included in this Proxy Statement in order to influence any Company shareholder's decision as to whether or not to approve the Merger or whether or not to seek dissenters' rights with respect to Company Common Shares held by such shareholder. The summary of the Financial Projections is being included in this Proxy Statement solely because these Financial Projections were made available to the Company Board of Directors, Morgan Stanley and Altaris.

The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger, Merger-related expenses or any changes to operations that may be implemented in connection with the pendency, or following the consummation, of the Merger. The Financial Projections also do not take into account the effect of any failure of the Merger to close and should not be viewed as accurate or continuing in that context.

The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that the Company, Morgan Stanley or any of their respective affiliates, advisors or representatives considered or consider the Financial Projections to be predictive of actual future events, and the Financial Projections should not be relied on as such. None of the Company, Morgan Stanley or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Financial Projections. The Financial Projections summarized in this section reflected the estimates and judgments available to Company management at the time they were prepared and have not been updated to reflect any changes since such Financial Projections were prepared. None of the Company, Morgan Stanley or any of their respective affiliates, advisors, officers, directors or representatives undertakes any obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date such Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error or no longer appropriate. The Company does not intend to make publicly available any update or other revisions to the Financial Projections, except as required by law. None of the Company, Morgan Stanley or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other investor regarding the validity, reasonableness, accuracy or completeness of the Financial Projections or regarding the ultimate performance of the Company compared to the information contained in the Financial Projections or that the projected results will be achieved.

Company shareholders are cautioned not to place undue, if any, reliance on the Financial Projections included in this Proxy Statement.

The Financial Projections incorporate certain financial measures that are not GAAP measures, including adjusted EBITDA and unlevered free cash flow. Company management included forecasts of adjusted EBITDA and unlevered free cash flow in the Financial Projections because Company management believes adjusted EBITDA and unlevered free cash flow provides useful information as it is commonly used by investors to assess financial performance and operating results of ongoing business operations, and because Company management also believes that adjusted EBITDA and unlevered free cash flow are each useful in evaluating the business, potential operating performance and cash flow of the Company. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the SEC's definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of these financial measures were not relied upon by Morgan Stanley for purposes of performing its financial analysis in connection with rendering its opinion to the Company Board of Directors or by the Company Board of Directors. Accordingly, a reconciliation of the financial measures included in the Financial Projections is not provided.

Subject to the foregoing qualifications, a summary of the Financial Projections for each of the periods ended August 31, is set forth below:

($MM)	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E	FY2032E	FY2033E	FY2034E
Revenue	$81	$93	$107	$123	$138	$153	$166	$176	$183
Adjusted EBITDA (Unburdened by SBC)(1)	$22	$29	$38	$49	$55	$61	$67	$71	$75
Unlevered Free Cash Flow(2)	$9	$11	$17	$25	$29	$32	$36	$38	$41
(1) Adjusted EBITDA is a non-GAAP metric defined as earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense.
(2) Unlevered Free Cash Flow is a non-GAAP metric that represents net operating profit after tax (calculated using a 24.0% effective tax rate applied to Adjusted EBIT burdened by stock-based compensation expense, which excludes amortization on intangibles, acquired technology and internal use software), plus depreciation and capitalized software amortization, less changes in net working capital, capital expenditures and capitalized research and development expenses.

For additional information on the Company's actual results and historical financial information, see the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC.

Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Company Board of Directors that Company shareholders vote “FOR” (1) the Merger Agreement Proposal and (2) Merger-Related Compensation Proposal, Company shareholders should be aware that the directors and executive officers of Company may have interests in the Merger that may be different from, or in addition to, those of Company shareholders generally.
These interests are described below, and certain of them are quantified below. The Company Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of the Merger agreement by the Company shareholders.
Treatment of Company Options.
As described above under the section titled "The Merger Agreement — Treatment of Company Options," effective as of immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time will automatically vest in full and be canceled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of Company Common Shares subject to such Company

Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Merger Consideration of $18.50 per share over the applicable per share exercise price of such Company Option, less any applicable withholding taxes. Each Company Option with a per share exercise price greater than or equal to $18.50 will be automatically canceled for no consideration.
The table below sets forth, for each of the Company's named executive officers and non-employee directors, the estimated value (on a pre-tax basis) that would be realized in respect of Company Options held by such individual, assuming the Merger were completed on [●] and based on the Merger Consideration of $18.50 per share.

Name	Title	Number of Company Options (#)	Estimated Value ($)
Shawn O'Connor	Chief Executive Officer	50,000	$124,000

William Frederick	EVP and Chief Financial Officer	32,500	$80,600

John DiBella	Chief Revenue Officer	53,706	$289,641

Jill Fiedler-Kelly	President, Services Solutions	27,500	$68,200

Joshua Fohey	Chief Operating Officer	27,500	$68,200

None of the Company's non-employee directors hold any in-the-money Company Options. The outstanding Company Options held by John Paglia and Daniel Weiner have an exercise price of $34.23 per share, and the outstanding Company Options held by Walter Woltosz have an exercise price of $61.84 per share. Because each of these exercise prices exceed the Merger Consideration of $18.50 per share, all such options will be canceled for no consideration at the Effective Time. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the Merger following the date of this Proxy Statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by the Company's executive officers and non-employee directors may materially differ from the amounts set forth above.

Transaction Bonus Program

On June 15, 2026, in connection with the execution of the Merger Agreement, the Company’s Board of Directors and the Compensation Committee of the Company Board of Directors approved a transaction bonus program for certain employees of the Company, including certain executive officers, in recognition of the anticipated additional responsibilities associated with supporting the proposed Merger (as previously disclosed on the Company's Current Report on Form 8-K filed with the SEC on June 15, 2026).
Transaction bonuses are contingent upon execution of good reason waivers, and are payable in cash upon the consummation of the Merger, as soon as practicable following the Closing Date pursuant to the Company's or the Surviving Corporation's ordinary payroll practices and subject to applicable withholding taxes. The transaction bonus payments are single-trigger obligations — they become payable solely upon consummation of the Merger and are not conditioned upon a qualifying termination of employment.
The following named executive officers are eligible to receive the following transaction bonus amounts upon the closing of the Merger:

Named Executive Officer	Title	Transaction Bonus
Shawn O'Connor	Chief Executive Officer	$822,000
William Frederick	EVP and Chief Financial Officer	$539,000
John DiBella	Chief Revenue Officer	$269,000
Jill Fiedler-Kelly	President, Services Solutions	$251,000
Joshua Fohey	Chief Operating Officer	$212,000
In addition to the named executive officers listed above, certain other employees of the Company are eligible to participate in the transaction bonus program. The aggregate amount payable to all participants, including the named executive officers listed above, is approximately $3,114,000.
Severance and Other Employee Benefits
Parent has acknowledged and agreed that a "Change in Control" (or similar phrase) within the meaning of the Company Equity Plan and other Company Plans containing change in control provisions will occur as of the Effective Time. From and after the Effective Time, Parent will cause the Surviving Corporation to assume, honor and provide all Company Plans in accordance with their terms as in effect at the Effective Time.
Each of the Company's executive officers is a party to an Amended and Restated Employment Agreement with the Company (each, an "Employment Agreement"), each dated December 2, 2025 which provides for severance payments and benefits upon a qualifying termination of employment. Each Employment Agreement provides for double-trigger severance protection. If, during the period commencing ninety (90) days before and ending eighteen (18) months after the Effective Time (which constitutes a "change of control" within the meaning of each Employment Agreement and the Company Equity Plan), a participating executive's employment is terminated by the Company or the Surviving Corporation without "cause" or by the executive for "good reason" (each as defined in the applicable Employment Agreement), such executive would be entitled to receive severance payments and benefits in accordance with the terms of his or her applicable Employment Agreement, which include a cash severance payment (calculated based on a multiple of base salary and target annual bonus), Company-paid or Company-subsidized COBRA continuation coverage for a specified period following the qualifying termination, and certain other benefits as set forth in the applicable Employment Agreement.
The Employment Agreements provide different severance benefits based on the executive's position with the Company. In the case of Shawn O'Connor, the Company's Chief Executive Officer, a qualifying termination following a change in control entitles Mr. O'Connor to receive a lump-sum cash payment equal to 1.5 times the sum of his annual base salary and target annual bonus, together with continued Company-paid or Company-subsidized COBRA continuation coverage for up to eighteen (18) months following termination. In the case of Will Frederick, John DiBella, Jill Fiedler-Kelly and Josh Fohey, each executive is entitled to receive a lump-sum cash payment equal to 1.25 times the sum of his or her annual base salary and target annual bonus, together with continued Company-paid or Company-subsidized COBRA continuation coverage for up to twelve (12) months following termination. In each case, the executive is also entitled to receive any accrued but unpaid compensation and vested benefits through the date of termination. In addition, the Employment Agreements provide for continued vesting treatment and other benefits, if any, in accordance with the terms of the applicable equity award agreements and Company Plans.
In connection with the Merger, each of Shawn O'Connor, Will Frederick, John DiBella, Jill Fiedler-Kelly and Joshua Fohey has entered into, or is expected to enter into prior to the Effective Time, a good reason waiver agreement (each, a "Good Reason Waiver Agreement") with the Company and Parent. Pursuant to the Good Reason Waiver Agreements, each such executive has agreed, subject to the terms and conditions set forth therein, to waive his or her right to assert that the consummation of the Merger or specified changes resulting directly from the Merger constitute "Good Reason" (or a similar term) for purposes of the applicable Employment Agreement. Except as expressly provided in the applicable Good Reason Waiver Agreement, each executive's rights under his or her Employment Agreement, including the right to receive severance benefits following a qualifying termination of employment based on a subsequent event that constitutes "Good Reason," remain unchanged.
Receipt of the severance payments and benefits described above is conditioned upon the participating executive's execution and non-revocation of a release of claims in favor of the Company and its affiliates within the time period specified in the applicable Employment Agreement. Payments and benefits under the Employment Agreements are also subject to the enforcement of any applicable restrictive covenants, including as to confidentiality, non-competition and non-solicitation. Each Employment Agreement also provides that if a participating executive would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the benefits payable to such executive will be reduced to the amount that does not trigger the excise tax, unless the executive would retain greater value on an after-tax basis by receiving all benefits and paying the applicable excise, income and payroll taxes (a "best-of-net" approach). Consistent with Section 4.19(d) of the Merger Agreement, no gross-up payment or reimbursement will be provided to any current or former director, officer, employee or other service provider of the Company for any taxes imposed under Sections 409A or 4999 of the Code.
The aggregate estimated value of the severance payments and benefits (excluding any value in respect of equity award acceleration) that would be payable to the Company's executive officers, assuming the Merger were completed on June 15, 2026 and each such executive experienced a qualifying termination of employment at such time, would be approximately $3.5 million.
Post-Closing Employee Benefits
The Merger Agreement requires that, for a period of twelve (12) months following the Effective Time (or such earlier date that a Continuing Employee's employment terminates), Parent will cause each Continuing Employee to receive:
•an annual rate of salary and wages no less favorable than that in effect for such Continuing Employee immediately prior to the Effective Time;
•annual cash incentive compensation opportunities (excluding equity, change in control, retention or similar payments) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time;
•severance benefits and protections no less favorable than those provided for in the Merger Agreement; and
•all other compensation and employee benefits (other than equity-based, defined benefit pension, change in control, retention, retiree welfare or long-term incentive compensation plans or arrangements) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time.
Parent has also agreed that, for purposes of vesting, eligibility and level of benefits under any benefit plan in which Continuing Employees may be eligible to participate after the Effective Time, each Continuing Employee will receive credit for prior service with the Company and its Subsidiaries, subject to certain exceptions set out in the Merger Agreement. Parent has further agreed to cause each applicable benefit plan to waive any pre-existing condition exclusion or limitation for Continuing Employees and their eligible dependents who were covered under applicable Company Plans immediately prior to the Effective Time, and to credit each Continuing Employee for any deductibles, co-payments and out-of-pocket expenses paid during the applicable plan year in which the Effective Time occurs.
Parent has acknowledged and agreed that a "Change in Control" (or similar phrase) within the meaning of the Company Equity Plan and other Company Plans containing change in control provisions will occur as of the Effective Time. From and after the Effective Time, Parent will cause the Surviving Corporation to assume, honor and provide all Company Plans in accordance with their terms as in effect at the Effective Time, subject to Parent's right to amend or terminate such plans in accordance with their terms and applicable law.
In addition, if the Effective Time occurs before the Company would otherwise pay annual incentive bonuses for the performance period covering the Company's fiscal year ending August 31, 2026, each Continuing Employee who participates in the Company's annual incentive compensation program will receive, as soon as practicable following the Effective Time (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date), a cash payment equal to seventy five percent (75%) of his or her applicable target annual incentive opportunity for the 2026 performance period. Continuing Employees will remain eligible to receive the remaining 25% of their applicable target annual incentive opportunity following the completion of the 2026 performance period in the ordinary course, subject to the terms and conditions of the applicable annual incentive compensation program or arrangement.

Indemnification and Insurance
Under the Merger Agreement, for a period of six years following the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Person") to the fullest extent permitted by the CGCL and the Company's organizational documents in effect as of the date of the Merger Agreement, and will advance reasonable fees, costs and expenses incurred by any Indemnified Person in connection with any such proceeding prior to its final disposition. Parent will also cause to be maintained in effect organizational document provisions regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than those in existence as of the date of the Merger Agreement.
Prior to the Effective Time, the Company will (or, if unable to do so, Parent will cause the Surviving Corporation to) obtain a six-year "tail" policy for directors' and officers' liability, employment practices liability and fiduciary liability insurance with respect to matters arising at or prior to the Effective Time, with terms, conditions, retentions and limits of liability no less favorable than those under the Company's existing policies, provided that the annual premium for such tail policy may not exceed 300% of the Company's current annual premium. If that cap is exceeded, the Surviving Corporation will obtain the greatest coverage available within that cost limit.
See the section titled "The Merger Agreement — Directors' and Officers' Indemnification and Insurance."
Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that the Company's named executive officers could receive in connection with the Merger. Such amounts have been calculated assuming that:
•the Effective Time will occur on June 12, 2026 (a hypothetical closing date used solely for purposes of estimating the value of these payments);
•the Merger Consideration is $18.50 per Company Common Share;
•when calculating amounts received in connection with a "double-trigger" termination, each named executive officer is terminated without cause or resigns for good reason immediately following consummation of the Merger, without taking into account any possible reduction that might be required in connection with Sections 280G and 4999 of the Code; and
•each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.
The payments and benefits described below are calculated based on, to the extent applicable, the terms of the Merger Agreement, and the transaction bonus program approved by the Compensation Committee of the Company Board of Directors on June 15, 2026. See the sections above under "— Treatment of Company Options" and "— Severance and Other Employee Benefits" for a description of the treatment of Company Options held by the named executive officers and the terms of the transaction and transaction bonus program. The amounts below do not include the value of benefits to which the named executive officers are already entitled to or vested in as of the date of the Merger without regard to the occurrence of a change in control. These amounts are estimates based on multiple assumptions (including those set forth above) that may or may not actually occur and they do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur after the date of this Proxy Statement but before the Effective Time. As a result of the foregoing assumptions, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by the Company's named executive officers may materially differ from the amounts set forth below.
Voting Agreement

Concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into the Voting Agreement, with Dr. Walter S. Woltosz, a director and cofounder of the Company, and Virginia E. Woltosz. The Voting Agreement covers all Company Common Shares held by the Supporting Shareholders, representing approximately [●]% of the outstanding Company Common Shares as of the Record Date. Other than as disclosed herein, neither Dr. Woltosz nor Ms. Woltosz has any agreement, arrangement or understanding with Parent, Altaris or any of their affiliates regarding any post-closing role, compensation or equity participation in the Surviving Corporation or Parent. For additional information, see “The Special Meeting—Shares and Voting of Company Directors and Executive Officers.”

Merger-Related Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Transaction Bonus ($)(4)	Total ($)
Shawn O'Connor, Chief Executive Officer	$1,232,325	$124,000	$73,142	$822,000	$2,251,467
William Frederick, EVP and Chief Financial Officer	$574,470	$80,600	$42,828	$539,000	$1,236,898
John DiBella, Chief Revenue Officer	$538,560	$289,641	$19,547	$269,000	$1,116,748
Jill Fiedler-Kelly, President, Services Solutions	$502,050	$68,200	$28,104	$251,000	$849,354
Joshua Fohey, Chief Operating Officer	$424,650	$68,200	$42,452	$212,000	$747,302
Total	$3,272,055	$630,641	$206,073	$2,093,000	$6,201,769
(1) These amounts represent the "double-trigger" cash severance payments to which each named executive officer may become entitled under his or her individual Amended and Restated Employment Agreement with the Company, dated December 2, 2025, as described in the section of this Proxy Statement captioned "— Severance and other Employee Benefits — Employment Agreement Severance Protections." The amounts in this column assume that each named executive officer experiences a qualifying termination of employment, either by the Company or the Surviving Corporation without “cause” or by the named executive officer for “good reason” (each as defined in the applicable Employment Agreement), during the period commencing 90 days before and ending 18 months after the Effective Time for the Chief Executive Officer and during the period commencing 90 days before and ending 15 months after the Effective Time for each other named executive officer, which in each case constitutes a “change of control” within the meaning of the applicable Employment Agreement, and that such termination occurs on the assumed closing date of [●].

NEO	Base Salary	Severance multiple of base salary	Severance	Annual performance bonus target %	Annual performance bonus	Total cash amount
Shawn O'Connor, Chief Executive Officer	$547,700	1.50	$821,550	75%	$410,775	$1,232,325
William Frederick, EVP and Chief Financial Officer	$359,100	1.25	$448,785	35%	$125,685	$574,470
John DiBella, Chief Revenue Officer	$359,100	1.25	$448,785	25%	$89,775	$538,560
Jill Fiedler-Kelly, President, Services Solutions	$334,700	1.25	$418,375	25%	$83,675	$502,050
Joshua Fohey, Chief Operating Officer	$283,100	1.25	$353,875	25%	$70,775	$424,650
Total	$1,883,700		$2,491,370		$780,685	$3,272,055
(2) The amounts shown above represent the aggregate value of Company Options held by each named executive officer that will become vested and be cancelled in exchange for cash consideration immediately prior to the Effective Time. The value was calculated by multiplying (i) the excess of the Merger Consideration of $18.50 per share over the applicable exercise price per share by (ii) the number of Company Common Shares subject to the applicable Company Option. Options with an exercise price equal to or greater than $18.50 were assigned no value.
(3) These amounts reflect the estimated value of continued health, dental, vision and life insurance coverage payable in the event that the named executive officer is terminated without cause or resigns for good reason immediately following the Merger. Such payments are "double-trigger."

(4) These amounts reflect the transaction bonus payments approved by the Compensation Committee of the Company Board of Directors on June 15, 2026, in connection with the Merger, as previously disclosed on the Company's Current Report on Form 8-K filed with the SEC on June 15, 2026. Such payments are "single-trigger" — they become payable solely upon consummation of the Merger and are not conditioned upon a qualifying termination of employment.

In addition, if the Effective Time occurs before the Company would otherwise pay annual incentive bonuses for the performance period covering the Company's fiscal year ending August 31, 2026, each Continuing Employee who participates in the Company's annual incentive compensation program will receive, as soon as practicable following the Effective Time (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date), a cash payment equal to seventy five percent (75%) of his or her applicable target annual incentive opportunity for the 2026 performance period. Continuing Employees will remain eligible to receive the remaining 25% of their applicable target annual incentive opportunity following the completion of the 2026 performance period in the ordinary course, subject to the terms and conditions of the applicable annual incentive compensation program or arrangement.
Regulatory Clearances and Approvals Required for the Merger
The completion of the Merger is conditioned on, among other things, the expiration or termination of any applicable waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent has agreed to use reasonable best efforts to take, or cause their respective affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as soon as practicable (and in any event at least five (5) Business Days prior to the End Date of February 10, 2027), including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and obtaining and maintaining all Required Regulatory Approvals as soon as practicable.
Each of the Company and Parent has agreed to make, and Parent has agreed to cause its affiliates to make, the appropriate filings of Notification and Report Forms pursuant to the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") as promptly as practicable, and in any event within ten (10) Business Days after the date of the Merger Agreement, requesting early termination of any applicable waiting period. Each of the Company and Parent has agreed to respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or any other governmental authority for additional information or documentary material, and to promptly take all other actions necessary to cause the expiration or termination of applicable waiting periods as soon as practicable.
Neither party may extend any waiting period under the HSR Act or any other applicable competition law, or enter into any agreement with the FTC, the Antitrust Division or any other governmental authority not to consummate the transactions contemplated by the Merger Agreement, without the prior written consent of the other party. Parent may take the lead in any proceedings with governmental authorities regarding clearances and approvals, including engaging outside consultants and experts as needed, provided that Parent's actions are otherwise in accordance with its obligations under the Merger Agreement. All applicable filing fees under the HSR Act and any other competition laws in connection with the Merger Agreement will be paid by Parent. Each of the Company and Parent will be responsible for its own legal and consulting fees in connection therewith.
Each of the Company and Parent has agreed to take certain actions as may be necessary to obtain any authorization, consent or approval of a governmental authority, or to avoid or eliminate any impediments under the HSR Act or any other competition law, so as to enable consummation of the Merger to occur as promptly as practicable and in any event no later than the End Date. Importantly, however, neither Parent, Merger Sub nor any of their respective subsidiaries or affiliates is required under the Merger Agreement to agree to any Divestiture Action — meaning, among other things, that Parent and its affiliates are not required to hold separate, sell, license, divest or otherwise dispose of any of their businesses, properties or assets, terminate any existing relationships or contractual rights, grant any rights or accommodations to third parties, impose limitations on how they conduct their businesses or assets, or effectuate any other change or restructuring of their businesses. At the request of Parent, the Company will agree to any Divestiture Action relating solely to the Company and its subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.
Each of the Company and Parent has agreed to use its reasonable best efforts to oppose any administrative or judicial proceeding that is initiated or threatened challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including by seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and to oppose any request for, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated by the Merger Agreement, including by defending through litigation any proceeding brought by any person in any court or before any governmental authority.
Each party has agreed to promptly notify the other parties of any substantive communication received from the FTC, the Antitrust Division, any state attorney general or any other governmental authority regarding the Merger Agreement or the transactions contemplated thereby, and to permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority. No party may participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning competition or antitrust matters in connection with the Merger unless it first consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate.
Each party has also agreed to furnish the other parties with copies of all filings (other than Item 4(c) and Item 4(d) documents provided that such materials may be provided on an “outside counsel-only” basis) and material correspondence and communications between them and their affiliates and their respective representatives, on the one hand, and any governmental authority or its staff, on the other hand, with respect to any competition laws in connection with the Merger Agreement.

In addition to the required filings under the HSR Act, the consummation of the Merger is conditioned upon the receipt of certain regulatory approvals in France, to the extent required by French Law. The parties have agreed to cooperate in making all required filings and obtaining all required approvals from the applicable French governmental authorities as promptly as practicable in accordance with the terms of the Merger Agreement. The Merger may not be completed until any applicable waiting periods have expired or been terminated and any required approvals have been obtained.

No Assurance of Regulatory Clearance
Although the parties expect that the Required Regulatory Approvals will be obtained, the parties cannot assure you that such approvals will be timely obtained or obtained at all, or that the granting of regulatory approvals will not involve the imposition of additional conditions on the completion of the Merger or a commitment or agreement to take remedial actions, including divesting assets or businesses, creating, modifying or transferring contractual rights or obligations, or entering into supply or services agreements. Any such requirements could result in the conditions to the Merger not being satisfied. There can be no assurance that a challenge to the Merger on regulatory grounds by a governmental authority or private party will not be made or, if such a challenge is made, that it would not be successful.
Accounting Treatment
The merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Delisting and Deregistration of Company Common Shares
Prior to the Effective Time, the Company has agreed to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of Nasdaq to enable delisting by the Surviving Corporation of the Company Common Shares from Nasdaq and the deregistration of Company Common Shares and the suspension of Company’s reporting obligations under the Exchange Act as promptly as practicable after the Effective Time.

Dissenters' Rights of Company Shareholders
Pursuant to Chapter 13 of the California General Corporation Law (the "CGCL"), Company shareholders who do not vote in favor of the Merger Agreement Proposal, who continuously hold their Company Common Shares through the Effective Time, and who otherwise comply precisely with the applicable provisions of Chapter 13 of the CGCL, including Section 1300 thereof, will be entitled to seek payment of the fair market value of their shares of Company Common Shares, as determined in accordance with the CGCL, if the Merger is completed, in lieu of receiving the Merger Consideration in respect of such shares. Under the CGCL, shares that have been properly demanded and perfected as dissenting shares are referred to as "Dissenting Shares," and the holders thereof are referred to as "Dissenting Shareholders." The "fair market value" of your Company Common Shares as determined in accordance with the CGCL could be greater than, the same as, or less than the Merger Consideration of $18.50 per share that you would otherwise be entitled to receive under the terms of the Merger Agreement. At the Effective Time, Dissenting Shares will no longer be outstanding and will automatically be canceled and cease to exist. Each Dissenting Shareholder will cease to have any rights with respect to their shares, except the right to receive the fair market value of such shares in accordance with the provisions of the CGCL. If any Dissenting Shares lose their status as such, through failure to perfect dissenters' rights or otherwise, or if a court of competent jurisdiction determines that a Dissenting Shareholder is not entitled to relief under the CGCL, then such shares will automatically be converted into and represent only the right to receive the Merger Consideration of $18.50 per share, without interest, on the terms and conditions set forth in the Merger Agreement.
Company shareholders who wish to exercise dissenters' rights must not vote in favor of the Merger Agreement Proposal and must otherwise follow the procedures prescribed by Chapter 13 of the CGCL precisely and in a timely manner. A person having a beneficial interest in Company Common Shares held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this Proxy Statement in a timely manner to perfect dissenters' rights. Note that the Supporting Shareholders — Dr. Walter S. Woltosz and Virginia E. Woltosz — have irrevocably waived their dissenters' rights under Chapter 13 of the CGCL with respect to their Company Common Shares pursuant to the Voting and Support Agreement entered into concurrently with the Merger Agreement.
The text of Chapter 13 of the CGCL (Sections 1300–1313) is attached as Annex C to this Proxy Statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising dissenters' rights, Company shareholders who are considering exercising such rights are strongly encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of dissenters' rights.

Litigation Related to the Merger
As of the date of this Proxy Statement, we are not aware of any pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain.
Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any order issued by any governmental authority that prohibits, renders illegal or permanently enjoins the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.
The Company has agreed to promptly notify Parent of any action brought by shareholders of the Company against the Company and/or its directors relating to the Merger Agreement, the Merger or the other transactions contemplated thereby. The Company will control the defense or settlement of any such litigation or proceedings; provided that the Company has agreed to give Parent the opportunity to consult with the Company and to keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any such
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litigation, including by giving Parent an opportunity to participate (at Parent's expense) in such litigation or proceedings. The Company has further agreed not to settle any such litigation or proceedings without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The summary of the material provisions of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The Company encourages you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. The Company is responsible for considering whether additional disclosure of material information is required to make the statements in this Proxy Statement not misleading. Factual disclosures about the Company contained in this Proxy Statement or Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Parent, Merger Sub and Company are qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement, including being qualified by the disclosure schedules to the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Merger.
Company shareholders should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, Merger Sub, Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since June 15, 2026. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See the section titled “Where You Can Find More Information.”
Structure of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the California General Corporation Law (“CGCL”), at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.
Closing and Effective Time of the Merger
Unless another place, time or date is mutually agreed to in writing by the Company and Parent, the closing of the Merger will take place through the electronic exchange of applicable documents and signature pages (using PDFs or electronic signatures) as soon as possible, but in any event no later than three (3) Business Days after the date the closing conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The Merger will become effective upon the later to occur of (i) the California Certificate of Merger being duly filed with the Secretary of State of the State of California in accordance with the CGCL, (ii) the Delaware

Certificate of Merger being duly filed with the Secretary of State of the State of Delaware in accordance with the DLLCA, or (iii) such later time as is permissible in accordance with the CGCL and the DLLCA and as the parties may mutually agree, as specified in the California Certificate of Merger and the Delaware Certificate of Merger. As of the date of this Proxy Statement, the Company expects to complete the Merger as promptly as practicable following the satisfaction or waiver of all conditions to closing. The Merger Agreement provides that Company or Parent may terminate the Merger Agreement if the Merger has not been consummated on or prior to 12:01 a.m., New York City time, on February 10, 2027 (the "End Date"). However, completion of the Merger is subject to the satisfaction or waiver of the conditions to completion described below, and it is possible that factors outside the control of the Company and Parent could delay the completion of the Merger or prevent it from being completed at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following satisfaction or waiver of all closing conditions, including the receipt of the Company Shareholder Approval and all required regulatory approvals.

Effect of the Merger on Company Common Shares
Conversion of Company Common Shares
At the Effective Time, each Company Common Share outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares, each as described below) will automatically be converted into the right to receive $18.50 in cash, without interest. As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration, without interest.

Cancellation of Certain Company Common Shares
Each Company Common Share held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time (collectively, the "Cancelled Shares") will be automatically canceled and cease to exist, and no payment will be made with respect thereto.
Equity Interests of Merger Sub
Each membership interest, limited liability company interest or other equity interest of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and, except as otherwise provided in the Merger Agreement, will constitute the only outstanding shares of capital stock of the Surviving Corporation.
Treatment of Company Options
Effective as of immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time will, automatically and without any action on behalf of the holder thereof, immediately vest in full and be canceled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per Company Common Share subject to such Company Option, less any applicable withholding taxes. Each Company Option with an exercise price per Company Common Share that is greater than or equal to the Merger Consideration will be automatically canceled for no consideration, without any action on the part of Parent, Merger Sub, the Company or the holder thereof. The amounts payable in respect of Company Options will be deemed paid in full satisfaction of any and all rights pertaining to such Company Options. At or prior to the Effective Time, the Compensation Committee of the Board of Directors, or the Board of Directors, as applicable, will adopt resolutions and take any actions that are necessary to effectuate the treatment of the Company Options described above. As soon as practicable following the date of the Merger Agreement, and in all events prior to, and contingent upon, the Effective Time, the Company will cause the Company Equity Plan to terminate at or prior to the Effective Time. All payments due in respect of Company Options will be made at or as soon as practicable after the Effective Time, and in no event later than the next regularly scheduled payroll run of the Company or the Surviving Corporation that is at least five (5) Business Days following the Closing Date, pursuant to the Company's or the Surviving Corporation's ordinary payroll practices, and will be subject to any applicable withholding.
Shares of Dissenting Shareholders
Any Company Common Share that is issued and outstanding immediately prior to the Effective Time and that is or becomes a "dissenting share" within the meaning of Section 1300(b) of the CGCL will not be converted into the right to receive the Merger Consideration, but rather will be entitled only to such rights as are granted by the CGCL to dissenting shares. At the Effective Time, Dissenting Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair market value of such shares in accordance with the provisions of the CGCL. If any Dissenting Shares lose their status as such through failure to perfect dissenters' rights or otherwise, such shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest, subject to applicable withholding taxes.

For more information regarding dissenters' rights, see the section titled “Dissenters' Rights of Company Shareholders.” In addition, a copy of Chapter 13 of the CGCL (Sections 1300–1313) is attached as Annex C to this Proxy Statement.

Governing Documents; Officers and Directors
At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety as in the form attached to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable law. The bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except with such changes as reasonably required in accordance with applicable law) until thereafter amended in accordance with applicable law.
From and after the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law:
•those persons set forth in the Merger Agreement, or such other persons as are designated by Parent prior to the Closing, will be the directors of the Surviving Corporation; and
•the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

Exchange and Payment Procedures
Prior to the Effective Time, Parent will appoint an agent reasonably acceptable to the Company (the "Paying Agent") and will enter into a paying agent agreement, reasonably acceptable to the Company, with the Paying Agent for the purpose of exchanging for the Merger Consideration, as promptly as practicable after the Effective Time, (i) certificates representing Company Common Shares ("Certificates," and such underlying shares, "Certificated Shares") or (ii) uncertificated Company Common Shares ("Uncertificated Shares").

Prior to the Effective Time, Parent will make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificated Shares and the Uncertificated Shares; provided that the Company will, and will cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration from the Company Cash on Hand as specified in such request. The aggregate Merger Consideration deposited with the Paying Agent will not be used for any purpose other than to fund payments to holders of Company Common Shares.

Such cash may be invested by the Paying Agent as directed by Parent, subject to the following restrictions: (i) such investments must be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; (ii) no such investment will relieve Parent or the Paying Agent from making the payments required under the Merger Agreement; and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to the Merger Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to the Merger Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent equal to the deficiency.
Letter of Transmittal
As promptly as practicable after the Effective Time (but no later than three (3) Business Days thereafter), Parent will send, or will cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (in each case, in a form reasonably acceptable to the Company and finalized prior to the Effective Time, and which will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.
Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Certificated Share and each Uncertificated Share, less any applicable and permitted withholding. Until so surrendered or transferred, each such Certificated Share or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such Company Common Shares.
If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that: (i) either such Certificate will be properly endorsed or will otherwise be in proper form for transfer, or such Uncertificated Share will be properly transferred; and (ii) the person requesting such payment will pay to the Paying Agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not payable.
Lost Certificates
If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, Parent or the Paying Agent, the posting by such person of a bond in a customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate.
Closing of Transfer Books; Rights Following the Effective Time
At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in the Merger Agreement.

Unclaimed Merger Consideration
Any portion of the Merger Consideration made available to the Paying Agent (and any interest or other income earned thereon) that remains unclaimed by holders of Company Common Shares twelve (12) months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration prior to that time will thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. None of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Company Common Shares for any Merger Consideration delivered to a governmental authority pursuant to any applicable abandoned property, escheat or similar law.
Withholding Rights
The Company, the Surviving Corporation and any of their respective affiliates or agents (including the Paying Agent) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable tax law. Any amounts so deducted or withheld will be paid over to the appropriate taxing authority and will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties. These representations and warranties are qualified and subject to important limitations, including being qualified by the disclosure schedules to the Merger Agreement and, in certain cases, by a Company Material Adverse Effect standard. See the section titled "— Material Adverse Effect" below.
Company Representations and Warranties
The Merger Agreement contains representations and warranties of the Company with respect to:
•the due incorporation, valid existence, good standing and qualification of the Company and its Subsidiaries to carry on their respective businesses, and compliance with organizational documents;
•the corporate power and authority to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;
•the vote of Company shareholders required to adopt the Merger Agreement; being the affirmative vote of the holders of a majority of the issued and outstanding Company Common Shares entitled to vote;
•the Company Board of Directors' determination that the Merger is fair to and in the best interests of the Company and its shareholders, its declaration that the Merger Agreement is advisable, its approval of the Merger Agreement, and its recommendation (subject to the exceptions described under the sections titled "The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals" and "The Merger Agreement — Change of Recommendation; Match Rights") that Company shareholders adopt the Merger Agreement;
•required regulatory filings and authorizations and consents or approvals of governmental authorities, including compliance with the HSR Act and other applicable competition laws, SEC filings, and the filing of the California Certificate of Merger and the Delaware Certificate of Merger;
•assuming receipt of the Company Shareholder Approval and required regulatory approvals, the absence of (i) certain breaches, violations, defaults or consent requirements under certain contracts, permits, organizational documents and laws and (ii) the creation or imposition of any lien (other than certain permitted liens) on any assets of the Company or its Subsidiaries, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the Merger Agreement;
•the capitalization of the Company and its Subsidiaries, including the number of authorized Company Common Shares, Company Preferred Shares and the number of outstanding Company Common Shares and Company Options;
•the ownership of Subsidiaries, and the due formation, valid existence and good standing of each Subsidiary;
•the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company and its Subsidiaries since January 1, 2023, and the accuracy of the information contained in those documents;
•the financial statements of the Company, compliance with GAAP and the SEC's accounting requirements, and the Company's internal system of disclosure controls and procedures concerning financial reporting;
•the Proxy Statement and other disclosure documents required to be filed by the Company with the SEC in connection with the Merger;
•the absence of certain changes or events since February 28, 2026 (the "Balance Sheet Date"), including the absence of any Company Material Adverse Effect since such date;
•the absence of certain undisclosed material liabilities;
•compliance with applicable laws and permits by the Company and its Subsidiaries, and the possession of all necessary permits;
•compliance with applicable anti-corruption laws (including internal controls designed to ensure compliance), sanctions laws, and export/import laws by the Company and its Subsidiaries;
•compliance with laws and regulations administered by the FDA, FTC or similar governmental authorities having jurisdiction over the Company's products, and the possession of all required regulatory permits;
•the absence of proceedings or orders against the Company or any of its Subsidiaries, including any proceeding seeking to prevent or delay the Merger;
•real property leased by the Company and its Subsidiaries (the Company and its Subsidiaries own no real property);
•ownership of or rights with respect to the material intellectual property of the Company and its Subsidiaries, and the absence of any infringement, misappropriation or violation of third-party intellectual property rights;
•compliance with applicable privacy and data protection requirements, and the maintenance of data security programs consistent with industry practices;
•the payment of taxes, the filing of tax returns and other tax matters related to the Company and its Subsidiaries;
•compensation and benefits plans, agreements and arrangements with or concerning employees of the Company and its Subsidiaries, and the absence of "excess parachute payments" (as defined under Section 280G of the Code) arising solely from the Merger;

•compliance with laws related to labor and employment by the Company and its Subsidiaries, and the absence of any collective bargaining agreements;
•compliance with environmental laws and permits by the Company and its Subsidiaries;
•certain material contracts of the Company and its Subsidiaries and the absence of breaches or defaults in respect thereof;
•the Company’s material customer and vendor relationships, the absence since June 15, 2026 of any written notice from any material customer or vendor of the Company terminating, canceling or materially reducing its relationship with the Company;
•the maintenance of insurance policies by the Company and its Subsidiaries in amounts and against risks reasonably determined to be prudent;
•the absence of any brokers' and finders' fees payable by the Company in connection with the Merger, other than those payable to Morgan Stanley;
•the receipt of the Opinion of the Company's financial advisor as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Shares; and
•the absence of any contract, transaction or arrangement between the Company or any of its Subsidiaries and any affiliate or related person that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; and

•the inapplicability of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, or any comparable anti-takeover provision of the Company's articles of incorporation or bylaws, to the Merger Agreement or the Merger.
The Merger Agreement also contains an acknowledgment by the Company that, except for the representations and warranties set forth in Article 5 of the Merger Agreement or in any certificate delivered pursuant thereto, no representation or warranty of any kind whatsoever, express or implied, is made or deemed to have been made by or on behalf of Parent or Merger Sub.
Parent and Merger Sub Representations and Warranties
The Merger Agreement contains representations and warranties of Parent and Merger Sub with respect to:
•the due formation, valid existence and good standing of each of Parent and Merger Sub as a limited liability company, and their respective powers to carry on their businesses;
•the limited liability company power and authority of each of Parent and Merger Sub to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;
•required regulatory filings and authorizations and consents or approvals of governmental authorities;
•the absence of (i) certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws and (ii) the creation or imposition of any lien on any assets of Parent or Merger Sub, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the Merger Agreement;
•the accuracy of information supplied by Parent for inclusion in the Proxy Statement;

•compliance with applicable laws by Parent and Merger Sub and possession of all necessary permits and authorizations to carry on their businesses as currently conducted;
•the absence of certain proceedings or orders against Parent or its Subsidiaries, including the absence of any proceeding seeking to prevent or delay the Merger;
•the absence of any brokers' and finders' fees payable by Parent or Merger Sub to any party that could result in liability to the Company or any of its affiliates;
•the sufficiency of financing available to Parent and Merger Sub, through the Equity Commitment Letter and the Debt Commitment Letter, to fund the aggregate Merger Consideration and all related fees and expenses, and the express acknowledgment that Parent's and Merger Sub's obligations to consummate the Merger are not subject to or conditioned on the receipt of any financing;
•the due authorization, execution and delivery of the Limited Guarantee by the Guarantor, the enforceability thereof against the Guarantor in accordance with its terms and the absence of any event or condition that would render such guarantee void or unenforceable;
•the solvency of the Surviving Corporation after the consummation of the Merger;
•the absence of beneficial ownership of any Company Common Shares or other Company Securities (as defined in the Merger Agreement) by Parent, Merger Sub or any of their respective affiliates or associates; and
•other than the Voting Agreement, the absence of any agreement or arrangement between Parent or Merger Sub and any holder of Company Common Shares relating to the transactions contemplated by the Merger Agreement.

The Merger Agreement also contains an acknowledgment by each of Parent and Merger Sub that, except for the representations and warranties set forth in Article 4 of the Merger Agreement or in any certificate delivered pursuant thereto, no representation or warranty of any kind whatsoever, express or implied, is made or deemed to have been made by or on behalf of the Company, and that the Company and its Subsidiaries make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses, results of operations, cash flows or financial condition of the Company or any of its Subsidiaries.
Material Adverse Effect
Many of the Company's representations and warranties in the Merger Agreement are qualified by a "Company Material Adverse Effect" standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any Effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has prevented, materially impaired or materially delayed, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the Company to perform its obligations under the Merger Agreement or consummate the Merger or the other transactions contemplated thereby.
However, for purposes of clause (a) above, the following are excluded from the definition of "Company Material Adverse Effect":
•changes or prospective changes in GAAP or the interpretation thereof;

•changes or prospective changes in applicable law or the interpretation thereof;
•general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates);
•changes or conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operates;
•geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in Iran and the Middle East, and any evolutions or escalations thereof and any sanctions or other applicable laws, directives, policies, guidelines or recommendations promulgated by any governmental authority in connection therewith), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or fires, floods, earthquakes, weather events or other disasters, or any action taken by any governmental authority in response to any of the foregoing;
•the execution, delivery and performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby or the identity of or any facts or circumstances relating to Parent or any of its affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other persons, and any shareholder or derivative litigation relating to the execution, delivery and performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby;
•any actions requested in writing to be taken (or omitted to be taken) by or on behalf of Parent or Merger Sub;
•any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance (it being understood that any underlying facts giving rise to or contributing to any such failure that are not otherwise excluded may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
•changes in the price or trading volume of Company Common Shares or any other securities of the Company on Nasdaq or any other market on which such securities are quoted for purchase and sale, or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise to or contributing to any such changes that are not otherwise excluded may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or
•any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly required, contemplated or permitted to be taken (or omitted to be taken) pursuant to the Merger Agreement, including any actions required under the Merger Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable competition laws for the consummation of the Merger.
Notwithstanding the foregoing, with respect to the first five exclusions listed above (changes in GAAP, changes in applicable law, general economic conditions, industry conditions, and geopolitical conditions), to the extent that any such Effect is disproportionately adverse to the Company and its Subsidiaries relative to other similarly sized and situated companies in the industry or industries in which the Company and its Subsidiaries operate, only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

Certain of Parent's and Merger Sub's representations and warranties in the Merger Agreement are qualified by a "Parent Material Adverse Effect" standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. A "Parent Material Adverse Effect" means any Effect that would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to perform their respective obligations under the Merger Agreement or consummate the Merger or the other transactions contemplated thereby.
Conduct of Business of Company Prior to Completion of the Merger
The Merger Agreement provides for certain restrictions on the Company's and its Subsidiaries' activities from the date of the Merger Agreement until the Effective Time. In general, except as required or expressly contemplated or permitted by the Merger Agreement, as set forth in the Company Disclosure Schedule, or as required by applicable law, and subject to Parent's prior written consent (which may not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its business organizations and goodwill intact and maintain its existing relationships with key customers, suppliers and other persons with which the Company or any of its Subsidiaries has material business relations.
In addition, except as required or expressly contemplated or permitted by the Merger Agreement, as set for the in the Company Disclosure Schedule, or as required by applicable law, and subject to Parent's prior written consent (which may not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause its Subsidiaries not to, among other things:

•amend its organizational documents;
•issue, sell, pledge or repurchase equity securities, subject to specified exceptions;
•declare or pay dividends or other distributions on its capital shares;
•incur indebtedness for borrowed money above specified thresholds;
•acquire or dispose of material assets or businesses outside the ordinary course;
•enter into, terminate or a materially amend material contracts outside the ordinary course;
•increase compensation or benefits for employees or officers outside specified parameters, or establish new benefit plans;
•settle or compromise material litigation above specified dollar thresholds;
•make material changes to tax elections or accounting methods;
•engage in any transaction, with affiliates that would require disclosure under Item 404 of Regulation S-K; or
•adopt a plan of liquidation, dissolution or reorganization.
For a complete description of the interim operating covenants, see the Merger Agreement, which is attached as Annex A to this Proxy Statement.

Conduct of Businesses of Parent Prior to Completion of the Merger
Under the Merger Agreement, Parent has agreed to take, and to cause its affiliates to take, certain actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain the financing contemplated by the Merger Agreement and to obtain required regulatory approvals.
Special Meeting and Board Recommendation
The Company has agreed to take all necessary action (in accordance with applicable law and the Company’s organizational documents) to convene the Special Meeting, as soon as reasonably practicable after clearance of this Proxy Statement by the SEC, for the purpose of considering and voting upon the approval of the Merger Agreement and to cause such vote to be taken. The affirmative vote of the holders of a majority of the issued and outstanding Company Common Shares entitled to vote, to adopt the Merger Agreement is the only vote of the holders of any of the Company's capital shares required by applicable law and the Company's organizational documents in connection with the consummation of the Merger.

Subject to the Company Board of Directors' right to make an Adverse Recommendation Change as described under the section titled "The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals," the Company Board of Directors has recommended that the holders of Company Common Shares adopt the Merger Agreement (the "Company Recommendation"). The Company Recommendation is included in this Proxy Statement, and the Company is using its reasonable best efforts to obtain the Company Shareholder Approval and to otherwise comply in all material respects with all legal requirements applicable to the Special Meeting.
The Company may adjourn or postpone the Company Shareholders Meeting to a later date (i) with the consent of Parent or (ii) to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to holders of Company Common Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Shareholder Approval (including after commencement of an Acquisition Proposal that is a tender offer or exchange offer), (C) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (D) otherwise where required to comply with applicable law. Unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement will be for a period of no more than ten (10) Business Days each and in no event may the Company Shareholders Meeting be held later than the earlier of (x) two (2) months from the originally scheduled date and (y) four (4) Business Days prior to the End Date.
In connection with the transactions contemplated by the Merger Agreement, Dr. Walter Woltosz and Virginia E. Woltosz (collectively, the "Supporting Shareholders") have entered into a Voting and Support Agreement with Parent and Merger Sub (the "Voting Agreement"). Pursuant to the Voting Agreement, the Supporting Shareholders have agreed to vote all Company Common Shares held by them in favor of adoption of the Merger Agreement and against any Acquisition Proposal, and have irrevocably waived their dissenters' rights under Chapter 13 of the CGCL with respect to all Company Common Shares held by them. The Voting Agreement terminates upon the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms. See the section titled "The Voting and Support Agreement" for a more complete description of the terms of the Voting Agreement.
No Shop; Restrictions on Solicitation of Acquisition Proposals
Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use its reasonable best efforts to cause each of its and their respective other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person that would be prohibited by the no-shop provisions of the Merger Agreement, and will cease providing any further information with respect to the Company or any Acquisition
1

Proposal to any such person or its representatives and terminate all access granted to any such person or its representatives to any physical or electronic data room (or any other diligence access).

In addition, except as described below, the Company will not, will cause its Subsidiaries not to, and will instruct and use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:
•solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;
•participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any third party, in each case relating to an Acquisition Proposal by such third party;
•(A) withhold, withdraw, qualify or modify (in a manner adverse to Parent or Merger Sub) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent or Merger Sub)) the Company Recommendation, (B) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal, (C) fail to include the Company Recommendation in the Proxy Statement, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within five (5) Business Days after the commencement of such tender offer or exchange offer, or fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing following a publicly announced Acquisition Proposal (it being understood that the Company will have no obligation to make such reaffirmation more than one time with respect to any particular Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto), or (E) except as expressly permitted by the fiduciary out provisions described below, approve or recommend, or declare advisable or propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing in clauses (A) through (E), an "Adverse Recommendation Change");
•enter into any merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement or other agreement providing for an Acquisition Proposal; or
•resolve or agree to do any of the foregoing.
The foregoing restrictions do not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement to allow a third party to make an Acquisition Proposal, provided that the Company Board of Directors (or any committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law.
Notwithstanding the prohibitions described above, at any time prior to receipt of the Company Shareholder Approval, the Company, directly or indirectly through its representatives, may:
•engage in negotiations or discussions with any third party and its representatives that has made a bona fide offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal after the date of the Merger Agreement that did not result from a breach of the no-shop provisions and that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal; and

•furnish to such third party or its representatives nonpublic information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement;
provided that, to the extent any nonpublic information relating to the Company or its Subsidiaries is provided to any such third party that was not previously provided to or made available to Parent, such nonpublic information or access must be promptly (and in any event within 24 hours) provided or made available to Parent or its representatives.
In addition, the no-shop restrictions are subject to certain permitted disclosures. See the section titled "Permitted Disclosures" below.
The Company is obligated to notify Parent promptly (and in any event within 24 hours) of the receipt by the Company of any Acquisition Proposal or any material amendment or modification to the material terms of any Acquisition Proposal. Such notice must include, to the extent then known to the Company: (i) the identity of the person making the Acquisition Proposal; (ii) the material terms and conditions thereof; and (iii) if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications related thereto. Thereafter the Company must notify Parent, on a prompt basis (and in any event within 24 hours), of any material developments, discussions or negotiations with respect to the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto).
Change of Recommendation; Match Rights
The Merger Agreement requires the Company Board of Directors to recommend that Company shareholders adopt the Merger Agreement and the transactions contemplated thereby and not make an Adverse Recommendation Change as described above. Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, the Company Board of Directors may:
•in response to a bona fide offer, inquiry, proposal or indication of interest with respect to a written Acquisition Proposal made after the date of the Merger Agreement that did not result from a breach of the no-shop provisions and that the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate the Merger Agreement in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal; or
•in response to an Intervening Event, make an Adverse Recommendation Change, if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law.
Match Rights — Notice and Negotiation Period
Notwithstanding the foregoing, prior to making any Adverse Recommendation Change, the Company must:
•provide Parent with at least four (4) Business Days' prior written notice of its intention to take such action, specifying in reasonable detail the reasons for the Adverse Recommendation Change and (A) in the case of a Superior Proposal, attaching a copy of all proposed agreements and other documents and information contemplated by the required notice provisions of the Merger Agreement, or (B) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event (in each case, which notice will not itself constitute an Adverse Recommendation Change);
•during such four (4) Business Day period, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose; and

•upon the end of such notice period, have the Company Board of Directors consider in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and determine in good faith, after consultation with its outside legal counsel and financial advisors, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (or, in the case of an Intervening Event, that such event would not obviate the need to effect the Adverse Recommendation Change).
With respect to any Adverse Recommendation Change in response to a Superior Proposal, if there is any change to the financial terms (including the form, amount or timing of payment of consideration proposed to be received by Company shareholders as a result of such Superior Proposal) or any other material terms of the then-existing Superior Proposal, the Company must again comply with the obligations described in this section. In such case, the new notice period will be the longer of the remainder of the original four (4) Business Day period or three (3) Business Days.
Parent's Right to Terminate
If an Adverse Recommendation Change occurs prior to receipt of the Company Shareholder Approval, Parent has the right to terminate the Merger Agreement, provided that Parent's right to so terminate expires at 5:00 p.m. (New York time) on the 15th calendar day following the date on which Parent receives notice that such Adverse Recommendation Change has occurred.
Permitted Disclosures
Nothing contained in the Merger Agreement prevents the Company or the Company Board of Directors from:
•taking and disclosing to Company shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by the Merger Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal; provided that the Company will not make any voluntary public disclosure regarding any non-public Acquisition Proposal except as otherwise expressly permitted by the no-shop provisions or as required by applicable law, and neither the Company nor the Company Board of Directors may make an Adverse Recommendation Change unless expressly permitted by the Merger Agreement;
•issuing a "stop, look and listen" disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act that does not include an Adverse Recommendation Change; or
•contacting and engaging in discussions with any person who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of the no-shop provisions, solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such third party of the restrictions imposed by the no-shop provisions.
Regulatory Clearances and Approvals Required for the Merger
The completion of the Merger is conditioned on, among other things, the expiration or termination of any applicable waiting period (or extensions thereof) under the HSR Act, as well as the receipt of any other Required Regulatory Approvals set forth in the Company Disclosure Schedule. Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent has agreed to use reasonable best efforts to take, or cause their respective Affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as soon as practicable (and in any event, at least five (5) Business Days prior to the End Date), including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and obtaining and maintaining all Required Regulatory Approvals as soon as practicable (and in any event, at least five (5) Business Days prior to the End Date).
HSR Act Filings
Each of the Company and Parent has agreed to make (and Parent has agreed to cause its Affiliates to make) appropriate filings of Notification and Report Forms pursuant to the HSR Act with the FTC and the Antitrust Division as promptly as practicable, and in any event within ten (10) Business Days after the date of the Merger Agreement, requesting early termination of any applicable waiting period, and to furnish to the other party as promptly as practicable all information within its (or its Affiliates') control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the transactions contemplated by the Merger Agreement. Each of Parent and the Company has agreed to respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or any other governmental authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws, and to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of applicable waiting periods under the HSR Act and any other applicable Competition Laws as promptly as practicable.
Neither party may extend any waiting period under the HSR Act or any other applicable Competition Law, or enter into any agreement with the FTC, the Antitrust Division or any other governmental authority not to consummate the transactions contemplated by the Merger Agreement, without the prior written consent of the other party. The parties have agreed to coordinate in good faith on the timing and strategy for obtaining any approvals, consents, registrations, permits, authorizations, clearances and other confirmations from the FTC, the Antitrust Division and any other governmental authority, and on the overall development of positions to be taken in any filing or submission with any governmental authority in connection therewith. Notwithstanding the foregoing, Parent may take the lead in all such proceedings, including by engaging outside consultants and experts as needed.
French Regulatory Approval

In addition to the filings required under the HSR Act, the consummation of the Merger is conditioned upon the receipt of certain required regulatory approvals in France, to the extent required by French Law. In accordance with the Merger Agreement, the parties have agreed to cooperate in preparing and making all required filings with the applicable French governmental authorities and to use their respective reasonable best efforts to obtain such approvals as promptly as practicable. The Merger may not be completed until any required French regulatory approvals have been obtained or any applicable waiting periods have expired or been terminated, as applicable.

Divestiture Actions
Each of the Company and Parent has agreed to take all actions as may be necessary to obtain any authorization, consent or approval of a governmental authority, or to avoid or eliminate any impediments under the HSR Act or any other Competition Law, so as to enable the consummation of the Merger to occur as promptly as practicable and in any event no later than the End Date of February 10, 2027. Importantly, however, neither Parent, Merger Sub nor any of their respective Subsidiaries or Affiliates is required under the Merger Agreement to agree to any Divestiture Action; meaning, among other things, that none of Parent, Merger Sub or their respective Subsidiaries or Affiliates are required to: (A) hold separate, sell, license, divest or otherwise dispose of any of the businesses, properties or assets of Parent, the Company or any of their respective Affiliates; (B) terminate, amend or assign any investments or existing relationships, or any contractual rights or obligations; (C) terminate any venture or other arrangement; (D) grant any rights or commercial or other accommodations to, or enter into any contractual or other commercial relationship with, any third party; (E) impose limitations on Parent or any of its Affiliates (including Merger Sub) or the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; or (F) effectuate any other change or restructuring of Parent or any of its Affiliates, or the Company or any of its Subsidiaries. At the request of Parent, the Company will agree to any Divestiture Action relating to the Company and its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.
Contesting Regulatory Challenges
Each of the Company and Parent has agreed to use its reasonable best efforts to oppose any administrative or judicial proceeding that is initiated or threatened challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including by using reasonable best efforts to seek to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and to oppose any request for, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated by the Merger Agreement, including in each case by defending through litigation any proceeding brought by any person in any court or before any governmental authority.
Notification and Cooperation
Each party has agreed to promptly notify the other parties of any substantive communication received from the FTC, the Antitrust Division, any state attorney general or any other governmental authority regarding the Merger Agreement or the transactions contemplated thereby, and to permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority, and to consider in good faith any comments such other party may provide thereto.
No party may agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the Merger unless it first consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate thereat. Each party has agreed to furnish the other parties with copies of all filings (other than Item 4(c) and Item 4(d) documents provided such materials may be provided on an “outside counsel-only” basis) and material correspondences and communications between them and their respective Affiliates and representatives, on the one hand, and any governmental authority or its staff, on the other hand, with respect to any Competition Laws in connection with the Merger Agreement. The parties have agreed to consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under any Competition Law.

Parent will pay and be responsible for all applicable filing fees under the HSR Act and any other Competition Laws in connection with the Merger Agreement. Each of the Company and Parent will be responsible for its own legal and consulting fees in connection therewith.
Although the parties expect that the Required Regulatory Approvals will be obtained, the parties cannot assure you that such approvals will be timely obtained or obtained at all, or that the granting of regulatory approvals will not involve the imposition of additional conditions on the completion of the Merger, or a commitment or agreement to take remedial actions, including divesting assets or businesses, creating, modifying or transferring contractual rights or obligations, or entering into supply or services agreements. Any such requirements could result in the conditions to the Merger not being satisfied. There can be no assurance that a challenge to the Merger on regulatory grounds by a governmental authority or private party will not be made or, if such a challenge is made, that it would not be successful.
On June 30, 2026, each of Company and Parent filed a notification of the proposed Merger with the FTC and the Antitrust Division under the HSR Act. The waiting period will expire on July 30, 2026 at 11:59 p.m. Eastern Time, unless it is extended by a second request or terminated earlier or if Parent pulls and refiles its notification or commits not to close for some additional period of time.
Employee Matters
Change in Control; Assumption of Company Plans

Parent has acknowledged and agreed that a "Change in Control" (or similar phrase) within the meaning of the Company Equity Plan and other Company Plans containing change in control provisions will occur as of the Effective Time. From and after the Effective Time, Parent will cause the Surviving Corporation (or one or more of its Subsidiaries, as applicable) to assume, honor and provide all Company Plans in accordance with their terms as in effect as of the Effective Time, including by paying: (i) any transaction bonus, compensation or other similar amount payable to any current or former manager, employee, officer, director or consultant of the Company or its Subsidiaries pursuant to any plan, program, policy or arrangement adopted prior to the Closing in connection with the consummation of the transactions contemplated by the Merger Agreement; and (ii) any taxes payable by the Company, the Surviving Corporation or their Subsidiaries triggered by any of the payments described in clause (i).
Compensation and Benefits Continuity
For a period commencing at the Effective Time and ending on the date that is twelve (12) months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent will cause each Continuing Employee to receive:
•an annual rate of salary and wages that is no less favorable than the annual rate of salary and wages provided to such Continuing Employee as of immediately prior to the Effective Time;
•annual cash incentive compensation opportunities (excluding any equity, change in control, retention or similar payments) that are no less favorable in the aggregate than the annual cash incentive compensation opportunities provided to such Continuing Employee prior to the Effective Time;
•severance benefits and protections no less favorable than those described in the Merger Agreement; and
•all other compensation and employee benefits (other than equity-based plans, defined benefit pension plans, severance benefits, change in control arrangements, retention arrangements, retiree welfare benefits or long-term incentive plans) that are substantially comparable in the aggregate to all other compensation and employee benefits (other than equity-based plans, defined benefit pension plans, severance benefits, change in control arrangements, retention arrangements, retiree health or long-term incentive plans) provided to such Continuing Employee as of immediately prior to the Effective Time (including severance eligibility and paid time off).
Benefit Plan Transition — Pre-Existing Conditions and Deductibles
Parent will cause the Surviving Corporation and any of its Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to:
•use commercially reasonable efforts to waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate as of or after the Effective Time, to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the Effective Time; and
•credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of the Company or any of its Subsidiaries during the plan year that includes the Effective Time, for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of Parent, Merger Sub or any of their respective Subsidiaries (including the Surviving Corporation and its Subsidiaries).
Benefit Plan Transition; Service Credit

As of the Effective Time, Parent will cause the Surviving Corporation and any applicable Subsidiary to give all Continuing Employees full credit for such Continuing Employees' service with the Company or any of its Subsidiaries for purposes of eligibility, vesting and accrual of paid time off, but for no other purposes under any compensation and benefit plans, programs, policies, agreements and arrangements maintained by Parent, Merger Sub or an applicable Subsidiary (including the Surviving Corporation and its Subsidiaries) in which any Continuing Employee is eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time; provided that such credit for service will not apply to the extent it would result in a duplication of benefits or compensation.
The provisions of this section are solely for the benefit of the parties to the Merger Agreement, and no Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of these provisions. Nothing in these provisions will (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective affiliates (including the Surviving Corporation and its Subsidiaries); (ii) alter or limit Parent's, Merger Sub's or any of their respective affiliates' ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement; or (iii) confer upon any Company Service Provider any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.
In addition, if the Effective Time occurs before the Company would otherwise pay annual incentive bonuses for the performance period covering the Company's fiscal year ending August 31, 2026, each Continuing Employee who participates in the Company's annual incentive compensation program will receive, as soon as practicable following the Effective Time (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date), a cash payment equal to 75% of his or her applicable target annual incentive opportunity for the 2026 performance period. Continuing Employees will remain eligible to receive the remaining 25% of their applicable target annual incentive opportunity following the completion of the 2026 performance period in the ordinary course, subject to the terms and conditions of the applicable annual incentive compensation program or arrangement.

Directors’ and Officers’ Indemnification and Insurance
For a period of six (6) years following the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries, and any individuals serving in such capacity at or with respect to other persons at the Company's or its Subsidiaries' request (each, an "Indemnified Person"), from and against any losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons' having served in any such capacity prior to the Effective Time, in each case to the fullest extent permitted by the CGCL or any other applicable law, or as provided under the Company's certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect as of the date of the Merger Agreement. If any Indemnified Person is made a party to any proceeding arising out of or relating to matters that would be indemnifiable under the foregoing, Parent will, and will cause the Surviving Corporation to, advance reasonable fees, costs and expenses (including attorneys' fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such proceeding.
For a period of six (6) years following the Effective Time, Parent will cause to be maintained in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers and employees, and advancement of reasonable fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date of the Merger Agreement. From and after the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any existing indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
Directors' and Officers' Insurance Tail Policy
Prior to the Effective Time, the Company will (or, if the Company is unable to do so, Parent will cause the Surviving Corporation as of the Effective Time to) obtain and fully pay the premium for the noncancelable extension of the directors' and officers' liability coverage, employment practices liability coverage and fiduciary liability coverage of the Company's existing insurance policies (collectively, "D&O Insurance"). The D&O Insurance tail policy must:
•provide a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time;
•be from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance; and
•have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby).
If the Company or the Surviving Corporation for any reason fails to obtain such tail policy as of the Effective Time, the Surviving Corporation will continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, D&O Insurance in place as of the date of the Merger Agreement with the Company's current insurance carrier (or with an insurance carrier with the same or better credit rating), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date of the Merger Agreement, subject to a 300% annual premium cap.
In the event that Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving entity, or transfers or conveys all or substantially all of its properties and assets to any person, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the indemnification and insurance obligations set forth in this section.
Other Covenants
The Merger Agreement contains additional agreements of Parent, Company and Merger Sub relating to, among other things:
•Company providing Parent access to certain information of Company;
•the delisting by the Surviving Corporation of Company Common Shares from Nasdaq and the deregistration of such shares under the Exchange Act and the suspension of Company’s reporting obligations;
•Parent taking all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement;
•the coordination between Company and Parent regarding press releases and other public announcements or filings relating to the transactions contemplated by the Merger Agreement;

•actions to cause the disposition of equity securities of Company held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act;
•Parent using its reasonable best efforts to obtain the financing contemplated by the equity commitment letter and the debt commitment letter on the terms and conditions described therein, and to consummate the financing at or prior to the Closing;
•the Company using its reasonable best efforts to provide, and to cause its Subsidiaries and representatives to provide, such customary cooperation as is reasonably requested by Parent in connection with the arrangement of any Debt Financing, subject to certain limitations set forth in the Merger Agreement;
•the notification of (i) any notice or other communication from a third party alleging that their consent is or may be required in connection with the Merger, (ii) any written communication from any governmental authority in connection with the Merger, (iii) any proceedings commenced or threatened relating to the consummation of the Merger or that are otherwise material to Company and its subsidiaries, taken as a whole, and (iv) the discovery of any fact or circumstance, which would be reasonably expected to cause or result in any of the conditions to the Merger not being satisfied or the satisfaction of those conditions being materially delayed;
•the notification of the defense and settlement of any litigation in connection with the Merger Agreement;
•Company, Parent and Merger Sub using reasonable best efforts to take such actions as are reasonably necessary to address any applicable antitakeover statute or regulation so that the Merger may be consummated as promptly as practicable as contemplated by the Merger Agreement; and
•Company using commercially reasonable efforts to deliver to Parent resignations executed by each director of Company prior to the closing.
Conditions to the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, written waiver by Parent and the Company of the following conditions:
•the Company Shareholder Approval will have been obtained in accordance with the CGCL;
•no Order issued by any court of competent jurisdiction in any jurisdiction where the Company and its Subsidiaries conduct material operations prohibiting, rendering illegal or permanently enjoining the consummation of the Merger will have taken effect and remain in effect, and no applicable law will have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger (a "Legal Restraint"); and
•any applicable waiting period under the HSR Act relating to the Merger (or extensions thereof) will have expired or been terminated, and any other Required Regulatory Approval set forth in the Company Disclosure Schedule will have been made, obtained or received (or, as applicable, the waiting periods with respect thereto will have expired or been terminated).
Conditions to Parent's and Merger Sub's Obligations
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of the following additional conditions:

•the accuracy of the Company's representations and warranties as follows: (i) certain representations and warranties of the Company regarding corporate existence and power, corporate authorization, non-contravention with respect to organizational documents, capitalization (other than Sections 4.05(a), (b) and (c)), subsidiaries, finders' fees and takeover statutes will be true in all material respects as of the date of the Merger Agreement and as of the Effective Time (other than any such representations and warranties qualified by materiality or Company Material Adverse Effect, which will be true in all respects), as if made at and as of such time (other than representations and warranties addressing matters as of another specified time, which will be true only as of such time); (ii) the Company's capitalization representations contained in Sections 4.05(a), (b) and (c) will be true in all respects as of the date of the Merger Agreement and as of the Effective Time, except for any de minimis inaccuracies; (iii) the Company's representations regarding absence of a Company Material Adverse Effect will be true in all respects as of the date of the Merger Agreement and as of the Effective Time; and (iv) all other representations and warranties of the Company (disregarding all materiality and Company Material Adverse Effect qualifications) will be true in all respects as of the date of the Merger Agreement and as of the Effective Time (other than representations and warranties addressing matters as of another specified time, which will be true only as of such time), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that for purposes of determining whether the conditions set forth above have been satisfied, any Company Material Adverse Effect arising from such failure shall be taken into account only to the extent such Company Material Adverse Effect is continuing as of Closing;

•the Company will have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;
•since the date of the Merger Agreement, no Company Material Adverse Effect will have occurred and be continuing; and
•Parent will have received from the Company a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the foregoing three bullets have been satisfied.
Conditions to the Company's Obligations
The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company of the following additional conditions:
•the accuracy of Parent's and Merger Sub's representations and warranties as follows: (i) certain representations and warranties of Parent and Merger Sub regarding corporate existence and power, corporate authorization, non-contravention with respect to organizational documents, finders' fees, solvency and ownership of Company Common Shares will be true in all material respects as of the date of the Merger Agreement and as of the Effective Time (other than any such representations and warranties qualified by materiality or Parent Material Adverse Effect, which will be true in all respects), as if made at and as of such time (other than representations and warranties addressing matters as of another specified time, which will be true only as of such time); and (ii) all other representations and warranties of Parent and Merger Sub (disregarding all materiality and Parent Material Adverse Effect qualifications) will be true in all respects as of the date of the Merger Agreement and as of the Effective Time (other than representations and warranties addressing matters as of another specified time, which will be true only as of such time), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•each of Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date; and
•the Company will have received from Parent a certificate signed by an officer of Parent to the effect that the conditions set forth in the foregoing two bullets have been satisfied.
Frustration of Closing Conditions
Neither the Company nor Parent may rely on the failure of any of the closing conditions described above to be satisfied as a basis for not consummating the Merger or terminating the Merger Agreement if such failure was caused by such party's breach of the Merger Agreement.
Termination of the Merger Agreement
Termination by Mutual Consent or Either Party
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Company shareholders) by:
•mutual written agreement of the Company and Parent;
•either the Company or Parent, if the Merger has not been consummated on or before End Date; provided that the right to terminate on this basis will not be available to any party whose action or failure to comply with its obligations under the Merger Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to the End Date;
•either the Company or Parent, if any Legal Restraint rendering illegal or permanently enjoining the consummation of the Merger has become final and non-appealable; provided that the right to terminate on this basis will not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement caused or resulted in such Legal Restraint; or
•either the Company or Parent, if, at the Company Shareholders Meeting (including any adjournment or postponement thereof), which has been duly convened and at which a vote on the adoption of the Merger Agreement has been taken, the Company Shareholder Approval has not been obtained.
Termination by Parent
The Merger Agreement may be terminated at any time prior to the Effective Time by Parent if:
•prior to receipt of the Company Shareholder Approval, an Adverse Recommendation Change has occurred; provided that Parent's right to terminate on this basis will expire at 5:00 p.m. (New York time) on the 15th calendar day following the date on which Parent receives written notice that such Adverse Recommendation Change has occurred; or
•the Company has breached any representation or warranty or failed to perform any covenant or agreement under the Merger Agreement that (i) would cause any of the conditions to Parent's obligations to consummate the Merger not to be satisfied and (ii) is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the Company's receipt of written notice thereof from Parent (or, if earlier, three (3) Business Days prior to the End Date); provided that the right to terminate on this basis will not be available if Parent or Merger Sub is in breach of any provision of the Merger Agreement, where such breach caused or resulted in the failure of any of the conditions to the Company's obligations to close the Merger to be satisfied.

Termination by the Company
The Merger Agreement may be terminated at any time prior to the Effective Time by the Company if:
•prior to receipt of the Company Shareholder Approval, the Company Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance with the terms described under "The Merger Agreement — No Shop; Restrictions on Solicitation of Acquisition Proposals" and "The Merger Agreement — Change of Recommendation; Match Rights" (with such agreement being entered into substantially concurrently with such termination), subject to the concurrent payment to Parent of the Company Termination Fee described below;
•Parent or Merger Sub has breached any representation or warranty or failed to perform any covenant or agreement under the Merger Agreement that (i) would cause any of the conditions to the Company's obligations to consummate the Merger not to be satisfied and (ii) is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after Parent's receipt of written notice thereof from the Company (or, if earlier, three (3) Business Days prior to the End Date); provided that the right to terminate on this basis will not be available if the Company is in breach of any provision of the Merger Agreement, where such breach caused or resulted in the failure of any of the conditions to Parent's obligations to close the Merger to be satisfied; or
•all of the mutual closing conditions and all of the conditions to Parent's and Merger Sub's obligations to consummate the Merger have been and continue to be satisfied (or would be satisfied if the Closing were to occur), the Company has notified Parent in writing that all such conditions have been satisfied or validly waived and that the Company stands ready, willing and able to consummate the Merger, and Parent fails to consummate the Closing within three (3) Business Days after the Company's delivery of such written notice.
The party desiring to terminate the Merger Agreement (other than pursuant to mutual written agreement) must give written notice of such termination to the other parties specifying the provision pursuant to which the Merger Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination.
Company Termination Fee
The Merger Agreement provides that the Company will pay Parent a termination fee of $13,000,000 (the "Company Termination Fee") by wire transfer of immediately available funds if:
•the Company terminates the Merger Agreement to enter into a written definitive agreement with respect to a Superior Proposal;
•Parent terminates the Merger Agreement after the Company Board of Directors has made an Adverse Recommendation Change; or
•(A) the Merger Agreement is terminated by (i) either party because the Merger has not been consummated by the End Date, (ii) either party because the Company Shareholder Approval was not obtained, or (iii) Parent because of the Company's breach of the Merger Agreement, or the Merger Agreement is terminated for any reason at a time when it could have been terminated on any of the foregoing bases; (B) after the date of the Merger Agreement and prior to such termination (or, in the case of a termination because the Company Shareholder Approval was not obtained, prior to the later of the Company Shareholders Meeting and any postponement or adjournment thereof), an Acquisition Proposal has been publicly disclosed and not withdrawn; and (C) within twelve (12) months following such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (with all references to "15%" replaced with references to "50%").

For the avoidance of doubt, no Company Termination Fee is payable in connection with a termination based on the End Date pursuant to the third bullet above, if, at the time of such termination, the regulatory approval condition has not been satisfied, unless the failure of such condition to be satisfied was primarily caused by the Company's breach of its obligations relating to regulatory undertakings and approvals under the Merger Agreement.
If the Company Termination Fee becomes payable, then, except in the case of fraud or a Willful and Material Breach by the Company occurring prior to such termination, receipt of the Company Termination Fee will be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered as a result of any breach of the Merger Agreement or the failure of the transactions to be consummated. In no event will the Company be obligated to pay the Company Termination Fee on more than one occasion. If the Company fails to timely pay the Company Termination Fee and Parent or Merger Sub commences a suit that results in a judgment against the Company, the Company will also be required to pay Parent's enforcement expenses (not to exceed $3,000,000 in the aggregate) and interest on the unpaid amount at the prime rate as published in The Wall Street Journal plus 2%. The parties acknowledge that the Company Termination Fee represents liquidated damages in a reasonable amount and is not a penalty.
Parent Termination Fee
The Merger Agreement provides that Parent will pay the Company a termination fee of $26,000,000 (the "Parent Termination Fee") by wire transfer of immediately available funds within two (2) Business Days after termination if the Company terminates the Merger Agreement due to:
•a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement that (i) would cause any of the conditions to the Company's obligations to consummate the Merger not to be satisfied and (ii) is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after Parent's receipt of written notice thereof from the Company (or, if earlier, three (3) Business Days prior to the End Date); provided that the right to terminate on this basis will not be available if the Company is in breach of any provision of the Merger Agreement, where such breach caused or resulted in the failure of any of the conditions to Parent's obligations to close the Merger to be satisfied; or

•Parent's failure to consummate the Closing within the three (3) Business Day period after the Company has notified Parent that all conditions are satisfied and the Company stands ready, willing and able to close.
If the Parent Termination Fee becomes payable, then, upon receipt of the Parent Termination Fee, such payment will be the sole and exclusive remedy of the Company and its affiliates for any loss suffered as a result of any breach of the Merger Agreement or the failure of the transactions to be consummated, and none of the Parent Related Parties shall have further liability. In no event will Parent be obligated to pay the Parent Termination Fee on more than one occasion. If Parent fails to timely pay the Parent Termination Fee and the Company commences a suit that results in a judgment against Parent, Parent will also be required to pay the Company's enforcement expenses (not to exceed $3,000,000 in the aggregate) and interest on the unpaid amount at the prime rate as published in The Wall Street Journal plus 2%. The parties acknowledge that the Parent Termination Fee represents liquidated damages in a reasonable amount and is not a penalty.
Effect of Termination
In the event of termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and of no effect (except for the provisions relating to confidentiality, public announcements, the effect of termination, termination fees and certain other provisions, together with the Confidentiality Agreement dated as of February 26, 2026 between the Company and Altaris which will survive any such termination) without liability of any party to the other parties; provided that, if such termination results from a Willful and Material Breach or fraud by any party, such party will not be relieved or released from any liabilities or damages arising out of such Willful and Material Breach or fraud. Notwithstanding the foregoing, the total monetary liability of Parent and its related parties will in no event exceed the Parent Termination Fee plus any applicable enforcement expenses.

The total monetary liability of the Company and its related parties will in no event exceed $26,000,000 plus any applicable enforcement expenses. The Company may, in its sole discretion, elect to pursue specific performance as a remedy; provided that under no circumstances may the Company be entitled to receive both specific performance resulting in the occurrence of the Closing and any monetary damages.
Financing of the Merger
Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Certain funds affiliated with Altaris have committed to capitalize Parent at the closing date of the Merger with equity financing sufficient, along with the debt financing, to consummate the transactions, subject to the terms and conditions set forth in the equity commitment letter. In addition, the Altaris Funds have guaranteed payment of the termination fee payable by Parent under certain circumstances, as well as certain other expenses that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantee provided by the Altaris Funds to the Company. The financing commitments are sufficient in the aggregate to fund the purchase price and pay certain related fees and expenses at closing of the Merger.
Remedies; Specific Performance
The Merger Agreement provides that, upon any termination of the Merger Agreement under circumstances in which the Company Termination Fee or the Parent Termination Fee becomes payable, the receipt of the applicable termination fee will be the sole and exclusive remedy of the recipient party for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in the Merger Agreement or the failure of the Merger to be consummated, except in the case of fraud or a Willful and Material Breach. Upon receipt of the applicable termination fee, none of the Company Related Parties (in the case of the Company Termination Fee) or the Parent Related Parties (in the case of the Parent Termination Fee) will have any further liability arising out of or in connection with the Merger Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, the total monetary liability of the Parent Related Parties and the total monetary liability of the Company Related Parties will in no event exceed $26,000,000 plus any applicable Enforcement Expenses, in each case including any damages for Willful and Material Breach or fraud and any consequential, special, indirect or punitive damages.
The Merger Agreement also provides that the parties will be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the Merger Agreement, or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving irreparable damage or the inadequacy of money damages as a remedy, and each party has waived any requirement for the securing or posting of any bond in connection with such remedy. Each party has further agreed not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid or inequitable for any reason, or that monetary damages would provide an adequate remedy at law.
The Company's right to seek specific performance to enforce Parent's and Merger Sub's obligations to cause the Equity Financing to be funded and to effect the Closing is subject to the satisfaction of the following conditions:
•all of the mutual closing conditions and all of the conditions to Parent's and Merger Sub's obligations to consummate the Merger have been satisfied or irrevocably waived (other than conditions to be satisfied at the Closing, which are capable of being satisfied at the Closing);
•the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded; and
•the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the Closing and that, if specific performance is granted and the financing is funded, the Company will take all actions required of it to cause the Closing to occur.
Under no circumstances will the Company or any of its affiliates be entitled to receive both a grant of specific performance that results in the occurrence of the Closing and payment of the Parent Termination Fee or any other monetary damages. The Merger Agreement further provides that no legal action of any kind may be brought against the Debt Financing Sources arising out of or relating to the Merger Agreement or the transactions contemplated thereby, and that the Debt Financing Sources are express third-party beneficiaries of certain provisions of the Merger Agreement.
Fees and Expenses
Except as otherwise expressly provided in the Merger Agreement, including with respect to certain regulatory filing fees, financing cooperation expenses, termination fees and enforcement expenses, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses.
Amendments and Waivers
At any time prior to the Effective Time, the parties may amend or waive any provision of the Merger Agreement. Any such amendment must be in writing and signed by each party to the Merger Agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After the Company shareholders have approved and adopted the Merger Agreement, there may be no amendment or waiver that would require the further approval of Company shareholders under applicable law without such approval having first been obtained.
Governing Law and Venue; Waiver of Jury Trial
The Merger Agreement and any proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby are governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction. The parties have agreed that any proceeding seeking to enforce any provision of, or relating to or in connection with, the Merger Agreement or the transactions contemplated thereby will be brought exclusively in the Delaware Chancery Court or, if such court does not have or declines jurisdiction, any federal court or other Delaware state court, in each case located in New Castle County, Delaware (collectively, the "Chosen Courts"). Each party has irrevocably consented and submitted to the exclusive jurisdiction of the Chosen Courts, irrevocably waived any objection to the laying of venue of any such proceeding in any such Chosen Court, and agreed not to assert that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.
Each party has irrevocably and unconditionally waived any and all right to trial by jury in any proceeding arising out of, related to or in connection with the Merger Agreement or the transactions contemplated thereby, and certified that no representative, agent or attorney of any other party has represented that such other party would not seek to enforce such waiver in the event of litigation.
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MARKET PRICES OF COMPANY COMMON SHARES
The Company Common Shares are listed on Nasdaq under the symbol “SLP.” The following table sets forth on a per share basis the low and high intra-day prices of Company Common Shares as reported in published financial sources.

	High	Low	Dividends
FY 2026
Fourth Quarter (through [●])	$[●]	$[●]	—
Third Quarter (March 1, 2026 - May 31, 2026)	$17.35	$11.09	—
Second Quarter (December 1, 2025 - February 28, 2026)	$21.01	$11.16	—
First Quarter (September 1, 2025 - November 30, 2025)	$18.95	$13.28	—
FY 2025
Fourth Quarter (June 1, 2025 - August 31, 2025)	$31.67	$12.39	—
Third Quarter (March 1, 2025 - May 31, 2025)	$36.45	$23.01	—
Second Quarter (December 1, 2024 - February 28, 2025)	$37.67	$24.00	—
First Quarter (September 1, 2024 - November 30, 2024)	$35.95	$27.07	—
FY 2024
Fourth Quarter (June 1, 2024 - August 31, 2024)	$50.11	$35.29	$0.06
Third Quarter (March 1, 2024 - May 31, 2024)	$51.22	$37.75	$0.06
Second Quarter (December 1, 2023 - February 29, 2024)	$46.15	$35.98	$0.06
First Quarter (September 1, 2023 - November 30, 2023)	$45.47	$32.36	$0.06
The closing price of Company Common Shares on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this Proxy Statement, was $[●] per share. You are encouraged to obtain current market prices of Company Common Shares in connection with voting your Company Common Shares. As of [●], 2026, the Company had [●] Company Common Shares issued and outstanding, and the Company had approximately [●] holders of record. A number of Company Common Shares are held in street name; therefore, the Company believes that there are substantially more beneficial owners of Company Common Shares than record holders.
Dividend Policy

The Company suspended its quarterly cash dividend in 2024 in order to reallocate these funds to its capital allocation strategy. Under the terms of the Merger Agreement, from June 15, 2026, until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company may not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its subsidiaries to Company or another subsidiary of Company, without the prior written consent of Parent.

DISSENTERS’ RIGHTS OF COMPANY SHAREHOLDERS
General
Simulations Plus, Inc. is a California corporation. Under Chapter 13 (Sections 1300 through 1313) of the California Corporations Code (the “CGCL”), holders of Company Common Shares who do not vote in favor of the Merger Agreement Proposal and who otherwise comply with the applicable requirements of Chapter 13 of the CGCL may be entitled to exercise dissenters’ rights and obtain payment of the fair market value of their shares in cash in lieu of receiving the Merger Consideration.
The following discussion summarizes certain material provisions of Chapter 13 of the CGCL relating to dissenters’ rights. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL (Sections 1300–1313), which is attached to this Proxy Statement as Annex C. Company shareholders are encouraged to read Annex C carefully and in its entirety. Failure to comply strictly with the requirements of Chapter 13 of the CGCL (Sections 1300–1313) may result in the loss of dissenters’ rights. The fair market value of Company Common Shares determined pursuant to Chapter 13 of the CGCL could be greater than, equal to or less than the $18.50 per share Merger Consideration payable pursuant to the Merger Agreement.
Under the Merger Agreement, any Company Common Share that is issued and outstanding immediately prior to the Effective Time and that is or becomes a “dissenting share” within the meaning of Section 1300(b) of the CGCL will not be converted into the right to receive the Merger Consideration, but instead will be entitled only to such rights as are granted under the CGCL. If any holder of Dissenting Shares fails to perfect, effectively withdraws or otherwise loses dissenters’ rights under the CGCL, such shares will automatically be converted into the right to receive the Merger Consideration, without interest, in accordance with the terms of the Merger Agreement.

Who May Exercise Dissenters’ Rights
Dissenters’ rights may be exercised only by the record holder of Company Common Shares. A beneficial owner whose shares are held through a broker, bank or other nominee must cause the record holder to comply with the applicable requirements of Chapter 13 of the CGCL in order to preserve and perfect dissenters’ rights. A shareholder seeking to exercise dissenters’ rights must not vote in favor of the Merger Agreement Proposal. A vote against the Merger Agreement Proposal, an abstention or a failure to vote does not by itself constitute an exercise of dissenters’ rights and does not satisfy the procedural requirements of Chapter 13 of the CGCL.
Pursuant to the Voting and Support Agreement entered into in connection with the Merger Agreement, Dr. Walter S. Woltosz and Virginia E. Woltosz have irrevocably waived any dissenters’ rights they may otherwise have under Chapter 13 of the CGCL with respect to their Company Common Shares.

Written Demand and Notice
If the Merger Agreement Proposal is approved by the requisite vote of Company shareholders and the Merger is consummated, the Surviving Corporation will provide any notices required by Chapter 13 of the CGCL to shareholders who may be entitled to exercise dissenters’ rights. A shareholder seeking to exercise dissenters’ rights must comply with the procedures prescribed by Sections 1300 through 1313 of the CGCL, including any applicable requirements relating to notices, demands for payment, submission of certificates or evidence of ownership and other procedural requirements. The applicable procedures may differ depending upon whether shares are held directly by the shareholder or through a broker, bank or other nominee. Because the procedures prescribed by Chapter 13 of the CGCL are technical and must be followed precisely, Company shareholders who are considering exercising dissenters’ rights are strongly encouraged to consult with their own legal advisors before taking any action.

Determination of Fair Market Value
Under the CGCL, a shareholder who properly exercises dissenters’ rights is entitled to receive the fair market value of such shareholder’s Company Common Shares. For purposes of Chapter 13 of the CGCL, fair market value generally means the value of the shares as of the day before the first announcement of the terms of the proposed corporate action, excluding any appreciation or depreciation in consequence of the proposed transaction unless exclusion would be inequitable. The fair market value determined pursuant to the CGCL may be greater than, equal to or less than the Merger Consideration. Neither the Company nor Parent can provide any assurance regarding the amount that may ultimately be determined to constitute fair market value in any dissenters’ rights proceeding.
Judicial Determination of Fair Market Value
If the Surviving Corporation and a dissenting shareholder are unable to agree upon the fair market value of the shareholder’s Company Common Shares, Chapter 13 of the CGCL provides procedures pursuant to which the fair market value of such shares may be determined in a judicial proceeding. In any such proceeding, the court may determine the fair market value of the shares in accordance with the CGCL after considering the evidence presented by the parties. The court’s determination may result in a value greater than, equal to or less than the Merger Consideration. The costs of any judicial proceeding, including attorneys’ fees and expert witness fees, may be substantial. Shareholders considering exercising dissenters’ rights should consult their legal advisors regarding the potential costs, risks and consequences of exercising such rights.
Withdrawal or Loss of Dissenters’ Rights
A shareholder may withdraw dissenters’ rights only in accordance with the procedures prescribed by Chapter 13 of the CGCL. Any shareholder who withdraws dissenters’ rights, fails to perfect dissenters’ rights or otherwise loses dissenters’ rights under the CGCL will cease to be entitled to receive payment of fair market value under Chapter 13 of the CGCL and instead will be entitled to receive the Merger Consideration in accordance with the terms of the Merger Agreement.
Failure to Comply with Chapter 13 of the CGCL
Failure to comply strictly with any of the procedural requirements of Chapter 13 of the CGCL may result in the loss of dissenters’ rights. Shareholders who lose dissenters’ rights will be entitled to receive the Merger Consideration payable pursuant to the Merger Agreement and will not be entitled to a judicial determination of the fair market value of their shares.
THE EXERCISE OF DISSENTERS’ RIGHTS REQUIRES STRICT COMPLIANCE WITH CHAPTER 13 (SECTIONS 1300 THROUGH 1313) OF THE CALIFORNIA CORPORATIONS CODE. COMPANY SHAREHOLDERS WHO ARE CONSIDERING EXERCISING DISSENTERS’ RIGHTS SHOULD CONSULT THEIR OWN LEGAL, FINANCIAL AND TAX ADVISORS. TO THE EXTENT THERE IS ANY INCONSISTENCY BETWEEN THE FOREGOING SUMMARY AND CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, THE CALIFORNIA CORPORATIONS CODE SHALL GOVERN.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)
Overview
The Company is providing its shareholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by the Company to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Company Named Executive Officers in Connection with the Merger,” including the table titled “Merger-Related Compensation” and the accompanying footnotes, and the related narrative disclosure (the “Merger-Related Compensation”), as required by Section 14A of the Exchange Act.
Through this proposal, the Company is asking its shareholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Company named executive officers will or may be eligible to receive in connection with the Merger as described in the sections of this Proxy Statement referred to above.
You should carefully review the Merger-Related Compensation information disclosed in the sections of this Proxy Statement referred to above. The Company Board of Directors unanimously recommends that Company shareholders approve the following resolution:
“RESOLVED, that the shareholders of the Company, approve, solely on an advisory, non-binding basis, the Merger-Related Compensation that will or may be paid or become payable to Company named executive officers in connection with the pending Merger transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the Proxy Statement mailed to shareholders in connection with such merger titled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Company Named Executive Officers in Connection with the Merger,” including the table titled “Merger-Related Compensation” and the accompanying footnotes, and the related narrative disclosure.”
Vote Required for Approval
The vote on the Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal and the Adjournment Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and/or the Adjournment Proposal and vote not to approve the Merger-Related Compensation Proposal and vice versa. The approval of the Merger-Related Compensation Proposal by holders of Company Common Shares is not a condition to the completion of the Merger. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on Company. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the Merger-Related Compensation will be paid to Company named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Company Common Shares fail to approve the advisory vote regarding the Merger-Related Compensation Proposal.
The Merger-Related Compensation Proposal requires the affirmative vote of holders of at least a majority of the of Company Common Shares present in person (virtually) or represented by Proxy at the Special Meeting and entitled to vote thereon. In addition, the shares voting affirmatively must equal at least a majority of the quorum required to conduct business at the Special Meeting. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have no effect on the approval of this proposal.

Recommendation of the Company Board of Directors
THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMPANY SHAREHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

VOTE ON ADJOURNMENT (PROPOSAL 3)
Overview
The Company shareholders are being asked to approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting.
If, at the Special Meeting, the number of the Company’s Common Shares present (virtually) or represented and voting in favor of the Merger Agreement Proposal is insufficient to approve the Merger Agreement Proposal, the Company intends to move to adjourn or postpone the Special Meeting to enable the Company Board of Directors to solicit additional proxies for approval of the Merger Agreement Proposal. In that event, the Company will ask holders of the Company Common Shares to vote on the Adjournment Proposal, but not the Merger Agreement Proposal or the Merger-Related Compensation Proposal.

In this proposal, the Company is asking holders of the Company’s Common Shares to authorize the holder of any proxy solicited by the Company Board of Directors on a discretionary basis to vote in favor of adjourning the Special Meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Company Common Shares who have previously voted. Pursuant to the California Corporations Code, any shareholders’ meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares represented at the meeting, either in person or by proxy. Notice of the time and place of the adjourned meeting need not be given if the time and place are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business that might have been transacted at the original meeting. However, if the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. Under the Merger Agreement, any single adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days and in no event shall the Company Shareholders Meeting (including any adjournments or postponements thereof) be held later than the earlier of (x) two (2) months from the originally scheduled date and (y) four (4) Business Days prior to the End Date. The approval of the Adjournment Proposal by holders of Company Common Shares is not a condition to the completion of the Merger.
Vote Required for Approval
The Adjournment Proposal requires the affirmative vote of holders of at least a majority of the Company Common Shares present in person (virtually) or represented by proxy and voting at the Special Meeting and entitled to vote thereon, whether or not a quorum is present. Each of the Company Common Shares outstanding on the record date of the Special Meeting is entitled to vote on this proposal. Abstentions and broker non-votes will have no effect on the vote for this proposal;
Recommendation of the Company Board of Directors
THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMPANY SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2026 (the most practicable date prior to the filing of this Proxy Statement), regarding the beneficial ownership of our common shares by (a) each person known to the Company to own beneficially more than 5% of our Company Common Shares, (b) each of our directors and director nominees, (c) each of our Named Executive Officers (as defined below), and (d) all of our current directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital shares transfer records and on publicly available filings made with SEC by or on behalf of the shareholders listed below.

The percent of class is calculated based on 20,224,838 Company Common Shares outstanding as of June 30, 2026. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and for such persons includes Company Common Shares issuable to such persons pursuant to the exercise of Company Options or other securities that are exercisable or convertible into Company Common Shares within sixty (60) days of June 30, 2026.

Beneficial owner (1) (2)	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers
Dr. Walter S. Woltosz (3)	3,211,308	15.9%
Shawn O’Connor (4)	193,000	*
John DiBella (5)	159,460	*
Jill Fiedler-Kelly (6)	124,742	*
Will Frederick (7)	57,500	*
Dr. John Paglia (8)	25,589	*
Dr. Daniel Weiner (9)	23,547	*
Sharlene Evans (10)	17,173	*

All directors and executive officers as a group (8 persons)	3,812,319	18.5%

5% or Greater Shareholders
First Light Asset Management (11)	2,649,879	13.1%
Conestoga Capital Advisors LLC (12)	2,398,875	11.9%
BlackRock, Inc. (13)	1,170,069	5.8%
* Less than 1%

(1)Unless otherwise indicated in the footnotes to the table, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)The address of each director and executive officer is 600 Park Offices Drive Suite 300 #4134, Durham, NC 27713.

(3)Consists of 3,211,308 Company Common Shares and 5,000 shares of Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026. The Company Common Shares are held jointly with Ms. Virginia Woltosz, Dr. Woltosz’s spouse and cofounder of the Company.

(4)Consists of 193,000 Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026.

(5)Consists of 87,140 Company Common Shares and 72,320 Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026.

(6)Consists of 77,817 Company Common Shares and 46,925 Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026.

(7)Consists of 2,100 Company Common Shares and 55,400 Company Common Share underlying Company Options exercisable within 60 days of June 30, 2026.

(8)Consists of 14,589 Company Common Shares and 11,000 Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026.

(9)Consists of 16,547 Company Common Shares and 7,000 Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026.

(10)Consists of 17,173 Company Common Shares and 0 shares of Company Common Shares underlying Company Options exercisable within 60 days of June 30, 2026.

(11)Consists of 2,649,879 Company Common Shares, based upon information contained in a Schedule 13G filed jointly by First Light Asset Management, LLC and Mathew P. Arens with the SEC on February 6, 2026. According to the Schedule 13G, First Light Asset Management, LLC, as investment adviser to certain separately managed accounts and private funds, and Mr. Arens, as the managing member and majority owner of First Light Asset Management, LLC, may each be deemed to beneficially own such shares. The Schedule 13G reports shared voting power and shared dispositive power with respect to all 2,649,879 shares and no sole voting or dispositive power. The reported shares represented approximately 13.1% of the Company's outstanding common shares. The principal business address of First Light Asset Management, LLC and Mr. Arens is 3300 Edinborough Way, Suite 201, Edina, Minnesota 55435.

(12)Consists of 2,398,875 Company Common Shares, based upon information contained in a Schedule 13G filed by Conestoga Capital Advisors, LLC with the SEC on January 10, 2025. According to the Schedule 13G, Conestoga Capital Advisors, LLC reported sole voting power with respect to 2,398,875 shares and sole dispositive power with respect to 2,398,875 shares. The reported shares represented approximately 11.9% of the Company's outstanding common shares. The principal business address of Conestoga Capital Advisors, LLC is 550 East Swedesford Road, Suite 120, Wayne, Pennsylvania 19087.

(13)Consists of 1,170,069 Company Common Shares based upon information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on October 2, 2025. According to the Schedule 13G/A, BlackRock, Inc. reported sole voting power with respect to 1,155,646 shares, sole dispositive power with respect to 1,170,069 shares, and no shared voting or dispositive power. The reported shares represented approximately 5.8% of the Company's outstanding common shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of the Company Common Shares whose Company Common Shares are converted into the right to receive cash pursuant to the Merger. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Company Common Shares. This summary is based on the provisions of the Code, the regulations promulgated by the United States Department of the Treasury thereunder (the "Treasury Regulations"), judicial decisions, administrative rulings and other legal authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than the Code. In addition, it does not address any alternative minimum tax consequences of the Merger, the tax consequences for holders who exercise their appraisal rights, the tax consequences for holders of options, warrants or similar rights to acquire Company Common Shares or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this Proxy Statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only the material U.S. federal income tax consequences to those holders that hold their Company Common Shares as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•Persons who do not hold their shares in the Company as a “capital asset” within the meaning of Section 1221 of the Code;
•banks or financial institutions;
•real estate investment trusts, regulated investment companies, tax-exempt organizations or accounts;
•S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);
•insurance companies;
•mutual funds;
•dealers or brokers in stocks and securities, or currencies;
•traders in securities that elect mark-to-market method of tax accounting with respect to their Company Common Shares;
•holders of Company Common Shares or Company Options that received Company Common Shares through a tax-qualified retirement plan or otherwise as compensation;
•persons that have a functional currency other than the U.S. dollar;
•persons who are subject to the alternative minimum tax;
•holders of Company Common Shares that hold Company Common Shares as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

•except as discussed below under “—Non-U.S. Holders,” persons who actually or constructively own more than 5% of Company Common Shares;
•persons who acquired their Company Common Shares pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments;

•persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or
•certain United States expatriates, United States former citizens, or United States long-term residents.
The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Company Common Shares generally will depend on the status of the partner and the activities of the partnership. Partners in such a partnership holding Company Common Shares should consult their own tax advisors. We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the Merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the Merger may differ from the tax consequences described below. Holders should consult with their own tax advisors as to the tax consequences of the Merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.
U.S. Holders
For purposes of this Proxy Statement, the term “U.S. Holder” means a beneficial owner of Company Common Shares that is:
•A citizen or individual resident of the United States;
•A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•An estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable Treasury Regulations.
For purposes of this Proxy Statement, a beneficial owner of Company Common Shares that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”
In general, a U.S. Holder receiving cash in exchange for Company Common Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Company Common Shares surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the Company Common Shares.
Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Company Common Shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder acquired different blocks of Company Common Shares at different times or at different prices, any gain or loss and the holding period with respect to the Company Common Shares exchanged must be determined separately with respect to each block of Company Common Shares that is exchanged.
A U.S. Holder that is an individual, an estate or an enumerated trust and that has taxable income in excess of certain thresholds (currently $250,000 for married couples filing jointly, $125,000 for married couples filing separately and $200,000 for single filers and heads of household) will generally be subject to an additional 3.8% Medicare tax upon the receipt of cash in exchange for Company Common Shares pursuant to the Merger. The 3.8% Medicare tax is determined in a different manner than the U.S. federal income tax. U.S. Holders should consult with their tax advisors regarding the application of the 3.8% Medicare tax.
Non-U.S. Holders
The receipt of cash by a Non-U.S. Holder in exchange for Company Common Shares pursuant to the Merger generally should not be subject to U.S. federal income tax unless:
•The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed place of business in the United States);
•The Non-U.S. Holder is a nonresident alien individual who satisfies the substantial presence test under Section 7701(b)(3) of the Code, including because such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the exchange of Company Common Shares pursuant to the Merger and certain other conditions are met; or
•The Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Company Common Shares at any time during the five-year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held Company Common Shares.
Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, the Company believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.
Information Reporting and Backup Withholding
Payments of cash to a holder in the Merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders are exempt from information reporting and backup withholding.

Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Company Common Shares are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

FUTURE COMPANY SHAREHOLDER PROPOSALS
If the Merger is completed, the Company will not hold an annual meeting of shareholders. If the Merger is not completed, you will continue to be entitled to attend and participate in the Company's annual meetings of shareholders, and the Company will hold a 2027 annual meeting of shareholders, in which case the Company will provide notice of or otherwise publicly disclose the date on which such 2027 annual meeting will be held. If such meeting is held, shareholder proposals will be eligible for consideration for inclusion in the Proxy Statement and form of proxy for the 2027 annual meeting of Company shareholders in accordance with Rule 14a-8 under the Exchange Act and Company bylaws, as described below. Under Rule 14a-8, a shareholder who intends to present a proposal at our annual meeting in 2027, if held, and who wishes the proposal to be included in our Proxy Statement for that meeting must have submitted the proposal in writing to Simulations Plus, Inc., 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713, Attention: Secretary, on or prior to August 31, 2026. However, if the date of the 2027 annual meeting is changed by more than thirty (30) days from the anniversary of the 2026 annual meeting (which occurred on February 12, 2026), notice must be so delivered a reasonable time before we begin to print and mail our proxy materials. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.
Any shareholder who wishes to bring a proposal or nominate a person for election to the Company Board of Directors at the 2027 annual meeting must provide written notice of the proposal or nomination to the attention of the Company's Secretary no earlier than October 15, 2026 and no later than November 14, 2026; provided, however, that if the date of the 2027 annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after the anniversary of the 2026 annual meeting (which occurred on February 12, 2026), notice must be so received not later than the close of business on the later of (a) the ninetieth day before such annual meeting or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. In no event will an adjournment or postponement of an annual meeting for which notice has been given commence a new time period for giving notice. In addition to satisfying the foregoing requirements under Company bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 14, 2026. Shareholder proposals should be addressed to: Simulations Plus, Inc., 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713, Attention: Secretary.
Shareholders are also advised to review the Company's bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Corporate Governance subsection of the Investor Relations page of the Company's website at https://www.simulations-plus.com. The Company's bylaws are also on file with the SEC and are available through its website at www.sec.gov.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company or the broker, bank or other nominee through which they hold their shares of their desire to receive multiple copies of this Proxy Statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
Two or more shareholders sharing an address can request delivery of a single copy of the Company's annual disclosure documents and this Proxy Statement if they are receiving multiple copies by sending a written request to Simulations Plus, Inc., 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713, Attention: Secretary, or by phone at (919) 379-7000. In the same way, two or more shareholders sharing an address and receiving only a single copy of the Company's annual disclosure documents and this Proxy Statement can request to each receive a separate copy of the disclosure documents. The Company will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION
The Company is subject to the reporting requirements of the Exchange Act. Accordingly, the Company files annual, quarterly and current reports, Proxy Statements and other information with the SEC. The Company’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. The Company also makes available free of charge on the Financials & Filings subsection of its Investor Relations page its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive Proxy Statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. The Company’s internet website address is https://www.simulations-plus.com/ The information located on, hyperlinked or otherwise connected to the Company’s website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings that we make with the SEC.
The SEC allows the Company to “incorporate by reference” the information the Company files with the SEC into this Proxy Statement, which means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except that information that the Company files later with the SEC will automatically update and supersede this information. This Proxy Statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Company SEC Filings (File No. 001-32046)	Period or File Date
Annual Report on Form 10-K	Year ended August 31, 2025, filed on December 1, 2025
Quarterly Report on Form 10-Q	Quarters ended November 30, 2025 and February 28, 2026, filed on January 9, 2026 and April 10, 2026, respectively
Current Reports on Form 8-K	Filed on December 8, 2025, January 8, 2026, February 18, 2026 and June 17, 2026
Proxy Statement on Schedule 14A	Filed on December 29, 2025 and as amended on February 4, 2026
In addition, the Company incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this Proxy Statement until the date of the Special Meeting; provided, however, that The Company is not incorporating by reference any additional documents or information furnished and not filed with the SEC, including any disclosure previously provided under Item 2.02 or 7.01 of Form 8-K.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to the Company at Simulations Plus, Inc. 600 Park Offices Drive, Suite 300 #4134, Durham, NC 27713, or by phone at (919) 379-7000.
In the event of conflicting information in this Proxy Statement in comparison to any document incorporated by reference into this Proxy Statement, or among documents incorporated by reference, the information in the latest filed document controls.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION

CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS
The Company has supplied all of the information in this Proxy Statement relating to the Company. Parent has supplied all of the information relating to Parent and Merger Sub contained in this Proxy Statement. You should rely only on the information contained or incorporated by reference into this Proxy Statement. We can assure the accuracy of only the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents that we incorporate by reference in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [•], 2026. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
Merger Agreement

AGREEMENT AND PLAN OF MERGER
dated as of

June 15, 2026

among
SIMULATIONS PLUS, INC.,

SP EVOLUTION HOLDCO II, LLC
and
SP EVOLUTION BIDCO II, LLC

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of June 15, 2026, among Simulations Plus, Inc., a California corporation (the “Company”), SP Evolution HoldCo II, LLC, a Delaware limited liability company (“Parent”), and SP Evolution BidCo II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H :
WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (d) subject to Section 6.04 and Article 10 hereof, directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (e) resolved, subject to Section 6.04(b) hereof, to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the shareholders of the Company;
WHEREAS, the sole member of Parent and Parent, as the sole member of Merger Sub, have (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of Parent and Merger Sub, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and (c) approved this Agreement, the execution and delivery of this Agreement, the performance of their respective agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein;
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the parties set forth on Exhibit A (the “Guarantors”) has delivered to the Company (a) a limited guarantee (the “Limited Guarantee”), pursuant to which the Guarantors have agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder, subject to the terms and conditions of the Limited Guarantee, and (b) the Equity Commitment Letter (as defined below) pursuant to which the Guarantors have agreed to provide to Parent on the Closing Date the Equity Financing (as defined below), subject to the terms and conditions of the Equity Commitment Letter; and
WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Dr. Walter Woltosz, Parent, and Merger Sub have entered into a voting and support agreement (the “Voting Agreement”) in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

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ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the NDA, provided that such confidentiality agreement need not contain any standstill or otherwise prohibit the making of an Acquisition Proposal.
“Acquisition Proposal” means (other than the Merger) any indication of interest, proposal or offer from any Person or group, other than Parent, Merger Sub or any of their Affiliates, relating to any (i) direct or indirect acquisition, purchase or license (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of the Company’s Subsidiaries) equal to fifteen percent (15%) or more of the consolidated assets of the Company, or to which fifteen percent (15%) or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) fifteen percent (15%) or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, fifteen percent (15%) or more of the consolidated assets of the Company or fifteen percent (15%) or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iii) tender offer or exchange offer or other similar transaction (whether in a single transaction or a series of related transactions) that, if consummated, would result in such Person or group beneficially owning (1) fifteen percent (15%) or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or fifteen percent (15%) or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, or to which fifteen percent (15%) or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) fifteen percent (15%) or more of any class of equity or voting securities of the Company or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or fifteen percent (15%) or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, or (v) any combination of the foregoing.
“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a)(iii).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa, and (ii) other than the Guarantors and their direct or indirect Subsidiaries involved in the transactions contemplated by this Agreement (including Parent and Merger Sub), none of the Affiliates of the Guarantors shall be deemed to be “Affiliates” of Parent and Merger Sub (or, following the Closing, the Surviving Corporation or any of its Subsidiaries). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
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“Agreement” has the meaning set forth in the Preamble.
“AI” or “Artificial Intelligence” means any and all artificial or augmented intelligence, machine learning, deep learning, self-improving, and/or predictive analytics, or any Software, algorithm, hardware, or other tool that makes decisions based on rules or statistics learned from example data (such as prediction, simulation, optimization, natural language processing, and other augmented or artificial intelligence techniques).
“AI Inputs” means any and all of the following that are, in whole or in part, used or relied upon, or licensed, sold, otherwise provided or accessed, by or to the AI, including but not limited to, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description.
“AI Outputs” means any and all services, products, data, writings, works of authorship, graphics, pictures, recordings, electronic or other information, text or numerals, audio or visual content, or materials of any nature or description generated or derived by or on behalf of the Company, from Company AI or AI Inputs, where such outputs are used by the Company and/or licensed, sold, provided to, or otherwise made available or accessible by the Company to any Third Party.
“Alternative Financing” has the meaning set forth in Section 7.05(b).
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery, corruption or money laundering.
“Antitrust Division” has the meaning set forth in Section 8.01(b).
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, act, statute, code, rule, regulation, Order, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Balance Sheet Date” has the meaning set forth in Section 4.10.
“Board of Directors” has the meaning set forth in the Recitals.
“Business Day” means a day, other than Saturday, Sunday or other day on which the SEC or commercial banks in New York, New York are authorized or required by Applicable Law to close.
“California Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Cancelled Shares” has the meaning set forth in Section 2.02(b).
“Capitalization Date” has the meaning set forth in Section 4.05(a).
“CBA” has the meaning set forth in Section 4.20(a).
“Certificated Shares” has the meaning set forth in Section 2.03(a).
“Certificates” has the meaning set forth in Section 2.03(a).
“CGCL” means the General Corporation Law of the State of California.
“Chosen Courts” has the meaning set forth in Section 11.08.
“Closing” has the meaning set forth in Section 2.01(b).
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“Closing Date” has the meaning set forth in Section 2.01(b).
“Code” means the U.S. Internal Revenue Code of 1986.
“Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter.
“Company” has the meaning set forth in the Preamble.
“Company AI” means any and all AI that is used or held for use by the Company, including all AI that is (i) a component of, utilized in, or necessary to enable, any Company Product and/or the Proprietary Software; and (ii) any and all AI used by the Company in connection with the operation of its business and the Company’s provision of its products and services.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date, and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2026.
“Company Cash on Hand” shall mean, as of the Closing, all cash of the Company and its Subsidiaries, excluding any cash that is not freely usable because it is subject to restrictions, limitations, deposits on behalf of any other Person, or any check, money order, draft, wire transfer or similar negotiable instrument that has been issued by the Company or any of its Subsidiaries but that is uncashed or uncleared as of the Closing.
“Company Common Shares” has the meaning set forth in Section 4.05(a).
“Company Contract” means any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or any other obligation; in each case legally binding upon the Company or any of its Subsidiaries.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.
“Company Equity Plan” means the Company’s 2021 Equity Incentive Plan, as amended from time to time.
“Company Financial Statements” has the meaning set forth in Section 4.08.
“Company Intellectual Property” means any and all Intellectual Property, AI, and AI Outputs that are used or held for use by the Company for the conduct of the business as currently conducted, including any and all: (a) Company-Owned Intellectual Property; (b) Company AI; and (c) IP Licenses.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has prevented, materially impaired or materially delayed, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the Company to perform its obligations hereunder or consummate the Merger or the other transactions contemplated hereby, in each case, excluding any Effect arising out of or resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) changes or prospective changes in Applicable Law or the interpretation thereof, (iii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates), (iv) changes or conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (v) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in Iran and the Middle East, and any evolutions or escalations thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, protests, riots, strikes, global health conditions (including any
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epidemic, pandemic or disease outbreak) or fires, floods, earthquakes, weather events or other disasters, or any action taken by any Governmental Authority in response to any of the foregoing, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any shareholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, (vii) any actions requested in writing to be taken (or omitted to be taken) by or on behalf of Parent or Merger Sub, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance, (ix) changes in the price or trading volume of the Company Common Shares or any other securities of the Company on the Nasdaq or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly required, contemplated or permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger or (xi) any Effect arising out of any of the matters disclosed on Section 1.01(a) of the Company Disclosure Schedule, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to other similarly sized and situated companies in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Option” means an option to purchase Company Common Shares granted under the Company Equity Plan.
“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries, including any Registered Intellectual Property, Proprietary Software, and any Company AI.
“Company Plan” means any material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment agreement, bonus, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, equity or equity-based, health or other welfare, disability, post-employment welfare or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Company Service Provider, other than any such plan, policy or agreement that is (i) an offer letter providing for at-will employment with no severance, (ii) statutorily mandated or (iii) implemented, administered or operated by any Governmental Authority.
“Company Preferred Shares” has the meaning set forth in Section 4.05(a).
“Company Product” means all current products and services, including any Software, licensed out, distributed, made available, offered online, offered for sale, or sold by or on behalf of the Company as of the date hereof (including through resellers and other channel partners) and/or from which the Company derived revenue in the past three (3) years.
“Company Recommendation” has the meaning set forth in Section 4.02(b).
“Company Related Parties” has the meaning set forth in Section 10.03(b).
“Company SEC Documents” has the meaning set forth in Section 4.07(a).
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“Company Securities” has the meaning set forth in Section 4.05(b).
“Company Service Provider” means any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, in each case who is retained directly by the Company or its applicable Subsidiary (and not indirectly through any Third Party entity, staffing company or other Person).
“Company Shareholder Approval” has the meaning set forth in Section 4.02(a).
“Company Shareholders Meeting” has the meaning set forth in Section 6.02.
“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).
“Company Technology” means all Software (including Company Products), computer hardware (whether general or special purpose), computing devices, all electronic data processing, record keeping, communications and telecommunications systems, and all networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any of its Subsidiaries in the conduct of its business.
“Company Termination Fee” has the meaning set forth in Section 10.03.
“Compensation Committee” has the meaning set forth in Section 2.05(b).
“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, lessening of competition or restraint of trade.
“Continuing Employee” means each individual whose employment or service relationship with the Company, any of its Subsidiaries, the Surviving Corporation or any of their respective Affiliates, or with any Third Party professional employer organization for the benefit of any of the foregoing, continues as of immediately after the Effective Time.
“Contributor” has the meaning set forth in Section 4.15(g).
“Contributor Agreement” has the meaning set forth in Section 4.15(g).
“D&O Insurance” has the meaning set forth in Section 7.03(d).
“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent or an Affiliate thereof and the applicable Debt Financing Sources party thereto (including all exhibits, annexes, schedules, term sheets and executed fee letters related thereto (which fee letters may contain customary redactions) attached thereto or contemplated thereby), as the same may be amended, supplemented or replaced in compliance with this Agreement or pursuant to Section 7.05 following a Financing Failure Event, pursuant to which the Debt Financing Sources party thereto have agreed, subject only to the applicable conditions set forth therein, to provide or cause to be provided the Debt Financing set forth therein for the purposes of financing (together with the proceeds of the Equity Financing and other sources of funds immediately available to Parent and Merger Sub) the transactions contemplated by this Agreement.
“Debt Financing” means the financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.
“Debt Financing Deliverables” means the following items to be delivered in connection with the Debt Financing: (i) at least five (5) Business Days prior to the Closing Date, draft Payoff Documentation, (ii) prior to or concurrently with the Closing, executed Payoff Documentation and (iii) at least three (3) Business Days prior to the
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Closing Date, documentation and other information reasonably requested at least ten (10) calendar days prior to the Closing Date by the Debt Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230).
“Debt Financing Documents” has the meaning set forth in Section 7.05(b).
“Debt Financing Sources” means the Persons that are party to, provide or arrange all or any part of the Debt Financing and/or any additional or replacement lender, arranger, bookrunner, syndication agent, administrative agent, underwriter, initial purchaser, placement agent, trustee or other entity acting in a similar capacity for the Debt Financing, including the entities party to the Debt Commitment Letter, any Person party to any other commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit agreements or other agreements entered in connection with the Debt Financing and any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective former, current or future officers, directors, employees, agents, advisors, representatives, shareholders, limited partners, managers, members or partners, and the permitted successor and assigns of the foregoing (but excluding, for the avoidance of doubt, Parent and Merger Sub).
“Delaware Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Dissenting Share” has the meaning set forth in Section 2.04.
“Dissenting Shareholder” has the meaning set forth in Section 2.04.
“Divestiture Action” has the meaning set forth in Section 8.01(c).
“DLLCA” means the Delaware Limited Liability Company Act.
“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.
“Effective Time” has the meaning set forth in Section 2.01(c).
“End Date” has the meaning set forth in Section 10.01(b)(i).
“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).
“Enforcement Expenses” means the costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of Section 10.03 or Section 10.04.
“Environmental Laws” means any Applicable Laws that have as their principal purpose the protection of the environment.
“Equity Commitment Letter” has the meaning set forth in Section 5.10.
“Equity Financing” means the equity financing committed pursuant to the Equity Commitment Letter.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to a particular Person, any Affiliate of that Person, including to the extent such Affiliate is described in Code § 414(b), (c), (m) or (o) and corresponding Treasury Regulations or otherwise any Person that is considered a single employer with such Person under Section 414 of the Code.
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“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).
“Excluded Contracts” has the meaning set forth in Section 4.15(c).
“Executive Officers” has the meaning set forth in Section 6.01(m).
“FDA” has the meaning set forth in Section 4.17.
“Financing” means the Debt Financing and the Equity Financing.
“Financing Failure Event” means for any reason, all or any portion of the Debt Financing necessary to fund the Required Funding Amount, when combined with the Equity Financing and/or cash on hand or other sources of funds immediately available to Parent and Merger Sub, becoming unavailable.
“FTC” has the meaning set forth in Section 8.01(b).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, commission, agency or official, including any political subdivision thereof, or the Nasdaq or any self-regulatory organization.
“Guarantors” has the meaning set forth in the Recitals.
“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.
“Healthcare Regulatory Laws” has the meaning set forth in Section 4.17.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In-bound License” has the meaning set forth in Section 4.15(c).
“In-Licensed Software Components” has the meaning set forth in Section 4.15(d).
“Indemnified Person” has the meaning set forth in Section 7.03(a).
“Intellectual Property” means the entire right, title, and interest in and to all proprietary rights of every kind and nature however denominated, including any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) moral rights and copyrights and all works of authorship, whether or not registered or copyrightable; (b) inventions (whether or not patentable), discoveries, trade secrets, business and technical information and know-how, data collections and other confidential and proprietary information and all rights therein; (c) patents and patent applications (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), and all inventions and improvements disclosed therein; (d) Software; (e) trademarks, trade names, service marks, service names, brands, certification marks, trade dress, logos, and other indicia of source or origin, together with the goodwill and activities associated therewith (collectively, “Trademarks”); (f) all domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs (collectively, “Domain Names”); (g) any
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and all registrations, applications, continuations, recordings, licenses, common-law rights, and contractual rights relating to any of the foregoing; and (h) all Proceedings and rights to sue at law or in equity for any past, present, or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“Internal Controls” has the meaning set forth in Section 4.07(d).
“International Plan” means any Company Plan that is not a U.S. Plan.
“Intervening Event” has the meaning set forth in Section 6.04(f).
“IP Licenses” has the meaning set forth in Section 4.15(c).
“IRS” has the meaning set forth in Section 4.19(b).
“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.01(b) of the Company Disclosure Schedule; and (ii) with respect to Parent, the actual knowledge of the individuals set forth on Section 1.01(c) of the Company Disclosure Schedule.
“Lease” has the meaning set forth in Section 4.14(b).
“Legal Restraint” has the meaning set forth in Section 9.01(b).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, easement, encumbrance, exclusive license or other similar adverse claim of any kind in respect of such property or asset.
“Limited Guarantee” has the meaning set forth in the Recitals.
“Malicious Code” has the meaning set forth in Section 4.15(d).
“Material Contract” has the meaning set forth in Section 4.22(a).
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” has the meaning set forth in Section 2.02(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Nasdaq” means the Nasdaq Global Select Market.
“NDA” has the meaning set forth in Section 6.03(b).
“Non-Cooperation Notice” has the meaning set forth in Section 6.07.
“Off-the-Shelf Software” means Software that is (a) generally commercially available and made available or licensed to the Company pursuant to non-negotiated “off-the-shelf,” “shrinkwrap,” or website terms of service that are easily obtainable without material expense; (b) has not been modified or customized for the Company; and (c) has a one-time acquisition cost of less than $30,000 or an annual fee of $30,000 or less.
“Open Source Software” means (a) any Software distributed or licensed as free Software, open source Software, or under similar licensing or distribution models; (b) any Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with
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such Software: (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge; and (c) Software approved by the Open Source Initiative which includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, the Artistic License (e.g., PERL); BSD, MIT, the Mozilla Public License, the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Source License (SISL) and the Apache Software License.
“Order” means any order, writ, injunction, judgment or decree of any Governmental Authority.
“Out-bound License” has the meaning set forth in Section 4.15(c).
“Parent” has the meaning set forth in the Preamble.
“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or consummate the Merger or the other transactions contemplated hereby.
“Parent Related Parties” means Parent, Merger Sub, the Guarantors and any of their respective Affiliates and all of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing.
“Parent Termination Fee” has the meaning set forth in Section 10.04(b).
“Paying Agent” has the meaning set forth in Section 2.03(a).
“Payoff Documentation” means customary payoff letters, Lien terminations (including UCC financing statements and release documents suitable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign intellectual property office, department, or agency) and instruments of discharge, in each case, in form and substance reasonably satisfactory to Parent and its Debt Financing Sources, indicating the amount (the “Payoff Amount”) required for the pay off, discharge and termination in full on the Closing Date of such indebtedness and Liens of the Company and its Subsidiaries which are required to be discharged, terminated and released substantially concurrently with the Closing pursuant to this Agreement to payoff, discharge and terminate in full such indebtedness and, if such indebtedness is secured by any Liens, agreeing to release (or authorize its designee to release) such Liens upon receipt of the Payoff Amount.
“Permit” means each governmental license, permit, franchise, certificate, approval, registration, Order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.
“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records and other encumbrances of record as of the date of this Agreement, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) licenses or sublicenses, covenants not to sue or other grants of Intellectual Property in the ordinary course of business, (h) any purchase money security interests, equipment leases or similar financing arrangements, and (i) with respect to any securities, any restrictions under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities.
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“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.
“Personal Data” means all data that identifies a specific natural person or, when used in combination with other data elements, is capable of identifying a specific natural person, and further including, without limitation, any information that is defined as “personal data,” “personal information,” “nonpublic personal information,” “protected health information,” “individually identifiable health information,” or “personally identifiable information” under any law applicable to the Company or any Subsidiary of the Company, including applicable Privacy Laws.
“Privacy and Data Security Requirements” means all (a) Privacy Laws; (b) the applicable privacy, data protection, and security requirements of contracts by which the Company or any Subsidiary of the Company is bound (including any such contracts that are published privacy policies) (the “Privacy Agreements”); and (c) the terms of any consents, authorizations, waiver of authorization, or other permission pursuant to which Company relies for access, use, disclosure, or has accessed, used, or disclosed, Personal Data (the “Privacy Consents”).
“Privacy Laws” means to the extent applicable, any Applicable Laws governing, regulating or protecting the privacy, security, use, disclosure, maintenance, transmission, processing, or breach of Personal Data (including all rules and guidance promulgated thereunder), including: (a) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all binding rules and regulations promulgated thereunder, (b) the Information Blocking Rules at 45 CFR Part 171, (c) state data breach notification laws, state health information privacy laws, state laws governing the use of electronic communications, (e.g., email, text messaging, telephone, paging and faxing), state laws governing the use of information collected online, state laws requiring privacy disclosures to consumers, state laws vesting individuals with rights in or regarding data about such individuals and the use of such data, and state laws regarding the privacy, safeguarding or security of data, including encryption, (d) the Federal Trade Commission Act, (e) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN SPAM Act), (f) the Telephone Consumer Protection Act (TCPA), (g) the Telecommunications Act of 1996, as amended, (h) the Children’s Online Privacy Protection Act (COPPA), (i) the General Data Protection Regulation (EU) 2016/679, (j) the Personal Information Protection and Electronic Documents Act (PIPEDA), (k) Canada’s Anti-Spam Legislation (CASL), (l) the Illinois Biometric Information Privacy Act, (m) the Payment Card Industry Data Security Standards (PCI DSS), and (n) the Americans with Disabilities Act (ADA) and the Web Content Accessibility Guidelines (WCAG).
“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit, investigation or other legal proceeding commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.
“Prohibited Financing Amendments” has the meaning set forth in Section 7.05(b).
“Proprietary Software” means any and all Software owned or purported to be owned, in whole or in part, by the Company.
“Proxy Statement” has the meaning set forth in Section 8.02(a).
“Reciprocal License” means a “copyleft”, “viral”, or other license to Open Source Software that requires as a condition of its use, modification, or distribution such Open Source Software, or other Software incorporated into, derived from, or distributed with such Open Source Software, be: (A) disclosed or distributed in source code form; (B) licensed to a third party for the purpose of making derivatives; or (C) redistributable by such third party at no charge. Reciprocal Licenses include all versions of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the GNU Affero General Public License, Common Development and Distribution License, and Eclipse Public License.
“Registered Intellectual Property” has the meaning set forth in Section 4.15(b).
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“Regulatory Permits” has the meaning set forth in Section 4.17.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, managers, members, consultants and other advisors and representatives acting on such Person’s behalf.
“Required Funding Amount” has the meaning set forth in Section 5.10.
“Required Regulatory Approvals” means the notices, authorizations, registrations, approvals, Orders, Permits, confirmations and consents from any Governmental Authority that are necessary, proper or advisable in connection with the consummation of transactions contemplated by this Agreement.
“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons (including the Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons); (ii) ordinarily resident in or organized under the laws of a country, region or territory that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine); or (iii) owned directly or indirectly, fifty percent (50%) or more (in the aggregate) or otherwise controlled by any of the foregoing.
“Sanctions” means, collectively, the sanctions and trade embargos imposed, administered or enforced by the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.
“SEC” means the U.S. Securities and Exchange Commission.
“Software” means all computer software, programs, operating systems, databases, and sets of statements or instructions to be used directly or indirectly in a computing device in order to bring about a certain result, in all forms (including object code, interpreted code, and source code).
“Solvent” when used with respect to any Person, means that as of any date of determination (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.
“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or (ii) any entity in which such Person or any of its Subsidiaries is a general partner or managing member of such other Person.
“Superior Proposal” has the meaning set forth in Section 6.04(e).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, alternative or add-on minimum, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll,
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employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat or unclaimed property, and estimated taxes, or other like assessment, duty, impost, fee or charge in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty or addition to tax imposed by any Taxing Authority.
“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules thereto.
“Taxing Authority” means any Governmental Authority responsible for the imposition, collection, assessment, or administration of any Tax.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.
“Top Customer” means the twenty (20) largest customers of Company’s products or services, measured by aggregate dollar sales recognized by Company during the twelve (12) months starting March 1, 2025 and ending February 28, 2026.
“Top Vendor” means the twenty (20) largest suppliers or service providers to the Company, measured by aggregate dollar purchases made by the Company during the twelve (12) months starting March 1, 2025 and ending February 28, 2026.
“Treasury Regulations” means the regulations of the U.S. Treasury Department promulgated under the Code (including any successor regulations).
“Uncertificated Shares” has the meaning set forth in Section 2.03(a).
“U.S. Plan” means any Company Plan that covers Company Service Providers located primarily within the United States.
“Voting Agreement” has the meaning set forth in the Recitals.
“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a party that knows, or would reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.
Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices” with such practices being interpreted hereunder taking into account the circumstances thereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent”
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when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database at least one Business Day prior to the execution of this Agreement, or (ii) uploaded (and accessible to Parent) at least one Business Day prior to the execution of this Agreement in the “Project Evolution” dataroom hosted on Datasite.
ARTICLE 2
The Merger
Section 2.01. The Merger.
At the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the CGCL and the DLLCA, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place through the electronic exchange of the applicable documents and signature pages, using PDFs or electronic signatures, as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
At the Closing, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of the State of California (the “California Certificate of Merger”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) and make all other filings or recordings required by the CGCL and the DLLCA in connection with the Merger. The Merger will become effective upon the later to occur of (i) the California Certificate of Merger is duly filed with the Secretary of State of the State of California, (ii) the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or (iii) such later time as is permissible in accordance with the CGCL and the DLLCA and, as the Parties may mutually agree, as specified in the California Certificate of Merger and Delaware Certificate of Merger (the “Effective Time”).
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From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the CGCL.
Section 2.02. Conversion of Shares. At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Common Shares or any equity interests of Parent or Merger Sub:
Except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time (including each Company Option, subject to Section 2.05) will automatically be converted into the right to receive $18.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Cancelled Shares”) will be canceled and cease to exist, and no payment will be made with respect thereto.
Each membership interest, limited liability company interest or other equity interest of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and, except as otherwise provided in Section 2.02(b), will constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.03. Surrender and Payment.
Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) and Parent shall enter into a paying agent agreement, reasonably acceptable to the Company, with the Paying Agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates,” and such underlying shares, “Certificated Shares”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificated Shares and the Uncertificated Shares; provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration from the Company Cash on Hand as specified in such request. Such cash may be invested by the Paying Agent as directed by Parent; provided (i) that such investments must be in short-term obligations of the United States with maturities of no more than thirty days or guaranteed by the United States and backed by the full faith and credit of the United States or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent or the Paying Agent from making the payments required by this Article 2 and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payments pursuant to Section 2.03(b). The aggregate Merger Consideration as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.03(b), except as expressly provided for in this Agreement (subject to abandoned property escheat or similar Applicable Law).
As promptly as practicable after the Effective Time (but no later than three (3) Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (in each case, which will be in a form reasonably acceptable for the Company and finalized prior to the Effective Time, and which will specify that the delivery will be effected,
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and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange. Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Certificated Share and each Uncertificated Share (less any applicable and permitted withholding). Until so surrendered or transferred, as the case may be, each such Certificated Share or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such Company Common Shares.
If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that:
either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred; and
the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not payable.
At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration provided for by, and in accordance with the procedures set forth in, this Article 2.
Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares twelve (12) months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Shares without any interest thereon, if paid in accordance with this Agreement. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law.
Section 2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Company Common Share that is issued and outstanding immediately prior to the Effective Time and that is or becomes a “dissenting share” within the meaning of Section 1300(b) of the CGCL (such share being a “Dissenting Share,” and the holder of such share being a “Dissenting Shareholder”) shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.02(a), but rather shall be entitled to only such rights as are granted by the CGCL to Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the CGCL. Notwithstanding the provisions of Section 2.02(a), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), or a court of competent jurisdiction shall determine that a Dissenting Shareholder is not entitled to relief provided under the CGCL then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Shares set forth in Section 2.02(a), without interest, and at such times and subject to such terms and conditions as are set forth in this Agreement. The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of the CGCL, and (ii) the opportunity to
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participate in all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Dissenting Shareholder shall be submitted to Parent in advance and shall not be presented to any Dissenting Shareholder prior to the Company receiving Parent’s prior written consent.
Section 2.05. Treatment of Company Options.
Effective as of immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall, automatically and without any action on behalf of the holder thereof, immediately vest and be canceled and converted into the right to receive an amount in cash (without interest) equal to (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Shares subject to such award of Company Options. At the Effective Time, each Company Option that has an exercise price per Company Common Share as of immediately prior to the Effective Time that is greater than or equal to the Merger Consideration, shall, in each case, be automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, canceled for no consideration. The amounts described in this Section 2.05 shall be deemed to have been paid in full satisfaction of any and all rights pertaining to the Company Options.
At or prior to the Effective Time, the compensation committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors, as applicable, shall adopt resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.05. As soon as practicable following the date hereof and in all events prior to, and contingent upon, the Effective Time, the Company shall cause the Company Equity Plan to terminate at or prior to the Effective Time.
All payments due under this Section 2.05 shall be made at or as soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least five (5) Business Days following the Closing Date), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and will be subject to any applicable withholding.
Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the Company’s capital shares shall have changed into a different number or class of shares by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 2.07. Withholding Rights. Notwithstanding anything to the contrary herein, the Company, the Surviving Corporation and any of their Affiliates or agents (including the Paying Agent) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law relating to Taxes. Any amounts so deducted or withheld shall, to the extent paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, Parent or the Paying Agent, the posting by such Person of a bond in a customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.
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ARTICLE 3
The Surviving Corporation
Section 3.01. Certificate of Incorporation. At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.
Section 3.02. Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except with such changes as reasonably required in accordance with Applicable Law) until thereafter amended in accordance with Applicable Law.
Section 3.03. Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law, (a) those persons set forth on Section 3.03 of the Company Disclosure Schedule (or such other Persons as designated by Parent prior to the Closing) shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
Except as disclosed in any Company SEC Document filed by the Company with the SEC since January 1, 2023 and publicly available at least one (1) Business Day prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section or any similarly titled captions, and any other disclosures that are cautionary, predictive or forward-looking in nature) (it being agreed that in no event shall any disclosure in any Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.25 (Finders’ Fees) and Section 4.27 (Takeover Statutes)) or, subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
Section 4.01. Corporate Existence and Power.
The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of California and (ii) has all corporate powers required to own or lease all of its properties and assets and carry on its business as now conducted, except in the case of this clause (ii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.01(b) of the Company Disclosure Schedule sets forth a complete list of each jurisdiction where the Company is duly qualified to do business as a foreign corporation.
The Company has made available to Parent prior to the date hereof true, correct and complete copies of the articles of incorporation and bylaws, or equivalent organizational or governing documents, of the Company and of each of the Company’s Subsidiaries, each as currently in effect as of the date hereof. Neither the Company nor any Subsidiary of the Company is in violation in any material respect of its respective organizational documents.
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Section 4.02. Corporate Authorization.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Shareholder Approval and the filing of the California Certificate of Merger with the Secretary of State of the State of California and the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Company Common Shares to adopt this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s capital shares required by Applicable Law and the Company’s organizational documents in connection with the consummation of the Merger. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity, and any implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”)).
At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (iv) subject to Section 6.04 and Article 10 hereof, directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (v) resolved, subject to Section 6.04(b) hereof, to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the shareholders of the Company (such recommendation, the “Company Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 6.04.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of, the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the California Certificate of Merger with the Secretary of State of the State of California, the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the Nasdaq, (e) as set forth on Section 4.03 of the Company Disclosure Schedule and (f) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) except as set forth on Section 4.04(c) of the Company Disclosure Schedule, require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination, modification, acceleration of any right or obligation, loss of any
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benefit to which the Company or any of their respective Subsidiaries are entitled or cancellation of any Company Contract or any Permit or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05. Capitalization.
The authorized capitalization of the Company consists of 50,000,000 common shares, par value $0.001 per share (the “Company Common Shares”) and 10,000,000 preferred shares, par value $0.001 per share (the “Company Preferred Shares”). As of June 12, 2026 (the “Capitalization Date”), there were outstanding (i) 20,216,438 Company Common Shares, (ii) no Company Preferred Shares, and (iii) 2,406,932 Company Common Shares subject to outstanding Company Options. All outstanding shares of the Company have been, and all shares that may be issued pursuant to the Company Equity Plan will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the Capitalization Date, an aggregate of 3,450,000 Company Common Shares were reserved and 1,043,068 remain available for issuance pursuant to the Company Equity Plan.
Except (x) as set forth in this Section 4.05 or Section 4.05(b) of the Company Disclosure Schedule and (y) for changes since the Capitalization Date resulting from the exercise, vesting, conversion or any settlement of Company Options, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for shares or other voting securities or ownership interests in the Company or (iv) share options, restricted shares, restricted share units, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or voting securities, or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).
Section 4.05(c) of the Company Disclosure Schedule sets forth, with respect to each Company Option that is outstanding as of the Capitalization Date: (i) the name of the holder of such Company Option, (ii) the total number of Company Common Shares that are subject to each Company Option, (iii) the exercise price per share of Company Common Shares purchasable under Company Options, (iv) the grant date and (v) the vesting schedule for such Company Options.
As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.
Except as set forth on Section 4.05(e) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the Company Securities or contractual obligations or agreements to which the Company is a party restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any capital stock of the Company or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries. No dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Shares or other Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise make any distribution or payment to any current or former holder of any Company Common Shares or Company Security.
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Except as set forth in this Section 4.05, none of (i) the shares of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.
Section 4.06. Subsidiaries.
Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to own or lease all of its properties and assets and carry on its business as now conducted, except for any failure to be so formed, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organization as of the date hereof are identified in Exhibit 21.1 of the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2025. The name and jurisdiction of organization of each Subsidiary of the Company is set forth on Section 4.06(a) of the Company Disclosure Schedule.
All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and all of such shares of capital stock, other voting securities, and ownership interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted stock, stock appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).
There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except (i) for the capital shares or other voting securities of or equity or ownership interests in its Subsidiaries, or (ii) as set forth on Section 4.06(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital shares or other voting securities or ownership interests, debt securities, or securities convertible into or exchangeable or exercisable for shares or other voting securities of, any Person. No Subsidiary of the Company owns any Company Common Shares.
Section 4.07. SEC Filings; Internal Control.
The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Law since January 1, 2023 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed
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subsequent to the date hereof will when so filed comply, as to form, in all material respects, with the applicable requirements of the 1933 Act, the 1934 Act, and the Sarbanes-Oxley Act of 2002, as the case may be.
As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. Since January 1, 2023, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, disclosed to the Company’s independent auditors and the audit committee of the Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. As of the date hereof, since the most recent evaluation of the Company’s chief executive officer and chief financial officer prior to the date hereof, neither the audit committee of the Board of Directors nor the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.
As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review or outstanding SEC investigation. The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2023.
The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.
Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.
Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes) and (ii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. The Company Financial Statements comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
Section 4.09. Disclosure Documents. The Proxy Statement will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in
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order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.
Section 4.10. Absence of Certain Changes. Except as set forth on Section 4.10 of the Company Disclosure Schedule, since February 28, 2026 (the “Balance Sheet Date”) through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.
Section 4.11. No Undisclosed Material Liabilities. Except as set forth on Section 4.11 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known or unknown, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Company Financial Statements (or notes thereto); (b) liabilities not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company; (c) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date (none of which is a liability or obligation resulting from breach of Company Contract, tort, infringement or misappropriation); (d) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (e) liabilities or obligations which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the 1933 Act.
Section 4.12. Compliance with Laws; Permits.
Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective assets is under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities to carry on their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.
The Company and each of its Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, employees, consultants and agents (in each case, to the extent acting for or on behalf of the Company or any Subsidiary of the Company), are and for the past five (5) years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries have adopted,
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maintained and adhered to compliance policies and procedures and a system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws.
None of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no director, officer, employee, consultant or agent thereof (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), for the past five (5) years: (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) has violated any Ex-Im Law.
Neither the Company nor any Subsidiary of the Company has been for the past five (5) years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.
Section 4.13. Litigation. Except as set forth on Section 4.13 of the Company Disclosure Schedule, there is, and since January 1, 2023 has been, no (a) Proceeding (other than an investigation not within the Knowledge of the Company) pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no Proceeding (other than an investigation not within the Knowledge of the Company) pending, or, to the Knowledge of the Company, threatened, against the Company that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.
Section 4.14. Properties.
Except as has not had, and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.
Neither the Company nor any of its Subsidiaries owns any real property. Section 4.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date of this Agreement of all material leases, licenses, subleases and occupancy agreements of real property to which the Company or any of its Subsidiaries is a party (each, a “Lease”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease.
Section 4.15. Intellectual Property; Data Privacy.
None of the Company-Owned Intellectual Property, nor the conduct of the business of the Company and its Subsidiaries as currently conducted, including the provision, offering, sale or licensing of Company Products, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of any Person or has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person, and there is no claim or Proceeding (other than an investigation not within the Knowledge of the Company) pending against, or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries alleging any of the foregoing. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating, or has infringed upon, misappropriated, or otherwise violated, any of the Company-Owned Intellectual Property.
Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material registrations and applications for registration for Company-Owned Intellectual Property (the “Registered Intellectual Property”), including the jurisdiction in which such item of Company-Owned Intellectual
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Property has been registered or filed, and the applicable application, registration, or serial or other similar identification number. All Company-Owned Intellectual Property is subsisting, valid, and enforceable, and (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; and (ii) the Company and its Subsidiaries have valid rights to use all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, no application for, or registration with respect to, any Registered Intellectual Property has been abandoned, allowed to lapse, or finally rejected in the past six (6) years. No interference, opposition, reissue, reexamination, or other Proceeding (other than an investigation not within the Knowledge of the Company) of any nature (other than in connection with the prosecution of the Registered Intellectual Property with the applicable Governmental Authority in the ordinary course) is, or has been, pending or threatened in writing in which the scope, validity, or enforceability of any Company-Owned Intellectual Property is being or has been challenged and, to the Knowledge of the Company, there is no basis for a claim that any Company-Owned Intellectual Property is invalid or unenforceable.
Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each contract pursuant to which the Company or any Subsidiary of the Company (i) has received any licenses or other rights in, under, or to any material Intellectual Property that is included in the Company Intellectual Property (each an “In-bound License”); not including, for purposes of disclosure, (A) any Off-the-Shelf Software, or (B) contracts concerning assignment of Intellectual Property entered into on the Company’s or the applicable Subsidiary’s standard form of agreement from, or non-exclusive rights to, employees, service providers, consultants, contractors or vendors for the provision of services to or for the benefit of the Company or any of its Affiliates, in each case entered into in the ordinary course of business, (C) contracts related to non-disclosure and/or confidentiality, in each case entered into in the ordinary course of business, and consistent with the Company’s standard form that has been provided to Parent, (D) non-exclusive licenses of Intellectual Property from customers, resellers and distributors entered into in the ordinary course of business where such license is ancillary or incidental to and not material to the product or service provided, and (E) licenses to Open Source Software (collectively, “Excluded Contracts”); or (ii) has granted licenses in, under, or to any material Company-Owned Intellectual Property (each an “Out-bound License” and together with the In-bound Licenses, the “IP Licenses”); provided that Out-bound Licenses will not include (A) Excluded Contracts or (B) non-exclusive licenses of Company-Owned Intellectual Property to customers, resellers and distributors entered into in the ordinary course of business. The Company Intellectual Property constitutes all the Intellectual Property used in or necessary for the conduct of the business, and shall be available for use by the Company immediately after the Closing Date on identical terms and conditions to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing Date.
Section 4.15(d)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Products. Other than Off-the-Shelf Software integrated into, or used in conjunction with, the Company Products (“In-Licensed Software Components”), Company possesses and maintains a complete and accurate copy of all source code and other documentation and materials necessary or useful to assemble, compile, link, modify, maintain, support and operate the Company Products. Section 4.15(d)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all In-Licensed Software Components. Other than with respect to In-Licensed Software Components, the source code for all Company Products contains accurate and clear annotations and programmers’ comments to enable a programmer of reasonable skill and competence to support, improve, modify, and analyze the Company Products and otherwise has been documented in a professional manner consistent with industry standards. Except as otherwise set forth in Section 4.15(d)(iii) of the Company Disclosure Schedule, each of the Company Products: (i) conform in all material respects with all specifications, representations, warranties and other descriptions established by the Company; (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any virus, trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm Software, hardware or data (collectively, “Malicious Code”); and (iii) has been maintained by the Company and operates in material compliance with its contractual obligations to customers. Except as otherwise set forth in Section 4.15(d)(iv) of the Company Disclosure Schedule, the Company Products have only been distributed by or on behalf of the Company pursuant to a valid and legally enforceable Company Contract with a non-exclusive Out-bound License.
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The consummation of the Merger will not (i) result in the loss or termination of any material In-bound License or Out-bound License, (ii) result in the release of any material source code or other material Company-Owned Intellectual Property or in the granting of any right or licenses to any material Company-Owned Intellectual Property to any Third Party, or (iii) subject the Company or any of its Subsidiaries to any non-compete or other material restriction on the operation or scope of their respective businesses in any In-bound License or Out-bound License.
Neither the Company nor any Subsidiary of the Company is under any obligation to license any material Company-Owned Intellectual Property or, to the Company’s Knowledge, any material In-bound License to any Governmental Authority as a result of any funding received by it or any Subsidiary of the Company from any Governmental Authority.
Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company-Owned Intellectual Property the value of which to their business is contingent upon maintaining the confidentiality thereof. All Persons who have contributed to the invention, programming, enhancement, development, modification or conception of any Company-Owned Intellectual Property or any Company Products (each a “Contributor”) have entered into a valid, written agreement that protects the confidential information and trade secrets of the Company and assigns (by way of a present tense assignment with sufficient consideration) to the Company exclusive ownership of, including all Intellectual Property in and to, such work product, development or conception (each, a “Contributor Agreement”), and the Company has thereby obtained exclusive ownership of all Intellectual Property in such Company-Owned Intellectual Property by operation of law or by valid assignment. To the Knowledge of the Company, no such Contributor is in default of any such agreement and, except as set forth on Section 4.15(g) of the Company Disclosure Schedule, no Contributor has any claim, right, or interest in or to any Company-Owned Intellectual Property.
To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with the terms of the applicable open source licenses for all Open Source Software that is included in any Company Product distributed by Company or any of its Subsidiaries. Except as set forth on Section 4.15(h) of the Company Disclosure Schedule, the Company does not use any Open Source Software or any modification or derivative thereof that would (i) grant or purport to grant any Person any rights to or immunities under any of the Company Products or other Company-Owned Intellectual Property; or (ii) cause any Company Product or other Company-Owned Intellectual Property to be subject to any Reciprocal License.
The Company owns, leases, licenses or otherwise has the legal right to use or have operated on its behalf, all Company Technology, and such Company Technology is sufficient and operates as necessary for the needs of the Company’s business as currently conducted. The Company has purchased a sufficient number of seat licenses for Company Technology for the needs of the Company’s business as currently conducted. The Company maintains commercially reasonable security, back-up, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith in all material respects, and the Company has taken commercially reasonable steps to test such plans and procedures on a periodic basis and such plans and procedures have proven effective. In the last five (5) years, there has not been any material failure, malfunction, or other adverse event with respect to any of the Company Technology that has not been remedied or replaced in all material respects. The Company has taken commercially reasonable actions to protect the security and integrity of the Company Technology and the data and information stored or contained therein or transmitted thereby (including all Personal Data), including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any Malicious Code, and the taking and storing of back-up copies of critical data.
Section 4.15(j)(i) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all Company AI, in each case: (1) describing how the Company AI is utilized by the Company, including identifying any components of the Company AI included in, utilized by, or necessary to enable the Company Products and/or the Proprietary Software; (2) identifying the owners of such Company AI; and (3) including a true and complete list of all In-bound Licenses, other than Excluded Contracts, pursuant to which the
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Company is authorized to use any third-party AI and/or AI Inputs. Section 4.15(j)(ii) of the Company Disclosure Schedule further sets forth a complete and accurate list of any other Company Contracts pursuant to which the Company is authorized to generate any AI Outputs; and any Out-bound Licenses pursuant to which another party is permitted to obtain or access any AI Outputs; in each case, other than Excluded Contracts or non-exclusive licenses of Company-Owned Intellectual Property to customers, resellers and distributors entered into in the ordinary course of business. The contemplated transaction will not adversely affect the Company’s rights in or use of any Company AI or AI Outputs.
The Company owns or possesses all legally requisite rights, licenses, and consents to use the Company AI and AI Inputs, and to generate and/or use the AI Outputs, all as currently used and generated and as reasonably anticipated to be used and generated. There have been no material errors, defects, failures or interruptions in the Company AI or in the performance of its intended purpose. The Company maintains industry standard policies and procedures relating to the ethical or responsible use of AI at and by the Company, including policies, protocols, and procedures for: (i) developing and implementing Company AI in a way that promotes transparency, accountability, and human interpretability; (ii) identifying and mitigating bias in AI Inputs or in the algorithmic model used in any Company Products, including implicit racial, gender, or ideological biases; and (iii) management oversight and approval of employees’ use or implementation of Company AI. There has been no: (1) actual or alleged non-compliance with any such policies, protocols, and procedures; or (2) Proceeding (other than an investigation not within the Knowledge of the Company) alleging that any AI Input used in the development, training, improvement, or testing of any Company Product incorporating AI was falsified, biased, untrustworthy, or manipulated in an unethical or unscientific way; and no report, finding, or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation.
Section 4.16. Privacy Matters.
The Company and each Subsidiary of the Company has maintained and currently maintains data security programs with standards consistent with industry practices with respect to the security, privacy, confidentiality, and processing of Personal Data, and is otherwise in material compliance with all applicable Privacy and Data Security Requirements.
The Company and each Subsidiary of the Company has at all times for the past five (5) years, taken commercially reasonable measures designed to protect Personal Data in its possession or control against security breaches and security incidents resulting in unauthorized access to, or use, acquisition, or modification of, such Personal Data. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has, in the past five (5) years, through the date hereof, suffered any security breach or security incident that has resulted in unauthorized access to, or use, acquisition, disclosure, or modification of, Personal Data in its possession or control. To the Knowledge of the Company, there have been no security breaches or other security incidents with respect to any Company Products, Company Technology, Personal Data, or related data resulting in the loss of, unauthorized disclosure, access to or acquisition of such information or data, and the Company has not received any notices or complaints from any Person concerning the foregoing.
The Company has obtained all Privacy Consents as required under applicable Privacy Laws for all processing of Personal Data by or on behalf of the Company in connection with the use and/or operation of the business. The Company does not distribute marketing communications to any data subject, except in compliance with applicable Privacy Laws. Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, the Company has not supplied or provided access to Personal Data processed by it to a Third Party for remuneration or other consideration. The Company has a valid and legal right (whether contractually, by law, or otherwise) to process all Personal Data for the purpose such Personal Data was collected, used, or disclosed in connection with the Company’s operation of the business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Data resulting from such transactions, will violate any current Privacy Agreements or Privacy Consents as such currently exist or as existed at any time during which any of such Personal Data collected or obtained.
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The Company is and has always been in material compliance with any Privacy Agreements, and Company has delivered to Parent accurate and complete copies of all of the Privacy Agreements. The Privacy Agreements do not require the delivery of any notice to or consent from any Person or prohibit the transfer of Personal Data collected and in the possession or control of the Company in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.
The Company’s use of Company AI and AI Outputs has and does comply with all Applicable Laws and regulations (including Privacy Laws) and is in compliance with commercially recognized industry standards (including any that are required under applicable Privacy Laws). Neither the Company nor any of its Subsidiaries have in the past five (5) years, through the date hereof, been involved in any Proceedings (other than an investigation not within the Knowledge of the Company) alleging any violation of Privacy and Data Security Requirements by the Company or any of its Subsidiaries.
Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Technology owned or controlled by the Company and its Subsidiaries from any unauthorized use, access, interruption, or modification.
Section 4.17. FDA, FTC and Healthcare Laws.
The Company and its Subsidiaries have been in compliance in all material respects with Applicable Laws and regulations administered or issued by the U.S. Food and Drug Administration (the “FDA”), FTC, or any similar Governmental Authorities having jurisdiction over the Company Products, including the Federal Food, Drug, and Cosmetic Act, Federal Trade Commission Act, and implementing regulations (collectively, “Healthcare Regulatory Laws”). The Company and its Subsidiaries hold all material permits, licenses, registrations, and authorizations required by any Governmental Authority administering Healthcare Regulatory Laws for the conduct of their respective businesses as currently conducted (collectively, “Regulatory Permits”), and all such Regulatory Permits are in full force and effect.
The Company has not received any written notice from any Governmental Authority (including any warning letter, untitled letter, or similar notice from any other Governmental Authority) alleging potential non-compliance with, or any violation of, any Healthcare Regulatory Law, or notifying the Company or any of its Subsidiaries of any pending or threatened enforcement action, investigation, or other adverse action.
None of the Company, its Subsidiaries, or any of their officers, employees or, to the Company’s Knowledge, any of their contractors or agents, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any other Governmental Authority to invoke any similar policy.
None of the Company, its Subsidiaries or, to the Company’s Knowledge, any of their officers or employees has been convicted of any crime or engaged in any prohibited conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by FDA under 21 U.S.C. Sections 335(a) or (b); debarment, suspension, or exclusion under any federal healthcare programs; or exclusion by a Governmental Authority under 42 U.S.C. Section 1320a-7. No Proceeding (other than an investigation not within the Knowledge of the Company) seeking any such debarment, exclusion, or disqualification is pending or, to the Company’s Knowledge, threatened.
Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice or other communication from the FDA or any other Governmental Authority (i) challenging, revoking, or threatening to revoke any Regulatory Permit; (ii) requiring material changes to the Company’s Software products, consulting
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services, or business operations to address compliance with any Healthcare Regulatory Law; or (iii) alleging that any data, analysis, or submission provided by or on behalf of the Company to the FDA or any other Governmental Authority in connection with any federal grant, cooperative agreement, or regulatory submission is materially inaccurate or misleading, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.18. Taxes.
Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.
Except as set forth on Section 4.18(a)(ii) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable whether or not reported on a Tax Return.
Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law, or (C) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries).
Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, use of an improper method of accounting, gain recognition agreement, intercompany transaction (within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code), excess loss account (within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code), installment sale, open transaction, the application of Section 965 of the Code (including Section 965(h)), or prepaid amount received or deferred revenue accrued, in each case, with respect to an item received, Tax election made or transaction or agreement entered into in a taxable period ending on or prior to the Closing Date.
There is no Proceeding (other than an investigation not within the Knowledge of the Company) now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.
There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.
Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Sections 355 and 361 (or so much of Section 356 as relates to Sections 355 and 361) of the Code in the two-year period ending on the date of this Agreement.
Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provisions of any Non-U.S. Applicable Law).
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Neither the Company nor any of its Subsidiaries has agreed to or granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, other than any extension of the time to file an original Tax Return obtained in the ordinary course of business that is automatically granted, in each case, that has not since expired or lapsed.
In the prior three (3) years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
Neither the Company nor any of its Subsidiaries has received, requested, or entered into any private letter ruling or closing agreement with a Taxing Authority that affects, or would affect if granted, a material amount of Taxes.
Neither the Company nor any of its Subsidiaries is and has been at any time during the five (5)-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
Section 4.18(j) of the Company Disclosure Schedule sets forth all the distributions made by the Company and its Subsidiaries during the 36-month period preceding the Closing Date. Neither the Company nor any of its Subsidiaries have made, declared, or paid any “non-ordinary course distributions (NOCDs)” (as defined in Treasury Regulations Section 1.7874-10), during the 36-month period preceding the Closing Date.
Section 4.19. Employee Benefit Plans.
Section 4.19(a) of the Company Disclosure Schedule contains an accurate, correct and complete list identifying each material Company Plan. True and complete copies of such Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and to the extent applicable, (i) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (ii) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely), (iii) nondiscrimination testing results for the prior three (3) plan years and (iv) all material current summary plan descriptions have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.
Each Company Plan has been established, maintained and administered in compliance with its terms and Applicable Law, except as has not had, and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Except as has not had, and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits or an investigation not within the Knowledge of the Company) is pending against or, to the Knowledge of the Company, is threatened in writing against, any Company Plan.
Except as set forth in Section 4.19(c) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would, either alone or in conjunction with any other event, (i) other than with respect to the treatment of Company Options in accordance with Section 2.05, entitle any Company Service Provider at or above the vice president or equivalent level to any payment or benefit (including the forgiveness of any indebtedness), or accelerate the time of payment, funding or vesting, or otherwise increase the amount of compensation due or payable or the level of benefits to be provided to any such Company Service Provider under any Company Plan or otherwise or (ii) be reasonably expected to result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries (excluding the impact of any compensation arrangements established, adopted, entered into or modified following the Effective Time).
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There is no Company Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries for Taxes, including pursuant to Sections 409A or 4999 of the Code.
Except as set forth in Section 4.19(e) of the Company Disclosure Schedule, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Plan is and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever sponsored, maintained, contributed to or has been required to contribute to, any Company Plan that is subject to Title IV of ERISA, including any “multiemployer” plan as defined in Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, a multiple employer welfare arrangement as defined in Section 3(40) of ERISA or a plan or arrangement that promises or provides welfare benefits following an employee’s termination of employment or retirement, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.
Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
Section 4.20. Employee and Labor Matters.
Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement or other contract with any labor union or other labor organization (each a “CBA”). No Company Service Providers are represented by any labor union or other labor organization with respect to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, since January 1, 2023, there have been no material labor organizing activities with respect to any Company Service Providers. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, there has been no unfair labor practice charges, labor grievances, employment-related Proceedings (other than an investigation not within the Knowledge of the Company), labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries.
Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices.
Section 4.21. Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws since January 1, 2023 or that is currently pending, and since January 1, 2023 there have been no and there are no pending Proceedings (other than an investigation not within the Knowledge of the Company) or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;
the Company and each of its Subsidiaries have all Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits;
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the operations of the Company and each of its Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable Environmental Laws; and
neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law.
Section 4.22. Material Contracts.
Section 4.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Contract described below in this Section 4.22(a) (other than a Company Plan (including amendments and modifications thereto) filed as exhibits to the Company SEC Documents) to which the Company or any of its Subsidiaries is a party as of the date hereof (each Company Contract of a type described in this Section 4.22(a), a “Material Contract”):
any Company Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) that has been or was required to be filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 or any Company SEC Document filed after the date of such Form 10-K and on or prior to the date of this Agreement;
any Company Contract between the Company and a Top Customer or Top Vendor;
any Company Contract relating to the acquisition or disposition of any material securities or businesses (whether by merger, purchase of stock, purchase of assets or otherwise) (A) entered into since January 1, 2023 or (B) that contains any material outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of Five Hundred Thousand Dollars ($500,000);
any Company Contract under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any real or personal property owned by any other Person, for which the annual rent exceeds One Hundred Thousand Dollars ($100,000);
any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;
any Company Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person or (B) expressly contains any material “most favored nation” provision or exclusive dealing arrangement;
any partnership, joint venture, strategic alliance or other similar Company Contract that is material to the Company and its Subsidiaries, taken as a whole;
any Company Contract relating to outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries in a principal amount in excess of Fifty Thousand Dollars ($50,000) (including any related security or pledge agreements), other than (i) contracts among the Company and its wholly owned Subsidiaries or (ii) a hedging, derivative, swap or similar contract;
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any Company Contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of One Hundred Thousand Dollars ($100,000) or that imposes material ongoing obligations after the date hereof on the Company and its Subsidiaries, taken as a whole;
the IP Licenses, other than Excluded Contracts or non-exclusive licenses of Intellectual Property to customers, resellers and distributors entered into in the ordinary course of business;
any Company Contract that provides for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries, including any Company Contract for hosting, cloud computing, data processing or other information technology services that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted;
any Company Contract that includes (A) a minimum volume commitment (to the extent such minimum volume commitment is material to the business of the Company and its Subsidiaries, taken as a whole), requirements based arrangements, or a “take-or-pay” obligation, in each case, for the benefit of the counterparty to such Contract, or (B) “earn-out” or other material contingent or deferred payment obligation of the Company or any of its Subsidiaries;
any Company Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell any material assets, securities or businesses;
any Company Contract that grants a Person a Lien on all or any material portion of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;
any Company Contract to make or pay for any capital expenditures in excess of One Hundred Thousand Dollars ($100,000); and
any other Company Contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in the foregoing clauses (i) through (xv).
The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof. Each Material Contract is valid, binding and enforceable and in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under such Material Contract, give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or accelerate any payment owed by the Company and its Subsidiaries to a Third Party. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract. As of the date of this Agreement, the Company has not received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract.
Section 4.23. Material Customers and Vendors.
Section 4.23 of the Company Disclosure Schedule sets forth a true, correct and complete list of each Top Customer and Top Vendor.
Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries has been in any material dispute with any Top Customer or Top Vendor and (ii) no Top Customer or Top Vendor has terminated, canceled, or failed
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to renew, or given written notice or, to the Knowledge of the Company, oral notice of its intention to terminate, cancel, or fail to renew, its business relationship with the Company or any of its Subsidiaries, or has suspended, materially reduced or materially amended its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, and in the last three (3) years has not been a party to, any material Proceeding (other than an investigation not within the Knowledge of the Company) with any Top Customer or Top Vendor.
Section 4.24. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sublimits of such policies have not been exhausted or materially diminished and (iii) the Company and its Subsidiaries are not in breach or default (including any such breach or default with respect to the payment of premiums) under any such policy.
Section 4.25. Finders’ Fees. Except for Morgan Stanley & Co. LLC (the “Company Financial Advisor”), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.
Section 4.26. Opinion of Financial Advisor. The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, as of such date, the Merger Consideration to be received by the holders of the Company Common Shares (other than the holders of Cancelled Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Shares.
Section 4.27. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or comparable anti-takeover provision of the Company’s articles of incorporation or bylaws is applicable to this Agreement or the Merger.
Section 4.28. Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, there are no transactions or relationships involving the Company or any of its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.29. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5 or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 5
Representations and Warranties of Parent
Parent represents and warrants to the Company that:
Section 5.01. Organization, Existence and Power. Each of Parent and Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and
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has all limited liability company power required to carry on its business as now conducted, except which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding equity interests of Merger Sub have been validly issued and are owned beneficially and of record by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.
Section 5.02. Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability company powers of each of Parent and Merger Sub and have been duly authorized by all necessary limited liability company action on the part of each of Parent and Merger Sub, and no vote or approval of the equityholders of Parent, other than any vote or approval that has been obtained prior to the execution and delivery of this Agreement, is necessary to authorize the execution, delivery or performance of this Agreement. Parent, as the sole member of Merger Sub, has duly authorized and approved this Agreement, the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).
Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the California Certificate of Merger with the Secretary of State of the State of California, the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or Merger Sub are qualified to do business, (d) compliance with the rules and regulations of the Nasdaq and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation of any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are filed with the SEC, and at the time the Proxy Statement is first mailed to the shareholders of the Company, and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.
Section 5.06. Compliance with Laws. Parent and Merger Sub are, and since January 1, 2025 (or if shorter, since their respective date of formation) have been, in compliance with all Applicable Laws, except for such failure
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to comply or violation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.07. Litigation. As of the date hereof, there is no (a) Proceeding pending against, or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries before any Governmental Authority or (b) Order outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of Parent, threatened, against Parent or Merger Sub that in any manner seeks to prevent, enjoin or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.
Section 5.08. Finders’ Fees. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.09. Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the executed Limited Guarantee. The Limited Guarantee is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and the Guarantors are not in default or breach under the terms and conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantors under the terms and conditions of the Limited Guarantee.
Section 5.10. Financial Capacity. Parent has delivered to the Company true and complete copies of (a) the executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from the Guarantors to provide to Parent (or its Affiliates) on the Closing Date the Equity Financing, which Equity Commitment Letter provides that the Company is an express Third Party beneficiary thereto, and (b) the executed Debt Commitment Letter. None of the Commitment Letters has been amended or modified prior to the execution of this Agreement. The aggregate proceeds of the Debt Financing and the Equity Financing, together with other sources of funds immediately available to Parent and Merger Sub will be sufficient to fund (i) the payment of the aggregate Merger Consideration for the acquisition or conversion of all Company Common Shares pursuant to the Merger (assuming no Dissenting Shares) and all consideration payable at Closing pursuant to this Agreement in respect of Company Options, and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub at Closing in connection with the transactions contemplated by this Agreement (such amount, the “Required Funding Amount”). As of the date of this Agreement, to the Knowledge of Parent, the commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded in any respect prior to the date hereof. As of the date of this Agreement, the Commitment Letters are in full force and effect against Parent (or its Affiliate that is a party to such Commitment Letters, as applicable) and, to the Knowledge of Parent, each other party thereto and represent valid, binding and enforceable obligations of Parent (or its Affiliate that is a party to such Commitment Letters, as applicable) and, to the Knowledge of Parent, each other party thereto (subject to the Enforceability Exceptions). Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article 9, no event has occurred that Parent is aware of that, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent (or its Affiliate that is a party to such Commitment Letters, as applicable), or, to the Knowledge of Parent, any other party thereto under any term of the Commitment Letters that would reasonably be expected to materially impair or adversely affect the Financing and the timely receipt of the proceeds thereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article 9, Parent has no reason to believe that it (or its Affiliate that is a party to such Commitment Letters, as applicable) or any other party thereto will be unable to satisfy on a timely basis any applicable condition set forth in the Debt Commitment Letter. Except as set forth in the Debt Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article 9, Parent has no reason to believe that (i) any of the conditions set forth in the Debt Commitment Letter will not be satisfied or (ii) the Financing will not be made available in full to Parent (or its Affiliate that is a party to
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such Commitment Letters, as applicable) on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of any financing.
Section 5.11. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and all related fees and expenses and any repayment or refinancing of indebtedness of the Company and its Subsidiaries), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby, including the Financing or any alternative financing.
Section 5.12. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement and the Voting Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three (3) years, an “associate” of the Company. For purposes of this Section 5.12, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.
Section 5.13. Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement, the Voting Agreement and the NDA, none of Parent, Merger Sub or any of their respective Affiliates is a party to any contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manager, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Shares; (ii) holder of Company Common Shares has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
Section 5.14. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries or any other Person to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company and its Subsidiaries make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.
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ARTICLE 6
Covenants of the Company
Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as expressly required or contemplated or permitted by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its business organizations and goodwill intact and maintain its existing relationships with key customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) (nor any action not taken in order to comply therewith) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:
(a)amend the articles of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries;
(b)(i) split, combine or reclassify any of its shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, except for dividends or other such distributions by any of its Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities, except as required by the terms of any Company Plan;
(c)issue, grant, pledge, encumber, deliver or sell, or authorize the issuance, grant, pledge, encumbrance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (i) any Company Common Shares upon the vesting, exercise or settlement of Company Options outstanding on the date hereof (or issued or modified after the date hereof with the consent of Parent in accordance with this Section 6.01) in accordance with their terms or (ii) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company;
(d)acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or businesses, other than (i) pursuant to existing contracts or commitments, or (ii) in the ordinary course of business, provided that such acquisitions do not exceed One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;
(e)enter into any new material line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;
(f)(i) sell, lease, license or otherwise transfer any of its material businesses or assets, other than (A) pursuant to existing contracts or commitments, (B) in the ordinary course of business, (C) transfers among the Company and its Subsidiaries or (D) with respect to Intellectual Property, non-exclusive licenses or sublicenses granted in the ordinary course of business, or (ii) encumber or subject to any Lien (other than any Permitted Lien) any material asset of the Company or its Subsidiaries (other than pursuant to contracts in effect prior to the date hereof or entered into after the date hereof in compliance with this Agreement);
(g)abandon or voluntarily permit to lapse any material Company-Owned Intellectual Property or license, escrow or otherwise grant any rights to any material source code of the Company or any of its Subsidiaries, or disclose any material trade secrets owned by the Company or any of its Subsidiaries (except to customers, service providers or other Persons with professional or commercial relationships with the Company or its Subsidiaries in the ordinary course of business subject to confidentiality obligations);
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(h)make or authorize any capital expenditure other than any capital expenditures that when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;
(i)make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans or advances among the Company and any of its Subsidiaries and capital contributions to or investments in its Subsidiaries and (ii) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;
(j)incur any indebtedness for borrowed money (or guarantees thereof) in excess of One Hundred Thousand Dollars ($100,000), other than (i) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, or (ii) letters of credit, performance bonds or surety bonds issued in the ordinary course of business or hedging or similar derivative arrangements entered into in the ordinary course of business;
(k)other than in connection with any shareholders or derivative litigation, which is the subject of Section 8.07, commence or settle any Proceedings that would require a payment by the Company in excess of One Hundred Thousand Dollars ($100,000) in any individual case or Five Hundred Thousand Dollars ($500,000) in the aggregate (in each case net of amounts covered by insurance or indemnification agreements with Third Parties), other than (i) as required by their terms as in effect as of the date hereof, (ii) claims reserved against in the consolidated financial statements of the Company and its Subsidiaries (for amounts not materially in excess of such reserves), or (iii) settlements or compromises that are fully covered by insurance (net of applicable deductibles); provided that, in the case of each of (i), (ii) and (iii), the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such settlement) to be performed, or the admission of material wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;
(l)except in the ordinary course of business or as otherwise expressly permitted by this Section 6.01, (i) amend or modify in any material respect or terminate (other than any termination in accordance with the terms of an existing Material Contract) any Material Contract or (ii) enter into any contract which, if entered into prior to the date of this Agreement, would have been a Material Contract;
(m)other than as required under the terms of any Company Plan as in effect on the date of this Agreement, or as set forth on Section 6.01(m) of the Company Disclosure Schedule, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any “executive officers” of the Company (within the meaning of Rule 3b-7 under the 1934 Act) (collectively, “Executive Officers”) or any employee of the Company; (ii) increase salary, wages or other compensation or benefits payable to any Executive Officer or employee, other than increases in compensation or benefits in the ordinary course of business with respect to employees at the level of Vice President or below (such increases not to exceed three percent (3%) of any such employee’s base compensation); (iii) establish, adopt, terminate or materially amend any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date of this Agreement); (iv) grant or pay any bonus or incentive compensation other than in the ordinary course of business consistent with past practice pursuant to a Company Plan as in effect on the date of this Agreement; (v) terminate any Executive Officer or any employee with annual base compensation equal to or in excess of Two Hundred Thousand Dollars ($200,000), other than for cause; or (vi) hire any Executive Officer or employee with annual base compensation equal to or in excess of Two Hundred Thousand Dollars ($200,000), other than to fill a vacancy resulting from a termination of employment that occurred after the date of this Agreement, on terms substantially comparable to those of the departed employee;
(n)negotiate or enter into any CBA or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representatives for any employees of the Company or any of its Subsidiaries;
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(o)implement or announce any employee termination, plant closing or other action that would trigger notice requirements pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign law;
(p)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or merge or consolidate the Company or any of its Subsidiaries with any other Person (other than transactions solely among the Company’s wholly owned Subsidiaries);
(q)change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;
(r)make, change or revoke any material Tax election, change any Tax accounting period, file any material amendment with respect to a material Tax Return (other than amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company and its Subsidiaries), enter into a tax sharing or tax indemnity agreement, make any material change in any of its methods of Tax accounting or settle or compromise any material Tax claim, notice, audit, investigation, assessment or other proceeding;
(s)terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;
(t)amend, terminate or allow to lapse, any material Permits of the Company in a manner that adversely impacts in any material respect the ability to conduct its business;
(u)engage in any transaction, or enter into any agreement, arrangement or understanding, with any Affiliate of the Company or other Person that would be required to be disclosed pursuant to Item 404 in the Company SEC Documents; or
(v)commit to do any of the foregoing.
Section 6.02. Company Shareholders Meeting. The Company shall (a) as soon as reasonably practicable following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares for purposes of seeking the Company Shareholder Approval (the “Company Shareholders Meeting”), (b) reasonably cooperate with Parent in initiating a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Shareholders Meeting in accordance with the CGCL and applicable requirements of the Nasdaq; provided that the Company may adjourn or postpone the Company Shareholders Meeting to a later date (i) with the consent of Parent or (ii) to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Shareholder Approval (including after commencement of an Acquisition Proposal that is a tender offer or exchange offer), (C) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (D) otherwise where required to comply with Applicable Law; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (x) two (2) months from the originally scheduled date and (y) four (4) Business Days prior to the End Date. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this
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Agreement, and the Company shall (1) include the Company Recommendation in the Proxy Statement, (2) use its reasonable best efforts to obtain the Company Shareholder Approval and (3) otherwise comply in all material respects with all legal requirements applicable to such meeting.
Section 6.03. Access to Information.
(a)From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books, records and personnel of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its reasonable investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to Parent or its Representatives any of their internal documents or materials); provided that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access to, or to disclose any, (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and Privacy and Data Security Requirements) or binding confidentiality obligation owed to a third party entered into prior to the date of this Agreement, (B) (x) communications between the Company and its investment bankers, attorneys, accountants and other advisors regarding the transactions contemplated by this Agreement or (y) subject to Section 6.04, any information relating to the negotiation of this Agreement, the valuation of the Merger or any financial or strategic alternatives thereto, or (C) information protected by attorney-client privilege (for all purposes in this Agreement, as such privilege is conceptualized under Applicable Law in the United States) to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that would not violate any such Applicable Law, binding confidentiality obligation or agreement or jeopardize the protection of the attorney-client privilege. No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.
(b)All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the Confidentiality Agreement dated as of February 26, 2026, between the Company and Altaris, LLC (the “NDA”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.
(c)Without limiting the generality of Section 6.03(a), the Company shall furnish to Parent (i) as promptly as practicable (and in any event within thirty (30) days after the end of each calendar month), any monthly financial information of the Company presented to or prepared by management of the Company, in each case, in the ordinary course of business; and (ii) any quarterly or annual financial statements or comparable information furnished to the Board of Directors (including in connection with any meeting of the Board of Directors) promptly after such financial statements are furnished to the Board of Directors.
Section 6.04. No-Shop; Other Offers.
(a)No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, (x) the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use its reasonable best efforts to cause each of its and their respective other Representatives to immediately cease and cause to be terminated any discussions or negotiations with any Person that would be prohibited by this Section 6.04 and
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will cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives, and (y) the Company shall not, shall cause its Subsidiaries not to and shall instruct and use its reasonable best efforts to cause its and their respective Representatives not to:
(ii) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, participate in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party,
(iii) (A) withhold, withdraw, qualify or modify (in a manner adverse to Parent or Merger Sub) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent or Merger Sub)) the Company Recommendation, (B) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal, (C) fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the 1934 Act within five (5) Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer or fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing following a publicly announced Acquisition Proposal (it being understood that the Company will have no obligation to make such reaffirmation more than one (1) time with respect to any particular Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto), or (E) except as expressly permitted by, and after compliance with, this Section 6.04, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 6.04(b) relating to any Acquisition Proposal) (any of the foregoing in clauses (A) through (E), an “Adverse Recommendation Change”),
(iv)enter into any merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement providing for an Acquisition Proposal, or
(v)resolve or agree to do any of the foregoing; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries to allow such Third Party to make an Acquisition Proposal; provided further, that the Company and any of its Subsidiaries may only take such action if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law. Within two (2) Business Days after the date hereof, the Company shall (1) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (2) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.
(b)Exceptions. Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to receipt of the Company Shareholder Approval:
(i)the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide offer, inquiry,
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proposal or indication of interest with respect to an Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.04 and that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is promptly (and, in any event, within twenty-four (24) hours) provided or made available to Parent or its Representatives; and
(ii)subject to compliance with Section 6.04(d), the Board of Directors may, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law, (A) in response to a bona fide offer, inquiry, proposal or indication of interest with respect to a written Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 6.04 and that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event, make an Adverse Recommendation Change.
In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal; provided that the Company shall not make any voluntary public disclosure regarding any non-public Acquisition Proposal except as otherwise expressly permitted by this Section 6.04 or as required by Applicable Law; provided further that neither the Company nor the Board of Directors (nor any committee thereof) may make an Adverse Recommendation Change unless expressly permitted by this Section 6.04(b), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.
(c)Required Notices. Prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent promptly (and in any event within twenty-four (24) hours) of the receipt by the Company of any Acquisition Proposal or any material amendment or modification to the material terms of any Acquisition Proposal, and such notice shall include, to the extent then known to the Company, the identity of the Person making the Acquisition Proposal, the material terms and conditions thereof and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications related thereto and thereafter the Company shall notify Parent, on a prompt basis (and, in any event, within twenty-four (24) hours), of any material developments, discussions or negotiations with respect to the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto).
(d)Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless
(i) the Company shall have notified Parent, in writing and at least four (4) Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the
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Adverse Recommendation Change, and (A) in the case of a Superior Proposal, attaching a copy of all proposed agreements and other documents and information contemplated by Section 6.04(c) for the Superior Proposal, if applicable, or (B) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event (in each case, which notice shall not constitute an Adverse Recommendation Change),
(ii) during such four (4) Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose,
(iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (or in the case of an Intervening Event, would not obviate the need to effect the Adverse Recommendation Change) and
(iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall instead be equal to the longer of the remainder of the four (4) Business Day period described above or three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) anew with respect to such additional notice, including clauses (i) through (iii) above.
(e)Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “fifty percent (50%)” for all references to “fifteen percent (15%)” in the definition of such term) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s shareholders than the Merger, in each case, taking into consideration the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal, including the financing terms thereof, and any other relevant factors determined by the Board of Directors and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.
(f)Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Shareholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not, and, in each case, does not relate to an Acquisition Proposal or other inquiry, discussion, proposal or request that would reasonably be expected to lead to an Acquisition Proposal; provided that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the Company exceeding any internal or published revenue or earnings forecasts or projections for any period, (B) changes in the market price or trading volume of Company Common Shares; provided that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event, (C) any event, fact, circumstance, development or occurrence consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, or (D) any event, fact, circumstance, development or occurrence that relates solely to Parent or its Affiliates.
Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and
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policies of the Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Shares from the Nasdaq and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.
Section 6.06. Resignations. At or prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of each member of the Board of Directors, in each case, effective as of (and conditioned upon) the Closing.
Section 6.07. Financing Cooperation.
Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 10.01, the Company shall cause the Company’s employees and other Representatives with customary and appropriate seniority and expertise to use their reasonable best efforts to provide such cooperation in connection with the arrangement of the Financing as is reasonably requested by Parent. Such assistance shall include using reasonable best efforts to assist Parent in connection with arranging the Financing, including using reasonable best efforts to do the following, each of which shall be at Parent’s sole cost and expense (other than financial statements and other information that is prepared in the ordinary course of business notwithstanding the assistance contemplated hereby):
(i)deliver to Parent the Debt Financing Deliverables;
(ii)assist in the preparation, negotiation and execution of the Debt Financing Documents, including one or more credit agreements, pledge and security agreements, assignments, guarantees, certificates (including a solvency certificate) and other definitive financing documents as may be reasonably requested by any Parent Related Party (including furnishing all (A) information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates, (B) stock certificates and any other pledged collateral to the extent held by the Company and its Subsidiaries) and (C) any other customary items reasonably requested by a Parent Related Party that are typically required for the Financing and reasonably available to the Company; provided, that the foregoing documentation (or, as applicable, the pledge of such pledged collateral) (other than the customary authorization letters described herein) shall be subject to the occurrence of the Closing and become effective no earlier than the Effective Time;
(iii)make available to Parent, its advisors and its Debt Financing Sources such financial and other pertinent information regarding the Company and each Subsidiary of the Company as may be reasonably requested by Parent, its advisors or its Debt Financing Sources, including (A) the financial statements and other information necessary to satisfy the conditions set forth in Exhibit C of the Debt Commitment Letter, (B) unaudited financial statements of the Company for each fiscal quarter of the Company ended forty-five (45) days prior to the Closing and the audited financial statements of the Company for any fiscal year of the Company ended ninety (90) days prior to the Closing, (C) such information as is necessary to allow Parent, its advisors and its Debt Financing Sources to prepare pro forma financial statements, provided that the Company shall not be required to prepare any pro forma financial statements or pro forma adjustments or provide any information regarding Parent, its Affiliates, the Financing, post-Closing capitalization, ownership, cost savings, synergies or other pro forma adjustments, and (D) customary authorization letters (including customary representations with respect to accuracy of information and material non-public information); and
(iv)assist with the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials in connection with the Debt Financing and cause the Company’s Chief Executive Officer, Chief Financial Officer, and any other employees or representatives with customary and appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies and otherwise assisting in the marketing efforts of Parent and its
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Debt Financing Sources, in each case solely with respect to reasonably requested information regarding the Company and its Subsidiaries;
(v)cooperate with Parent’s legal counsel by providing customary information concerning the Company and its Subsidiaries that is readily available to the Company in connection with the preparation of legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;
(vi)facilitate the taking of customary corporate or other organizational actions that are reasonably necessary to permit the consummation of the Debt Financing or Alternative Financing;
(vii)facilitate the granting of a security interest in (and the perfection thereof) the collateral securing the Debt Financing or Alternative Financing; and
(viii)take other customary and reasonable actions that are reasonably necessary or advisable to permit the consummation of the Debt Financing at the Closing.
provided, that nothing in this Section 6.07 shall require (w) any such action to the extent it would (1) unreasonably and materially interfere with the business or operations of the Company or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not agree to promptly reimburse or indemnify it, as the case may be, under this Agreement or (2) require the Company, or any of its Subsidiaries or their respective Representatives to execute, deliver or enter into any Debt Financing Document (other than the customary authorization letters described herein) prior to the Closing (unless subject to the consummation of the Merger), or for any individual officer to incur any personal liability in connection with the Debt Financing or any Alternative Financing, (x) any of the Board of Directors or the board of directors (or other similar governing body) of any of the Company’s Subsidiaries to adopt resolutions or take any other corporate or organizational action approving or authorizing the Debt Financing Documents, the Debt Financing or any Alternative Financing prior to the Closing, except to the extent subject to, conditioned upon and effective no earlier than the consummation of the Merger, and (y) the Company or any of its Subsidiaries to provide any information to the extent it would (1) violate Applicable Law or the provisions of any Company Contract not entered in contemplation hereof (including any confidentiality agreement or similar agreement or arrangement) to which the Company or any of its Subsidiaries is a party, (2) jeopardize any attorney-client or other legal privilege or (3) violate any applicable confidentiality obligation not entered in contemplation hereof of the Company or any of its Subsidiaries, so long as, in each case, the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to violate such Applicable Law or Company Contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation.
(b)Parent shall use its reasonable best efforts to provide the Company and its financial advisors and its outside counsel a reasonable opportunity to review the relevant portions of drafts of any lender presentations, investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents or materials prepared by or on behalf of Parent or any Debt Financing Source to the extent such portions contain information relating to the Company or any of its Subsidiaries, and Parent shall consider in good faith any comments provided by the Company or its outside counsel with respect thereto. Parent shall remove or correct any information in such materials relating to the Company or any of its Subsidiaries to which the Company reasonably objects on the basis that such information is materially inaccurate, materially misleading, or solely with respect to such documents and materials to be provided to lenders or investors that do not wish to receive material non-public information, constitutes material non-public information that has not been publicly disclosed or otherwise cleansed in a manner reasonably satisfactory to the Company.
(c)Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective Representatives, from and against any and all losses incurred in connection with any information, assistance or activities provided under this Section 6.07, except to the extent arising from (i) any misrepresentation or material inaccuracy of information furnished in writing or failure to state a material fact pertinent to the information provided, in each case by or on behalf of the Company or its Subsidiaries, including financial statements (provided
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that the exception in this clause (i) shall not apply to losses to the extent arising from Parent’s or any Debt Financing Source’s use of information after the Company has reasonably objected to such information pursuant to Section 6.07(b) and Parent has failed to remove or correct such information in accordance with Section 6.07(b)), or (ii) the gross negligence, fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective employees or Representatives, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(d)The Company hereby consents to (i) the use of the financial statements and other information provided under this Section 6.07 in connection with the Financing and (ii) the use of the logos of the Company and each of its Subsidiaries in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.
(e)All Confidential Information (as such term is defined in the NDA) obtained by Parent or its Representatives shall be kept confidential in accordance with the NDA, except that Parent shall be permitted to disclose such information to Parent’s or its Affiliates’ Debt Financing Sources, rating agencies and prospective lenders and investors in connection with the arrangement and/or syndication of the Financing subject to their entering into customary confidentiality undertakings with respect to such Confidential Information.
(f)The Company will be deemed to be in compliance with this Section 6.07 at all times unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of this Section 6.07; (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 6.07); and (iii) the Company fails to take the actions specified in such Non-Cooperation Notice within three (3) business days from receipt of such Non-Cooperation Notice.
ARTICLE 7
Covenants of Parent
Section 7.01. Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent, as sole member of Merger Sub, shall adopt this Agreement.
Section 7.02. Certain Payments. As soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least five (5) Business Days following the Closing Date), Parent shall cause the Surviving Corporation to make the payments set forth on Schedule 7.02 pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, subject to any applicable withholding.
Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a)For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and employees, of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in any such capacity prior to the Effective Time, in each case to the fullest extent permitted by the CGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the
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Surviving Corporation to, advance reasonable fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding.
(b)For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, and employees and advancement of reasonable fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c)From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(d)Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the noncancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing employment practices and fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall:
(i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time,
(ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and
(iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)If Parent, the Surviving Corporation or any of its successors or assigns:
(i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
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(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.
(f)The rights of each Indemnified Person under this Section 7.03 will be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under the CGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 7.04. Employee Matters.
(a) Parent hereby acknowledges and agrees that a “Change in Control” (or similar phrase) within the meaning of the Company Equity Plan and other Company Plans containing change in control provisions will occur as of the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation (or one or more of its Subsidiaries, as applicable) to assume, honor and provide all the Company Plans in accordance with their terms in effect as of the Effective Time, including by paying (i) any amount payable by the Company, the Surviving Corporation or their Subsidiaries at or at any time after the Closing to any current or former manager, employee, officer, director or consultant of the Company or its Subsidiaries pursuant to any plan, program, policy or arrangement (written or oral) adopted prior to the Closing providing for any transaction bonus, compensation or other similar amounts payable in connection with the consummation of the transactions contemplated by this Agreement, and (ii) any Taxes payable by the Company, the Surviving Corporation or their Subsidiaries triggered by any of the payments identified in clause (i) above.
(b)For a period commencing at the Effective Time and ending on the date that is twelve (12) months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent shall cause each Continuing Employee to receive (i) an annual rate of salary and wages that is no less favorable than the annual rate of salary and wages provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) annual cash incentive compensation opportunities (excluding any equity, change in control, retention or similar payments) that are no less favorable in the aggregate than the annual cash incentive compensation opportunities provided to such Continuing Employee prior to the Effective Time, (iii) severance benefits and protections no less favorable than those described in Section 7.04(b) of the Company Disclosure Schedule and (iv) all other compensation and employee benefits (other than, equity-based plan, defined benefit pension plan, severance benefits, change in control, retention, retiree welfare benefit or long-term incentive plans) that are substantially comparable in the aggregate to all other compensation and employee benefits (other than, equity-based plans, defined benefit pension plan, severance benefits, change in control, retention, retiree health or long-term incentive plans) provided to such Continuing Employee as of immediately prior to the Effective Time (including severance eligibility and paid time off).
(c)Parent shall cause the Surviving Corporation and any of its respective Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to (i) use its commercially reasonable efforts to waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate as of or after the Effective Time, to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the Effective Time, and (ii) credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of the Company or any of its Subsidiaries during the plan year that includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of Parent, Merger Sub or any of their respective Subsidiaries (including the Surviving Corporation and its Subsidiaries). In addition, as of the Effective Time, Parent shall cause the Surviving Corporation and any applicable Subsidiary to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for purposes of eligibility, vesting and accrual of paid-time off, but for no other purposes under any compensation and benefit plans, programs,
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policies, agreements and arrangements maintained by Parent, Merger Sub or an applicable Subsidiary (including the Surviving Corporation and its Subsidiaries) in which any Continuing Employee is eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time, provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation.
(d)The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall, or be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates (including the Surviving Corporation and its Subsidiaries); (ii) alter or limit Parent’s, Merger Sub’s or any of their respective Affiliates’ (including the Surviving Corporation’s) ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement; or (iii) confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 7.05. Financing.
(a)Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 10.01, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain and consummate the Financing on or prior to the Closing Date, including, but not limited to, using its reasonable best efforts with respect to the following items: (i) until the funding of the Financing at or prior to the Closing, maintaining in effect the Commitment Letters (subject to replacement in compliance with this Agreement or as required by this Section 7.05 following a Financing Failure Event); (ii) satisfying (or cause to be satisfied) on a timely basis (or, if applicable, obtaining waivers of) all conditions set forth in the Debt Commitment Letter applicable to Parent and Merger Sub that are within their control (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (iii) negotiating, executing and delivering Debt Financing Documents that reflect terms not materially less favorable to Parent, Merger Sub or the Company than the terms contained in the Debt Commitment Letter; (iv) in the event that the conditions set forth in Section 9.01 and Section 9.02 and the Debt Commitment Letter have been satisfied or, upon funding would be satisfied, causing the Debt Financing Sources to fund the amount of the Debt Financing, when combined with any Equity Financing and/or cash on hand or other sources of funds immediately available to Parent and Merger Sub necessary to fund the Required Funding Amount; and (v) enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event (provided that in no event shall any Parent Related Party be required to commence litigation to seek damages or to cause the Debt Financing Sources to consummate the Debt Financing). Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to (A) seek equity financing other than the Equity Financing or (B) pay any fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).
(b)Parent shall give the Company prompt notice of any actual or threatened (in writing) Financing Failure Event of which Parent or its Affiliates becomes aware. Without limiting Parent’s other obligations under this Section 7.05, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to obtain alternative financing (“Alternative Financing”) from the original Debt Financing Sources or alternative Debt Financing Sources (on terms and conditions that are not materially less favorable to Parent, Merger Sub or the Company than those set forth in the Debt Commitment Letter); provided, that the Parent Related Parties shall not be required to (x) pay any fees in excess of those contemplated by the Debt Commitment Letter or (y) agree to economic terms that are materially less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter as in effect on the date hereof, in an amount, when combined with any Equity Financing, any available portion of Debt Financing, and/or cash on hand or other sources of funds immediately available to Parent and the Merger Sub, sufficient to pay the Required Funding Amount, and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Company with a
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true and complete copy of, a new financing commitment letter and related fee letter that provides for such Alternative Financing (with any such Alternative Financing being deemed to constitute “Debt Financing”, the commitment letter and fee letter with respect thereto (which fee letter may contain customary redactions) being deemed to constitute a “Debt Commitment Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Documents”). No Parent Related Party shall, without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute or replace any of the Commitment Letters except for (i) substitutions and replacements pursuant to the immediately preceding sentence and/or (ii) (1) with respect to the Debt Commitment Letter, only if such amendment, modification, supplement, restatement, substitution or replacement does not (A) reduce the aggregate amount of the Debt Financing below the amount, taking into account the Equity Financing and/or cash on hand or other sources of funds immediately available to Parent and the Merger Sub, necessary to fund the Required Funding Amount; or (B) impose new or additional conditions or expands any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing or (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Closing Date materially less likely to occur (the limitations set forth in this clause (1), the “Prohibited Financing Amendments”); provided that, notwithstanding the foregoing, the Parent may amend, modify, supplement, restate, substitute or replace the Debt Commitment Letter (i) in accordance with the “market flex” provisions thereof, and/or (ii) to add lenders, lead arrangers, bookrunners, agents, managers or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement; or (2) with respect to the Equity Commitment Letter, if such amendment, modification, supplement, restatement, substitution or replacement does not impose new or additional conditions or expands any of the conditions to the receipt of the Equity Financing. Upon written request from the Company, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.
ARTICLE 8
Covenants of Parent and the Company
Section 8.01. Regulatory Undertakings.
(a)Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause their Affiliates to take, all actions and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five (5) Business Days prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Regulatory Approvals, as soon as practicable (and in any event, at least five (5) Business Days prior to the End Date).
(b)In furtherance and not in limitation of the foregoing, (x) each of the Company and Parent shall (and Parent shall cause its Affiliates to) make appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), and (y) Parent shall cause its Affiliates to make the filings set forth on Section 8.01(b) of the Company Disclosure Schedule, in each case, as promptly as practicable and in any event within ten (10) Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act) and any other required filings in connection with the Required Regulatory Approvals or otherwise pursuant to other applicable Competition Laws as promptly as practicable after the date hereof, and furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such
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other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall:
(i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Competition Laws as promptly as practicable and
(ii) not extend any waiting period under the HSR Act or under any other applicable Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Subject to the requirements of this Section 8.01, the parties shall coordinate, in good faith, on (i) the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from the FTC, the Antitrust Division and any other Governmental Authority in connection with the transactions contemplated by this Agreement, and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with the FTC, the Antitrust Division or any Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any other inquiry or Proceeding by or before, or any negotiations with, any Governmental Authority relating thereto. Notwithstanding the foregoing, the parties understand and agree that the Parent may take the lead in such Proceedings including engaging outside consultants and experts as needed.
(c)Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective Subsidiaries and Affiliates to, take all actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act or any such other Competition Law or in connection with any Required Regulatory Approval so as to enable the consummation of the transactions hereby to occur as promptly as practicable and in any event no later than the End Date; provided, however, that none of Parent, Merger Sub or any of their Subsidiaries or Affiliates shall be required to (A) agree, propose, negotiate or offer to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (B) terminate, amend or assign any investments or other existing relationships, or any other contractual rights or obligations, (C) terminate any venture or other arrangement, (D) grant any right or commercial or other accommodation to, or enter into any contractual or other commercial relationship with, any Third Party, (E) impose limitations on Parent or any of its Affiliates (including Merger Sub) or the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuate any other change or restructuring of Parent or any of its Affiliates, or the Company or any of its Subsidiaries (clauses (A)–(F), a “Divestiture Action”). Each of the Company and Parent shall, and shall cause its respective Subsidiaries and Affiliates to, use its reasonable best efforts to oppose (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including by using its reasonable best efforts to seek to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority. At the request of Parent, the Company shall agree to any Divestiture Action relating to the Company and its Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger.
(d) Each party shall:
(i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to
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any Governmental Authority with respect to the foregoing and consider in good faith any comments such other party may provide thereto;
(ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and
(iii) furnish the other parties with copies of all filings (other than Item 4(c) and Item 4(d) documents) and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Proceedings under any Competition Law.
(e)Parent shall pay and be responsible for all applicable filing fees under the HSR Act and any other Competition Laws in connection with this Agreement. Each of the Company, on the one hand, and Parent, on the other hand, shall be responsible for the payment of such party’s own legal and consulting fees in connection therewith.
Section 8.02. Certain Filings.
(a)Promptly (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall prepare (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Shareholders Meeting (as amended or supplemented, the “Proxy Statement”).
(b)The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
(c)Parent shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers and (to the extent reasonably available to Parent or its Subsidiaries) such other information concerning Parent or Merger Sub as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or the Nasdaq in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection therewith. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given).
(d)If at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include
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any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company.
Section 8.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company:
(a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and
(b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation and without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.03. Notwithstanding the foregoing, Altaris, LLC and its affiliated investment funds may engage in ordinary course communications consistent with past practice with their current or prospective investors of Altaris, LLC or its affiliated investment funds, in each case, who are subject to customary confidentiality obligations and Applicable Law with respect to such communications.
Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Company Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following:
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(a) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such notices or communications contemplated by Section 8.01, which shall be governed by such Section); and
(b) any Proceedings (other than an investigation not within the Knowledge of the Company) commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.06 shall not constitute a breach of this Section 8.06, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.07. Litigation and Proceedings. The Company shall promptly notify Parent of any action brought by shareholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise). Except as otherwise provided in Section 8.01(d), the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other Proceedings; and provided, further, that, other than Proceedings between or among the parties hereto, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.
Section 8.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors, or other applicable governing body, managers, members or other authorized persons shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
ARTICLE 9
Conditions to the Merger
Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent and the Company) of the following conditions:
(a)the Company Shareholder Approval shall have been obtained in accordance with the CGCL;
(b)no Order issued by any court of competent jurisdiction in any jurisdiction where the Company and its Subsidiaries conduct material operations prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall have taken effect and shall continue to be in effect, and no Applicable Law (whether temporary, preliminary or permanent) shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger and shall continue to be in effect (such Order or Applicable Law, a “Legal Restraint”); and
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(c) any applicable waiting period under the HSR Act relating to the Merger (or extensions thereof) shall have expired or been terminated and any other Required Regulatory Approval set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).
Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent) of the following additional conditions:
(a)
(i) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05 (other than Section 4.05(a), Section 4.05(b) and Section 4.05(c)) (Capitalization), Section 4.06 (Subsidiaries), Section 4.25 (Finders’ Fees) and Section 4.27 (Takeover Statutes) shall be true in all material respects as of the date of this Agreement and as of the Effective Time (other than any such representations and warranties qualified by materiality or Company Material Adverse Effect qualifications, which shall be true in all respects) as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time),
(ii) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(b) and Section 4.05(c) (Capitalization) shall be true in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except, in each case, for any de minimis inaccuracies,
(iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time, and
(iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
provided that for purposes of determining whether the conditions in clauses (i), (iii), and (iv) have been satisfied, any Company Material Adverse Effect arising from any such failure shall be taken into account only to the extent such Company Material Adverse Effect is continuing as of the Closing.
(b)The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.
(d)Parent shall have received a certificate signed by an executive officer of the Company on behalf of the Company to the effect that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.
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Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by the Company) of the following additional conditions:
(a)
(i) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Organization, Existence and Power), Section 5.02 (Authorization), Section 5.04(a) (Non-Contravention), Section 5.08 (Finders’ Fees), Section 5.11 (Solvency) and Section 5.12 (Ownership of Common Shares) shall be true in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representations and warranties qualified by materiality or Parent Material Adverse Effect qualifications, which shall be true in all respects) as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time),
(ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and
(b)Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)The Company shall have received a certificate signed by an officer of Parent on behalf of Parent to the effect that the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.
Section 9.04. Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE 10
Termination
Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):
(a)by mutual written agreement of the Company and Parent.
(b)by either the Company or Parent, if:
(i)the Merger has not been consummated on or prior to 12:01 a.m., New York City time, on February 10, 2027 (the “End Date”); provided, further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; or
(ii)there shall be any Legal Restraint rendering illegal or permanently enjoining the consummation of the Merger and such Legal Restraint shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to a party if such
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Legal Restraint (or such Legal Restraint becoming final and nonappealable) was due to the material breach of such party of any representation, warranty, covenant or agreement of such party set forth in this Agreement; or
(iii)at the Company Shareholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Shareholder Approval shall not have been obtained.
(c)by Parent, if:
(i)prior to receipt of the Company Shareholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 10.01(c)(i) shall expire at 5:00 p.m. (New York time) on the 15th calendar day following the date on which Parent receives notice that such Adverse Recommendation Change has occurred; or
(ii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is thirty (30) days after the Company’s receipt of written notice thereof from Parent (or, if earlier, three (3) Business Days prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted in the failure of any of the conditions set forth in Section 9.03(a) or Section 9.03(b) to be satisfied.
(d)by the Company, if:
(i)prior to receipt of the Company Shareholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance with Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 10.03; or
(ii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is thirty (30) days after its receipt of written notice thereof from the Company (or, if earlier, three (3) Business Days prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted in the failure of any of the conditions set forth in Section 9.02(a) or Section 9.02(b).
(iii)(A) all of the conditions set forth in Section 9.01 and Section 9.02 (other than conditions which are to be satisfied by actions taken at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) have been and continue to be satisfied, (B) the Company has notified Parent in writing that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or, with respect to the conditions set forth in Section 9.02, validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice and other than the conditions set forth in Section 9.01 which may not be waived by any party) and it stands ready, willing and able to consummate the Merger at such time, (C) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating that the Company’s intention is to terminate this Agreement pursuant
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to this Section 10.01(d)(iii) and (D) Parent fails to consummate the Closing at the end of such three (3) Business Day period.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated, and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.
Section 10.02. Effect of Termination.
(a)If this Agreement is terminated pursuant to Section 10.01, subject to Section 10.03 and Section 10.04, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any shareholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 10.03 and Section 10.04, if such termination shall result from Willful and Material Breach by any party or any fraud by any party, such party shall not be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or its fraud. The NDA and the provisions of Section 6.03(b), Section 8.03, this Section 10.02, Section 10.03, Section 10.04 and Article 11 shall survive any termination hereof pursuant to Section 10.01. Notwithstanding anything in this Agreement to the contrary, in no event shall the Parent Related Parties have any monetary liability or obligation under this Agreement (including any monetary liability or obligation pursuant to Section 6.07, Section 7.05, this Section 10.02 (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or fraud and any consequential, special, indirect, punitive or other damages) and Section 10.04) in an aggregate amount greater than the Parent Termination Fee, plus any Enforcement Expenses. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company Related Parties have any monetary liability or obligation under this Agreement (including any monetary liability or obligation pursuant to this Section 10.02 (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or fraud and any consequential, special, indirect, punitive or other damages) and Section 10.03) in an aggregate amount greater than Twenty-Six Million Dollars ($26,000,000.00), plus any Enforcement Expenses.
(b)Notwithstanding anything to the contrary in this Agreement, it is agreed that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 11.13, under no circumstances will the Company or any of its Affiliates be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) payment of any monetary damages.
Section 10.03. Company Termination Fee.
(a)If:
(i)all three of the following conditions occur: (A) this Agreement is terminated pursuant to Section 10.01(b)(i) (End Date), Section 10.01(b)(iii) (Company Shareholder Approval), or Section 10.01(c)(ii) (Company Breach) or this Agreement is terminated under any other provision of Section 10.01, and at such time could have been terminated pursuant to Section 10.01(b)(i) (End Date), Section 10.01(b)(iii) (Company Shareholder Approval), or Section 10.01(c)(ii) (Company Breach), (B) an Acquisition Proposal shall have been publicly disclosed by any Person after the date of this Agreement and not withdrawn prior to such termination (in the case of a termination pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(c)(ii) (Company Breach)) or the later of the Company Shareholders Meeting and any postponement or adjournment thereof (in the case of a termination pursuant to Section 10.01(b)(iii) (Company Shareholder Approval)), and (C) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction included within the definition of an Acquisition Proposal (provided, that all references in the definition of Acquisition Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%)”);
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(ii) this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change); or
(iii) this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal);
then, (1) in the case of Section 10.03(a)(i), within two (2) Business Days after the earlier of the entry into a definitive agreement with respect to any transaction included within the definition of Acquisition Proposal or the consummation of such transaction included within the definition of Acquisition Proposal, (2) in the case of Section 10.03(a)(ii), within two (2) Business Days after termination of this Agreement and (3) in the case of Section 10.03(a)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay or cause to be paid a termination fee of Thirteen Million Dollars ($13,000,000.00) (in each case, such fee, the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent. Notwithstanding anything to the contrary in this Agreement, no Company Termination Fee shall be payable pursuant to Section 10.03(a)(i) in connection with a termination pursuant to Section 10.01(b)(i) (End Date) if, at the time of such termination, any condition set forth in Section 9.01(c) has not been satisfied, unless the failure of such condition to be satisfied was primarily caused by the Company’s breach of its obligations under Section 8.01.
(b)Notwithstanding anything in this Agreement to the contrary, the parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger the Company’s obligation to pay the Company Termination Fee, then, except in the case of fraud or a Willful and Material Breach occurring prior to such termination, upon receipt of such payment by Parent, (i) the payment of such Company Termination Fee in accordance with this Section 10.03, shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and (ii) none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives (collectively, the “Company Related Parties”) shall have any further liability of any kind for any reason arising out of or in connection with the transactions contemplated by this Agreement. In the event that Parent or Merger Sub receives any payments from the Company in respect of a breach of this Agreement and thereafter Parent is entitled to receive the Company Termination Fee under this Section 10.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub. In no event shall Parent be entitled to more than one payment of the full Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable.
(c)Each of the parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(d)Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 10.03(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amounts set forth in this Section 10.03 or any portion thereof, then (i) the Company shall reimburse Parent for Enforcement Expenses and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%); provided, however, that
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in no event shall the Enforcement Expenses payable by the Company exceed Three Million Dollars ($3,000,000.00) in the aggregate.
Section 10.04. Parent Termination Fee.
If this Agreement is terminated by the Company pursuant to and in accordance with Section 10.01(d)(ii) or Section 10.01(d)(iii), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds within two (2) Business Days after such termination.
(b)“Parent Termination Fee” shall mean a cash amount equal to Twenty-Six Million Dollars ($26,000,000.00).
(c)Notwithstanding anything in this Agreement to the contrary, the parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Parent Termination Fee is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger Parent’s obligation to pay the Parent Termination Fee, then, upon receipt of such payment by Company, (i) the payment of such Parent Termination Fee in accordance with this Section 10.04, shall be the sole and exclusive remedy of the Company for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and (ii) none of the Parent Related Parties, any Debt Financing Sources or their respective Representatives shall have any further liability of any kind for any reason arising out of or in connection with the transactions contemplated by this Agreement. In the event that the Company receives any payments from Parent in respect of a breach of this Agreement and thereafter the Company is entitled to receive the Parent Termination Fee under this Section 10.04, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company. In no event shall the Company be entitled to more than one payment of the full Parent Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable.
(d)Each of the parties hereto acknowledges that the Parent Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Parent Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(e)Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner any amount due pursuant to Section 10.04(a), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 10.04 or any portion thereof, then (i) Parent shall reimburse Company for Enforcement Expenses and (ii) Parent shall pay to the Company interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%); provided, however, that in no event shall the Enforcement Expenses payable by Parent and Merger Sub exceed Three Million Dollars ($3,000,000.00) in the aggregate.
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ARTICLE 11
Miscellaneous
Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested, in which case the receiving party shall use commercially reasonable efforts to confirm such receipt) and shall be given, if to Parent or Merger Sub, to:
SP Evolution HoldCo II, LLC
c/o Altaris, LLC
31 West 52nd Street, 17th Floor
New York, NY 10019
Attention: Charles Mullens
Matteo Foderaro
E-mail: charles.mullens@altariscap.com
matteo.foderaro@altariscap.com

with a copy, which shall not constitute notice, to:
Bass, Berry & Sims PLC
21 Platform Way South, Suite 3500
Nashville, TN 37203
Attn:     Ryan Thomas
    Scott W. Bell
    Tyler D. Huseman
Electronic Mail: rthomas@bassberry.com
         sbell@bassberry.com
         tyler.huseman@bassberry.com

if to the Company, to:
Simulations Plus, Inc.
800 Park Offices Drive, Suite 401,
Research Triangle Park, NC 27709
Attention: Mr. Shawn O’Connor, CEO
Email: shawn.oconnor@simulations-plus.com
with a copy, which shall not constitute notice, to:
Procopio, Cory, Hargreaves & Savitch LLP
12544 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Dennis J. Doucette
Email: dennis.doucette@procopio.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 11.02. No Survival of Representations and Warranties, Covenants and Agreements. The representations and warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements
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contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in Section 8.03(a) and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after termination).
Section 11.03. Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the CGCL without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law (except to the extent otherwise provided in Section 10.02).
Section 11.04. Expenses. Whether or not the Merger is consummated, and except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent under this Agreement. In disclosing such information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 11.06. Binding Effect; Benefit; Assignment.
(a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.03 and Section 11.14, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares and Company Options to receive the Merger Consideration following the Effective Time in accordance with the terms and conditions of this Agreement, which shall inure to the benefit of the Persons benefitting therefrom who are intended to be third-party beneficiaries thereof; and (iii) the right of the Company, on behalf of the holders of Company Common Shares and Company Options (each of which are third-party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13 or, if specific
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performance is not sought or granted as a remedy, damages (subject to the limitations in Section 10.02 and Section 10.04), in the event of a breach by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders. The parties further agree that the rights of third-party beneficiaries under clauses (i) and (ii) above shall not arise unless and until the Effective Time occurs.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that with respect to Parent and Merger Sub, this Agreement may be assigned upon or following the Closing for collateral security purposes to any Debt Financing Source. Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.
Section 11.07. Governing Law. This Agreement and any Proceeding arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.
Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 11.01, such service to become effective upon delivery.
Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.
Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no
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party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.11. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto), the documents and other agreements among the parties, or any of them, as contemplated by or referred to herein, including the Voting Agreement, Limited Guarantee and the Commitment Letters, and the NDA constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages (subject to the limitations in Section 10.02, Section 10.03 and Section 10.04), even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages (including any fee payable pursuant to Section 10.03 and Section 10.04) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to an injunction, specific performance or other equitable remedies enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to effect the Closing shall only be available if: (a) all conditions in Section 9.01 and Section 9.02 have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing), (b) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, and (c) the Company has irrevocably confirmed in a written notice that (i) the Company is ready, willing and able to consummate the Closing and (ii) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing) and that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, the Company shall be entitled to seek (but shall not be entitled to receive) both a grant of specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing hereunder and payment of the Parent Termination Fee.
Section 11.14. Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof (each such court, the “Subject Courts”) and each party irrevocably submits itself and its
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property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except (i) as otherwise set forth in the Debt Financing Documents and (ii) with respect to (x) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (y) the determination of the accuracy of any representations and warranties and whether as a result of any inaccuracy thereof the Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 10.01(c)(ii) or decline to consummate the Closing as a result thereof pursuant to Section 9.02(a) and (z) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally, irrevocably and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any of the Company Related Parties or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company Related Parties or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Section 10.04, Section 11.06 and this Section 11.14 (or the definitions of any terms used in Section 10.04, Section 11.06 and/or this Section 11.14) and (ii) to the extent any amendments, supplements, waivers or other modifications to any provision of Section 10.04, Section 11.06 and/or this Section 11.14 (or, solely as they relate to such Section, the definitions of any terms used in Section 10.04, Section 11.06 and/or this Section 11.14) (and any other provisions of this Agreement to the extent an amendment, supplement, waiver or modification thereof would affect the substance of any of the foregoing) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.14 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIMULATIONS PLUS, INC.
By:	/s/Shawn O’Connor
Name: Shawn O’Connor
Title: CEO

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SP EVOLUTION HOLDCO II, LLC
By:	/s/Charles Mullens
Name: Charles Mullens
Title: Authorized Signatory

SP EVOLUTION BIDCO II, LLC
By:	/s/Charles Mullens
Name: Charles Mullens
Title: Authorized Signatory

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Exhibit A
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Exhibit B
Certificate of Incorporation of Surviving Corporation
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Annex B
Opinion of Morgan Stanley

June 15, 2026
Board of Directors Simulations Plus, Inc.
600 Park Offices Drive, Suite 300 #4134
Durham, North Carolina
Members of the Board:
We understand that Simulations Plus, Inc. (“Simulations Plus” or the “Company”), SP Evolution HoldCo II, LLC (“Parent”) and SP Evolution BidCo II, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 15, 2026 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Shares”), other than Company Common Shares that, as of immediately prior to the effective time of the Merger, (i) are held by the Company as a treasury share, (ii) are owned by Parent, Merger Sub or any other subsidiary of Parent (such shares described in clauses (i) and (ii), the “Cancelled Company Shares”), or (iii) are or become a “dissenting share” within the meaning of Section 1300(b) of the General Corporation Law of the State of California (the “Dissenting Company Shares”), will automatically be converted into the right to receive $18.50 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Company Common Shares (other than the holders of Cancelled Company Shares and the holders of Dissenting Company Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of the Company Common Shares.

For purposes of the opinion set forth herein, we have:

1)Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)Reviewed certain financial projections prepared by the management of the Company;
4)Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)Reviewed the reported prices and trading activity for the Company Common Shares;
6)Compared the financial performance of the Company and the prices and trading activity of the Company Common Shares with that of certain other publicly-traded companies comparable with the Company and their securities;
7)Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)Participated in discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;
9)Reviewed the Merger Agreement, the draft equity commitment letter from Altaris Health Partners VI, L.P. and Altaris Health Partners VI-A, L.P. to Parent, substantially in the form of the draft dated June 14, 2026 (the “Equity Commitment Letter”) and the draft commitment letter from certain lenders substantially in the form of the draft dated June 11, 2026 (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) and certain related documents; and
10) Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Merger Agreement and Commitment Letters will not differ in any material respect from the drafts thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any transaction contemplated by the Merger Agreement. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of the Company Common Shares (other than the Owned Company Shares and the Dissenting Company Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have not provided financial advisory or financing services for the Company, Parent, Altaris, LLC (“Altaris”) (which we understand is the ultimate controlling equity owner of Parent) or certain majority controlled affiliates of Altaris (collectively, the “Altaris Related Entities”) and have not received fees in connection with such services. As of the date hereof, so far as we are aware, we hold an aggregate interest of between 3% and 4% of the Company Common Shares, which interests are held in connection with our and/or our affiliates’ investment management business, wealth management business, including client discretionary accounts, or ordinary course trading activities, including hedging activities. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, Parent, the

Altaris Related Entities and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Parent, the Altaris Related Entities and their respective affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed, and may commit in the future, to invest in private equity funds managed by Altaris and its affiliates or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in private equity funds managed by Altaris and its affiliates.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at any shareholders’ meeting to be held in connection with this transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of the Company Common Shares (other than the holders of Cancelled Company Shares and the holders of Dissenting Company Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of Company Common Shares.

Very truly yours,
MORGAN STANLEY & CO. LLC
By: /s/ Benjamin M Rockwell
Benjamin M. Rockwell Managing Director
Docusign Envelope

Annex C
CERTAIN PROVISIONS OF CHAPTER 13 OF THE
CALIFORNIA GENERAL CORPORATION LAW
§ 1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:
(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement and Merger Agreement are available at www.proxyvote.com.

T01965-TBD

Simulations Plus, Inc.
Special Meeting of Shareholders
[•] 2:00 p.m. Pacific Standard Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Shawn O'Connor and William W. Frederick, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of Simulations Plus, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 2:00 p.m. Pacific Standard Time, on [•], virtually at www.virtualshareholdermeeting.com/SLP2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE